Exhibit 10.31

EXECUTION VERSION

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and the registrant customarily and actually treats as private and confidential.

RESEARCH COLLABORATION AND LICENSE AGREEMENT

This Research Collaboration and License Agreement (this “Agreement”), is made and entered into as of January 7, 2022 (the “Effective Date”), by and between Bristol-Myers Squibb Company, a Delaware corporation having a place of business at 430 E. 29th Street, 14th Floor, New York, New York, 10016 (“BMS”), and Century Therapeutics, Inc., a Delaware corporation having a place of business at 3675 Market Street, Philadelphia, PA 19104 (“Century”).  BMS and Century are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Century has proprietary technologies for the development of allogeneic cell therapies for treatment of human diseases;

WHEREAS, BMS is a biopharmaceutical company engaged in the research, development, manufacture and commercialization of human therapeutic products;

WHEREAS, BMS and Century desire to enter into a research collaboration to use Century’s proprietary technologies to generate Development Candidates (as defined below), upon the terms and conditions set forth herein;

WHEREAS, BMS desires to obtain options to take exclusive licenses under certain of Century’s intellectual property for the further research, development and commercialization of Licensed Development Candidates and Products (each as defined below), and Century desires to grant such a license, upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1.

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, have the respective meanings set forth below.

1.1“AAA” has the meaning set forth in Section 13.5.2(b).

1.2“Acquirer” has the meaning set forth in Section 8.7.4.

1.3“Acquirer Program” has the meaning set forth in Section 5.7.4.

1.4“Acquisition Transaction” has the meaning set forth in Section 5.7.3.

1.5“Additional Collaboration Program” has the meaning set forth in Section 3.5.

1.6“Additional Collaboration Program Effective Date” means the date on which an Additional Collaboration Target is designated pursuant to Section 3.5.

1.7“Additional Collaboration Target” means each Target that is selected by BMS as a Collaboration Target pursuant to Section 3.5 (the first Target so selected, the “First Additional Collaboration Target” and the second Target so selected, the “Second Additional Collaboration Target”).  For clarity, Additional Collaboration Targets exclude the Initial Collaboration Targets.

1.8“Additional Collaboration Target Fee” has the meaning set forth in Section 7.2.

1.9“Additional Research Plan” has the meaning set forth in Section 4.1.1.

1.10“Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party, and regardless of whether such Affiliate is or becomes an Affiliate on or after the Effective Date.  For the purpose of this definition, “control” means direct or indirect ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the voting equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other similar arrangement whereby a Person controls or has the right to control the board of directors or equivalent governing body of another Person or has the ability to cause the direction of the management or policies of such other Person.

1.11“Agreement” has the meaning set forth in the preamble of this Agreement.

1.12“Alliance Manager” has the meaning set forth in Section 2.4.4.

1.13“AML Program” means the Collaboration Program for acute myeloid leukemia directed to the AML Target.

1.14“AML Target” [***].

1.15“Approval” means, with respect to a country or other jurisdiction in the Territory, the approvals (including Marketing Authorization Applications, supplements, amendments, variations, pre- and post-approvals, and pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority necessary to commercialize a Product in such country or other jurisdiction, including, where applicable, (a) pricing or reimbursement approval in such country or other jurisdiction, (b) pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), and (c) approval of product labeling.

1.16“Audit Team” has the meaning set forth in Section 7.10.1.

1.17“Bankrupt Party” has the meaning set forth in Section 5.8.1.

1.18“Bayer” means Bayer HealthCare LLC, a Delaware limited liability company.

1.19“Bayer Agreement” means that certain Amended and Restated Option Agreement, dated as of February 25, 2021, by and between Century and Bayer.

1.20“Binder” means any molecule, compound, or biological material, including any antibody or other targeting moiety, or any fragment, derivative or variant of any of the foregoing (including the corresponding expression construct, nucleic acid, peptide, or cell line), in each case that is capable of binding to a Collaboration Target.

1.21“Biosimilar Product” means, on a country-by-country basis, a biologic product (a) whose licensing, approval or marketing authorization relies in whole or in part on (i) a prior Approval granted to any Product or (ii) any data generated in support of a prior Approval granted to any Product or (b) that is determined by the applicable Regulatory Authority in or for a country to be biosimilar to or interchangeable with a Product, including as set forth at 42 USC §262(k)(4) in the United States or other equivalent Law.

1.22“BLA” means a Biologics License Application (as defined by the FDA) or its foreign equivalent (or any successor application having substantially the same function), e.g., MAAs.

1.23“BMS” has the meaning set forth in the preamble of this Agreement.

1.24“BMS Background Know-How” means all Know-How Controlled by BMS or any of its Affiliates that is or was discovered, developed, made, generated or invented outside of the performance of the Collaboration Programs.

1.25“BMS Background Patents” means each Patent Controlled by BMS or any of its Affiliates that claims inventions first conceived outside of the performance of the Collaboration Programs.

1.26“BMS Indemnitees” has the meaning set forth in Section 12.2.

1.27“Breaching Party” has the meaning set forth in Section 11.3.1.

1.28“Business Day” means any day other than (a) a Saturday, (b) a Sunday or (c) any day on which banks in the State of New York are permitted or required to close by Law.

1.29“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, however, that the first Calendar Quarter of the Term shall begin on the Effective Date and end on the last day of the then-current Calendar Quarter and the last Calendar Quarter of the Term shall begin on the first day of such Calendar Quarter and end on the last day of the Term.

1.30“Calendar Year” means a successive period of twelve (12) calendar months commencing on January 1 and ending on December 31; provided, however, that the first Calendar Year of the Term shall begin on the Effective Date and end on December 31 of the then-current Calendar Year and the last Calendar Year of the Term shall begin on the first day of such Calendar Year and end on the last day of the Term.

1.31“Cell Bank” means, with respect to a Collaboration Program, the various master, working and other cell banks that comprise a Development Candidate developed by or on behalf of Century in connection with such Collaboration Program.

1.32“Century” has the meaning set forth in the preamble of this Agreement.

1.33“Century Collaboration IP Agreement” has the meaning set forth in Section 9.8.2.

1.34“Century General Collaboration Know-How” means all Collaboration Know-How discovered, developed, made, generated or invented solely by Century, other than Collaboration Know-How related to Century Platform Technology, that is (a) not specific to one (1) or more Licensed Development Candidates, Products or Collaboration Targets and (b) necessary or reasonably useful for the conduct of a Collaboration Program or the Exploitation of Development Candidates, Licensed Development Candidates or Products in the Field.

1.35“Century General Collaboration IP” means the Century General Collaboration Know-How and Century General Collaboration Patents.

1.36“Century General Collaboration Patent” means each Collaboration Patent that claims Century General Collaboration Know-How.

1.37“Century Indemnitees” has the meaning set forth in Section 12.1.

1.38“Century Know-How” means all Know-How that is Controlled by Century or any of its Affiliates during the Term and that is necessary or reasonably useful for the conduct of a Collaboration Program or the Exploitation of Development Candidates, Licensed Development Candidates or Products in the Field, including Century and its Affiliates’ right, title and interest in any Collaboration Know-How.

1.39“Century Other Collaboration Agreement” has the meaning set forth in Section 9.8.4.

1.40“Century Patent” means each Patent that is Controlled by Century or any of its Affiliates during the Term and that (a) claims a Collaboration Target, Development Candidate, Licensed Development Candidate or Product or the Exploitation of any of the foregoing (including in each case its composition, formulation, combination, product by process, or method of use, manufacture, preparation or administration), or (b) otherwise claims inventions that are necessary or reasonably useful for the conduct of a Collaboration Program or the Exploitation of Development Candidates, Licensed Development Candidates or Products in the Field, including Century and its Affiliates’ right, title and interest in any Century General Collaboration Patent and Patents claiming Century Platform Technology Collaboration IP.

1.41“Century Platform Agreement” has the meaning set forth in Section 9.8.1.

1.42“Century Platform Patent” means any Century Patent that claims solely the Century Platform Technology.

1.43“Century Platform Technology” means the proprietary platform technology of Century that comprises iPSC derived hematopoietic progenitor cells having the Allo-EvasionTM and other genetic edits described on Schedule 1.43, and the method for producing such cells, as more particularly described on Schedule 1.43. For clarity and for purposes of this Agreement, any additional genetic edits beyond those listed in Schedule 1.43, the Century General Collaboration

IP and the Century Platform Technology Collaboration IP shall not be considered Century Platform Technology.

1.44“Century Platform Technology Collaboration IP” means any Collaboration IP to the extent that it solely constitutes an improvement to the Century Platform Technology, but expressly excluding any Collaboration IP that is specific to a particular Collaboration Target, Licensed Development Candidate or Product, or the Exploitation of any of the foregoing (including in each case thereof the composition, formulation, combination, product by process, or method of use, manufacture, preparation or administration).

1.45“Century-Provided Candidate(s)” has the meaning set forth in Section 1.134.

1.46“Century Third Party Agreements” means (a) the Existing License Agreements and (b) the Century Platform Agreements.

1.47“Century Work Plan” means, with respect to a Collaboration Program, the written plan that includes, at a minimum, the information and activities set forth on Schedule 1.47, and sets forth in reasonable detail the specific IND-Enabling Studies and other work to be conducted by Century with respect to each Licensed Development Candidate for such Collaboration Program to support the filing of an IND with the FDA sufficient to achieve IND Acceptance to conduct human clinical trials for such Licensed Development Candidate in the Indications proposed by BMS (or its designee) in the United States, including a budget therefor, as each may be amended from time to time in accordance with this Agreement.

1.48“Change of Control” means, with respect to a Party, any of the following, in a single transaction or a series of related transactions: (a) the sale or disposition of all or substantially all of the assets of such Party to a Third Party, (b) the direct or indirect acquisition by a Third Party of beneficial ownership of fifty percent (50%) or more of the then-outstanding common shares or voting power of such Party or any direct or indirect entity which holds, directly or indirectly, beneficial ownership of fifty percent (50%) or more of the then-outstanding common shares or voting power of such Party (a “Parent Entity”), or (c) the merger or consolidation of such Party or any Parent Entity with or into a Third Party, unless, following such merger or consolidation, the stockholders of such Party or Parent Entity, as applicable, immediately prior to such merger or consolidation beneficially own directly or indirectly more than fifty percent (50%) of the then-outstanding common shares or voting power of the entity resulting from such merger or consolidation.

1.49“Claims” means any and all suits, claims, actions, proceedings or demands brought by a Third Party.

1.50“Clinical Trial” means a human clinical trial of a Product, including a Phase 1 Trial, Phase 2 Trial or Phase 3 Trial.

1.51“Co-Promotion Agreement” has the meaning set forth in Section 6.3.2.

1.52“Co-Promote Option” has the meaning set forth in Section 6.3.1.

1.53“Co-Promote Opt-in Deadline” has the meaning set forth in Section 6.3.1.

1.54“Co-Promotion Option Notice” has the meaning set forth in Section 6.3.1.

1.55“Co-Promotion Product” means, in the case that Century exercises its Co-Promote Option with respect to the AML Program, Products directed to the AML Target, and in the case that Century exercises its Co-Promote Option with respect to the Collaboration Program for the Second Additional Collaboration Target, Products directed to the Second Additional Collaboration Target.

1.56“Collaboration IP” means the Collaboration Know-How and Collaboration Patents.

1.57“Collaboration Know-How” means any and all Know-How that is discovered, developed, made, generated or invented by or on behalf of either Party or any of their Affiliates or both Parties or any of their Affiliates in the performance of any Collaboration Program during the Research Term.

1.58“Collaboration Patents” means any and all Patents that claim Collaboration Know-How.

1.59“Collaboration Program” has the meaning set forth in Section 4.1.1.

1.60“Collaboration Target” means (a) each Initial Collaboration Target, including Derivatives thereof, (b) each Additional Collaboration Target, including Derivatives thereof and (c) if the JSC agrees in writing to substitute any then-existing Collaboration Target with a Substitute Target as set forth in Section 3.6, such Substitute Target, including Derivatives of such Substitute Target.  For the avoidance of doubt, each Collaboration Target consisting of two or more Targets shall be treated collectively as one Collaboration Target for purposes of determining whether the limit on the number of Collaboration Targets in Section 3.1 and Section 3.6 has been reached.

1.61“Collaboration Target Agreement” has the meaning set forth in Section 9.8.2.

1.62“Collaboration Target Exclusivity Period” has the meaning set forth in Section 5.7.2.

1.63“Combination Product” means (a) a product that contains at least one Licensed Development Candidate and at least one additional therapeutically active ingredient that is not a Licensed Development Candidate; or (b) a product consisting of one or more separate drugs, devices, tests, kits or biological products and sold together with a Product in a single package or as a unit at a single price.

1.64“Commercially Reasonable Efforts” means, [***].

1.65“Committee” has the meaning set forth in Section 2.2.1.

1.66“Confidential Information” has the meaning set forth in Section 8.1.

1.67“Controlled” means with respect to any Know-How, Patent, Material or other tangible or intangible intellectual property, the possession of (whether by ownership or license,

other than licenses granted pursuant to this Agreement) or the ability of a Party (or any of its Affiliates) to grant to the other Party access to, ownership of, or a license or sublicense under, such Know-How, Patent, Material or other intellectual property, in each case as provided under this Agreement and without violating the terms of any agreement or other arrangement with any Third Party at the time such Party would be required hereunder to grant the other Party such access, ownership, license or sublicense.

1.68“Covers” means, with respect to a Patent and a Licensed Development Candidate contained in a given Product, that the making, use, sale, offer for sale or importation of such Licensed Development Candidate would infringe a Valid Claim of such Patent that claims the composition of matter of the Licensed Development Candidate in the country of sale, but for the ownership of such Patent or licenses granted in this Agreement.

1.69“Damages” means all damages, losses, liabilities, penalties, fines and costs (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees) payable to a Third Party as a result of a Claim; provided, however, that, notwithstanding the foregoing, Damages include, if any, the reasonable legal expenses, costs of litigation and reasonable attorney’s fees incurred by a Party as a result of a Claim.

1.70“Data Package” means, with respect to a given Collaboration Program, a data package that includes each of the following: (a) a detailed analysis of the data related to the applicable Collaboration Target and all Development Candidates (whether or not meeting the Development Candidate Criteria) directed to such Collaboration Target, (b) all data generated with respect to such Collaboration Target and Development Candidates, (c) such other information as may be required to be included in the Data Package as set forth in the applicable Research Plan, including, in all cases, the details of the Cell Bank and the Development Candidates directed to such Collaboration Target, (d) a list of any exceptions to any of Century’s representations or warranties set forth in Section 10.4 that Century would need to include if BMS exercises its License Opt-In with respect to such Collaboration Program (“Updated Disclosure Schedule”), (e) a list of Century Patents with respect to such Development Candidates, (f) a list of all license agreements under which a sublicense would be granted to BMS upon exercise of the License Opt-In, (g) a list of any funding provided by any governmental entity or non-profit entity used in the development of such Development Candidates, and (h) such other information regarding such Collaboration Target or Development Candidates necessary or reasonably useful in determining whether the Development Candidate Criteria has been met as BMS may reasonably request and that is in Century’s (or its Affiliate’s) possession or control.

1.71“Derivative” means, with respect to a Target, all fragments, complexes, variants or post-translationally modified and mutated forms of such Target.

1.72“Determination Criteria” has the meaning set forth in Section 11.6.

1.73“Designation Term” means the period beginning on the Effective Date and expiring on [***].

1.74“Development Candidate” means, with respect to a Collaboration Program, any and all Engineered iPSC Derived T-Cells or Engineered iPSC Derived NK-Cells Directed to the

applicable Collaboration Target that are generated by or on behalf of Century or its Affiliates during the Research Term.

1.75“Development Candidate Criteria” has the meaning set forth in Section 4.6.1.

1.76“Development Cessation Date” means, with respect to a Collaboration Target, the date as of which BMS and its Affiliates have permanently ceased development of all Development Candidates, Licensed Development Candidates and Products Directed to such Collaboration Target, including any and all activities related to generation, characterization, optimization, construction, expression, use and production, testing and qualification, IND-enabling studies, biodistribution and transduction studies and tissue distribution across species, translational studies, toxicology and tolerability studies, additional pharmacology (efficacy) studies, statistical analysis and report writing, Clinical Trials, post-marketing studies  and all other activities necessary to conduct IND-enabling studies or seek, obtain, maintain or expand Approval (including for additional indications or patient populations) for a Product Directed to such Collaboration Target.

1.77“Directed to” means, with respect to a Reserved Target or Collaboration Target and any compound, product or agent, [***].

1.78“Dispute” has the meaning set forth in Section 13.5.1.

1.79“Distracting Product” has the meaning set forth in Section 5.7.3.

1.80“Documented Lineage” means, with respect to each Development Candidate, that traceability back to the donor cell line for such Development Candidate is fully documented by Century in writing in accordance with its record retention policy and, as applicable, GMP, GLP, GCP and all Law, and demonstrates that such Development Candidate was fully derived from biological materials Controlled by Century.

1.81“Dollar” “dollar” or “$” means the legal tender of the United States.

1.82“Economic Adjustment” has the meaning set forth in Schedule 11.6.

1.83“Effective Date” has the meaning set forth in the preamble of this Agreement.

1.84“EMA” means the European Medicines Agency, or any successor thereof performing substantially the same functions.

1.85“Engineered iPSC Derived NK-Cell” means an engineered NK-cell that is derived from an induced pluripotent stem cell (“iPSC”).

1.86“Engineered iPSC Derived T-Cell” means an engineered T-cell that is derived from an iPSC.

1.87“Entity” means a partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization.

1.88“EU” means the European Union, as its membership may be altered from time to time, and any successor thereto.

1.89“Excluded Claim” has the meaning set forth in Section 13.5.2(h).

1.90“Excluded Target” has the meaning set forth in Section 3.3.

1.91“Exclusions Lists” has the meaning set forth in Section 1.208.

1.92“Existing License Agreements” means any agreements to which Century or its Affiliate is a party as of the Effective Date under which BMS is or may be granted a sublicense or other rights hereunder.

1.93“Exploit” or “Exploitation” means to make, have made, import, export, use, have used, sell, have sold, or offer for sale, including to research, develop, commercialize, register, modify, enhance, improve, manufacture, have manufactured, hold, or keep (whether for disposal or otherwise), or otherwise dispose of.

1.94“Ex-US Product Specific Patent” means, with respect to a Collaboration Program, each Product Specific Collaboration Patent that claims a Licensed Development Candidate or a Product from such Collaboration Program or any invention that relates specifically to a Licensed Development Candidate or a Product from such Collaboration Program (including inventions that relate specifically to a composition, formulation, combination, product by process, or method of use, manufacture, preparation or administration of a Licensed Development Candidate or Product from such Collaboration Program) that is issued or pending in any country or region other than the U.S., in each case, other than Century Platform Patents and Jointly-Owned Other Collaboration Patents.

1.95“FCDI” means Fujifilm Cellular Dynamics Inc., a Wisconsin corporation.

1.96“FCDI Agreements” means each of the Existing License Agreements by and between Century and FCDI, dated September 18, 2018, as amended.

1.97“FDA” means the United States Food and Drug Administration, or any successor entity thereof performing substantially the same functions.

1.98“Field” means all human and non-human diagnostic, prophylactic and therapeutic uses.

1.99“Final Offer” has the meaning set forth in Schedule 11.6.

1.100“First Additional Collaboration Target” has the meaning set forth in Section 1.7.

1.101“First Commercial Sale” means, with respect to a Product and (a) the U.S., the first sale for monetary value for use or consumption by the end user of such Product in the U.S. after the FDA approves the BLA for such Product and (b) each country other than the U.S., the first sale for monetary value for use or consumption by the end user of such Product in such country after all Approvals for such Product have been obtained in such country.

1.102“Force Majeure” has the meaning set forth in Section 13.1.

1.103“FTE” means the equivalent of the work of one appropriately qualified individual working on a full-time basis for one (1) Calendar Year consisting of a total of [***] hours per Calendar Year.  No additional payment shall be made with respect to any person who works more than [***] hours per Calendar Year and any person who devotes less than [***] hours per Calendar Year (or such other number as may be agreed by the JSC) shall be treated as an FTE on a pro rata basis based upon the actual number of hours worked on the applicable Collaboration Program divided by [***].  FTE efforts shall not include the work of general corporate or administrative personnel.  For clarity, Century’s FTE’s work may be carried out by one or more employees of Century as part of a Collaboration Program.

1.104“FTE Costs” means, with respect to Century and an activity for any period, the applicable FTE Rate multiplied by the applicable number of FTEs of Century performing such activity during such period.

1.105“FTE Rate” means [***].

1.106“GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.107“GCP” or “Good Clinical Practices” means the applicable then-current ethical and scientific quality standards for designing, conducting, recording, and reporting trials that involve the participation of human subjects as are required by applicable Regulatory Authorities or Law in the relevant jurisdiction, including in the U.S., Good Clinical Practices established through FDA guidances, and, outside the U.S., Guidelines for Good Clinical Practice – ICH Harmonized Tripartite Guideline (ICH E6).

1.108“German Exemption Certificate” has the meaning set forth in Section 7.11.3.

1.109“GLP” or “Good Laboratory Practices” means the applicable then-current good laboratory practice standards as are required by applicable Regulatory Authorities or Law in the relevant jurisdiction, including in the U.S., those promulgated or endorsed by the FDA in U.S. 21 C.F.R. Part 58, or the equivalent thereof as promulgated or endorsed by the applicable Regulatory Authorities outside of the U.S.

1.110“GMP” or “Good Manufacturing Practices” means the applicable then-current standards relating to manufacturing practices for fine chemicals, intermediates, bulk products and/or finished pharmaceutical products, as are required by applicable Regulatory Authorities or Law in the relevant jurisdiction, including, as applicable, (a) all applicable requirements detailed in the FDA’s current Good Manufacturing Practices regulations, U.S. 21 C.F.R. Parts 210 and 211, (b) all applicable requirements detailed in the EMA’s “The Rules Governing Medicinal Products

in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products”, and (c) all Laws promulgated by any Regulatory Authority having jurisdiction over the manufacture of the applicable compound or pharmaceutical product, as applicable.

1.111“Included FTE Costs and Expenses” means the sum of (a) all costs and expenses for the employee performing any reimbursable activities hereunder, including salaries, wages, bonuses, commissions, benefits, profit sharing, stock option grants, FICA costs and other similar costs, travel, meals and entertainment, training, recruiting, relocation, operating supplies, and equipment and other disposable goods to the extent required for the performance of the applicable activities other than laboratory supplies and consumables, (b) a pro rata allocation of equipment maintenance costs, utilities, general, administrative and facilities expenses, including allocated building operating costs and depreciation and repairs and maintenance and (c) other overhead, including costs and expense for information technology, human resources, finance and legal, in any case ((a), (b) or (c)), whether internal costs and expenses or amounts paid to Third Parties and allocated in accordance with such Party’s customary allocation methodology consistently applied across its product portfolio.

1.112“IND” means (a) any investigational new drug application filed with the FDA for authorization to commence Clinical Trials and its equivalent in other countries or regulatory jurisdictions and (b) all supplements and amendments that may be filed with respect to the foregoing.

1.113“IND Acceptance” means the earlier of (a) the day following the last day on which the applicable Regulatory Authority may object to an IND submission, provided that no objection to such IND submission has been made and no clinical hold is then in place for any Clinical Trials pursuant to such IND and (b) the day on which the applicable Regulatory Authority affirmatively accepts an IND submission and notifies the applicable Party it may proceed with Clinical Trials pursuant to such IND.  For example, in the United States, if the FDA does not make any objection within 30 calendar days from the IND submission, then IND Acceptance of such IND would occur 31 calendar days from the date of the IND submission.  For clarity, if the FDA objects to an IND submission within such 30-day period, then IND Acceptance of such IND shall occur only after such objection is overcome and the FDA notifies the applicable Party that it may proceed with Clinical Trials pursuant to such IND.

1.114“IND-Enabling Studies” means, with respect to a particular Licensed Development Candidate, all development activities required (including the compilation of data resulting therefrom (including applicable chemistry, manufacturing and controls (CMC) data) in a form suitable) to support the filing of an IND with the FDA sufficient to achieve IND Acceptance to conduct human clinical trials for such Licensed Development Candidate in the Indications proposed by BMS (or its designee) in the United States.

1.115“Indemnified Party” has the meaning set forth in Section 12.3.

1.116“Indemnifying Party” has the meaning set forth in Section 12.3.

1.117“Indication” means, with respect to a Target, the indication for which Development Candidates, Licensed Development Candidates or Products Directed to such Target will be developed, commercialized or otherwise Exploited as set forth on the Reserved List or in the target product profile within the Research Plan for such Target, as applicable, and, in particular, [***].

1.118“Initial Collaboration Programs” means each of the Collaboration Programs directed towards the Initial Collaboration Targets.

1.119“Initial Collaboration Targets” means each of the AML Target and the MM Target.

1.120“Initial Research Plan” has the meaning set forth in Section 4.1.1.

1.121“Initiation” means with respect to a Clinical Trial, the administration of the first dose of the relevant Product to the first human subject in such Clinical Trial.

1.122“iPSC” has the meaning set forth in Section 1.85.

1.123“IP Working Group” has the meaning set forth in Section 2.4.2.

1.124“[***] Agreement” means the Existing License Agreement between Century and [***] dated [***].

1.125“JMC” has the meaning set forth in Section 2.2.1.

1.126“Jointly-Owned Other Collaboration Patent” has the meaning set forth in Section 9.3.4.

1.127“JSC” has the meaning set forth in Section 2.1.1.

1.128“Knowledge” means, [***].

1.129“Know-How” means any tangible and intangible information, data, results (including pharmacological, research and development data, reports and batch records), and materials, discoveries, improvements, compositions of matter, cell lines, assays, sequences, processes, methods, knowledge, protocols, formulas, utility, formulations, inventions (whether patentable or not), strategy, know-how and trade secrets, and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, in each case that either Party has treated as confidential or proprietary information and that is not generally known by the public.

1.130“Law” means any applicable federal, state, local, foreign or multinational law, statute, ordinance, code, rule, regulation, resolution, or order of any government authority in the Territory, or any similar provision having the force or effect of law.

1.131“License Opt-In” has the meaning set forth in Section 5.1.

1.132“License Opt-In Exercise Fee” has the meaning set forth in Section 7.3.

1.133“License Opt-In Period” means, on a Collaboration Program-by-Collaboration Program basis, the period commencing on the Effective Date or the Additional Collaboration Program Effective Date, as applicable, and ending [***] after the date on which BMS successfully validates that the applicable Development Candidate has met the Development Candidate Criteria for such Collaboration Program.

1.134“Licensed Development Candidate(s)” means, with respect to a Collaboration Program with respect to which BMS has exercised its License Opt-In, (a) each Development Candidate(s) Directed to the applicable Collaboration Target [***] (collectively, “Century-Provided Candidate(s)”), (b) any other Development Candidates Directed to the applicable

Collaboration Target developed by Century as part of the Collaboration Program and (c) any other Engineered iPSC Derived T-Cell or Engineered iPSC Derived NK-Cell that is a derivative or other modification of any of the Development Candidates described in clauses (a) or (b).

1.135“Licensed IP” means the Century Patents and Century Know-How.

1.136“Major Markets” means the [***].

1.137“Manufacturing Cost” has the meaning set forth in Schedule 1.137.

1.138“Manufacturing Process” means with respect to a Collaboration Program, the then-current process for the manufacture of the Licensed Development Candidates and Product(s) for such Collaboration Program.

1.139“Manufacturing Technology Transfer” has the meaning set forth in Section 5.3.2.

1.140“MAA” or “Marketing Authorization Application” means a Biologics License Application (as defined by the FDA) (or any successor application having substantially the same function), or any corresponding foreign application in the Territory, including, with respect to the EU, a Marketing Authorization Application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.

1.141“Materials” means any proprietary compounds, cell lines, animals, biological materials, research tools, or other tangible materials (including any such materials that constitute or are directly related to a Collaboration Target) that are Controlled by a Party or its Affiliates and that are used in connection with the performance of a Research Plan or any Century Work Plan under this Agreement.

1.142“Minimum Viable Process Transfer” has the meaning set forth in Section 5.3.1.

1.143“MM Program” means the Collaboration Program for multiple myeloma directed to the MM Target.

1.144“MM Target” means [***].

1.145 “Multiple Product Specific Collaboration Patent” has the meaning set forth in Section 5.2.

1.146“Net Sales” means the actual gross amount (less any inventory management fees) invoiced by BMS, or its Affiliate or Sublicensee, for sales or other commercial disposition of a

Product, in an arms-length transaction to a Third Party purchaser (including distributors), less the following deductions to the extent reasonably allocable to such sales:

(a)[***];

(b)[***];

(c)[***];

(d)[***];

(e)[***] and

(f)[***].

1.147“Non-Breaching Party” has the meaning set forth in Section 11.3.1.

1.148“Notice Period” has the meaning set forth in Section 11.3.1.

1.149“Other Century Collaboration IP Agreement” has the meaning set forth in Section 9.8.2.

1.150“Other Collaboration Agreement” has the meaning set forth in Section 9.8.4.

1.151“Other Platform Agreement” has the meaning set forth in Section 9.8.1.

1.152“Out-of-Pocket Costs” means costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with GAAP) by a Party (or its Affiliate) directly incurred in the conduct of any applicable activities under this Agreement, including costs for labor supplies and consumables and costs of independent contractors engaged as permitted under this Agreement; provided that Out-of-Pocket Costs shall not include costs for general overhead, postage, communications, photocopying, printing or internet expense, professional dues, operating supplies, printers, photocopiers, fax machines or other office equipment, laboratory equipment, computers or computer service charges or any other costs that are subsumed within the definition of Included FTE Costs and Expenses.

1.153[***].

1.154“Parent Entity” has the meaning set forth in Section 1.48.

1.155“Party” or “Parties” has the meaning set forth in the preamble of this Agreement.

1.156“Patent” means (a) all patents and patent applications, including provisional patent applications; (b) all patent applications filed from or claiming priority to such patents or patent applications, including divisionals, continuations, continuations-in-part, converted provisionals and continued prosecution applications; (c) all patent applications claiming priority to the same application as the foregoing patents and patent applications in (a) or (b); (d) all patents that have issued or in the future issue from the foregoing patent applications in (a), (b) and (c), including utility models, petty patents and design patents and certificates of invention; (e) all extensions or restorations by existing or future extension or restoration mechanisms, including adjustments, revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications in (a), (b), (c) and (d); and (f) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patents of addition to any of such foregoing patent applications and patents.

1.157“Permitted BMS Purposes” has the meaning set forth in Section 4.6.4(a).

1.158“Permitted Century Purposes” has the meaning, with respect to any particular Transferred BMS Material, set forth in the applicable Research Plan or Century Work Plan.

1.159“Person” means any individual, unincorporated organization or association, governmental authority or agency, Entity or other entity not specifically listed herein.

1.160“Personal Data” has the meaning set forth in Section 4.7.3.

1.161“Phase 1 Trial” means a human clinical trial of a Product in any country that satisfies the requirements of 21 C.F.R. § 312.21(a), or its foreign equivalent.

1.162“Phase 2 Trial” means a human clinical trial of a Product in any country that satisfies the requirements of 21 C.F.R. § 312.21(b).  For clarity, a trial called a Phase 1/2 or Phase 1b/2 trial shall be considered a Phase 2 trial if it satisfies the requirements of 21 C.F.R. § 312.21(b).

1.163“Phase 3 Trial” means a human clinical trial of a Product in any country that satisfies the requirements of 21 C.F.R. § 312.21(c).  For clarity, a trial called a Phase 2/3 trial shall be considered a Phase 3 trial if it satisfies the requirements of 21 C.F.R. § 312.21(c).

1.164“Pivotal Clinical Trial” means a Clinical Trial for the Product that is intended by BMS (as of the time the Clinical Trial is initiated) to obtain the results and data sufficient to support the submission and filing of a BLA in the United States (and equivalent applications in other regions) and identified by BMS as a pivotal registration study in its development plans.

1.165“Pre-Existing CDA” has the meaning set forth in Section 13.6.

1.166“Product” means any product constituting or containing a Licensed Development Candidate (alone or with one or more other active ingredients, small molecules, biologics or combinations thereof), in all forms, presentations, formulations, strengths, line extensions, package configurations and dosage forms and modes of delivery.

1.167“Product Infringement” has the meaning set forth in Section 9.4.1.

1.168“Product Specific Collaboration Patent” has the meaning set forth in Section 9.3.1.

1.169“Program Budget” has the meaning set forth in Section 4.1.1.

1.170“Proof of Concept” means, with respect to Product(s) from a Collaboration Program, that of all of the following criteria (clauses (a)-(c)) have been met: (a) demonstration of

(i) safety and (ii) either (A) a significant beneficial activity on a recognized surrogate marker of the activity of a disease or medical condition or (B) a direct effect on a physiologically relevant clinical measure of a disease or medical condition that enables further Phase 2 Trial-related or later clinical development in a representative patient population for the disease or medical condition,- (b) satisfaction of the requirements for such Product(s) from such Collaboration Program to achieve proof of concept set forth on Schedule 1.170 for each Initial Collaboration Program or established pursuant to Section 4.1.1 for each Additional Collaboration Program (the “Additional

POC Criteria”), and (c) the achievement of any additional proof of concept criteria set forth in the Research Plan for such Collaboration Program.

1.171“Prosecution” has the meaning set forth in Section 9.3.1.

1.172“Publication” has the meaning set forth in Section 8.6.1.

1.173“Receiving Party” has the meaning set forth in Section 8.1.

1.174“Regulatory Authority” means, with respect to a particular country, extra-national territory, province, state, or other regulatory jurisdiction, any applicable supra-national, federal, national, regional, state, provincial or local governmental or regulatory authority, agency, department, bureau, commission, council or other entities (e.g., the FDA and EMA) regulating or otherwise exercising authority with respect to the Exploitation of any Licensed Development Candidate or Product in the Territory.

1.175“Reimbursable Work Plan Expenses” has the meaning set forth in Section 6.2.2.

1.176“Research Plan” has the meaning set forth in Section 4.1.1.

1.177“Research Term” means the period starting as of the Effective Date and ending on the later of (a) the fifth (5th) anniversary of the Effective Date and (b) the later of completion of all Research Plans and expiration of the last License Opt-In Period.

1.178“Reserved List” has the meaning set forth in Section 3.2.

1.179“Reserved Target” has the meaning set forth in Section 3.2.

1.180“Reverted Product” has the meaning set forth in Section 11.5.1(d).

1.181“Royalty Term” has the meaning set forth in Section 7.6.2.

1.182“Second Additional Collaboration Target” has the meaning set forth in Section 1.7.

1.183“Segregated Technology” has the meaning set forth in Section 8.7.2.

1.184“Settlement Sublicensee” has the meaning set forth in Section 1.187.

1.185“Subject Information” has the meaning set forth in Section 8.7.2.

1.186“Subject Personnel” has the meaning set forth in Section 8.7.2.

1.187“Sublicensee” means a Person, other than an Affiliate or a distributor, that is granted a sublicense (or further right of reference) by BMS or its Affiliate under the grants in Section 5.4.1 or Section 5.4.2, as provided in Section 5.4.3, except for any Third Party to which BMS grants a sublicense (a) to settle or avoid litigation related to (i) the alleged infringement by a Licensed Development Candidate or Product or the Exploitation thereof of any Patents or other intellectual property of a Third Party or (ii) the alleged non-infringement, invalidity or unenforceability of any Patents claiming a Licensed Development Candidate or Product or

Exploitation thereof (any such Third Party described in clause (i) or (ii), a “Settlement Sublicensee”) or (b) in connection with the manufacture or the administration of a Product; provided that any payments received from a Settlement Sublicensee as consideration for the sublicense will be shared as provided in Section 9.4.5.  For clarity, Century and its Affiliates are not Sublicensees of BMS.

1.188“Substitute Development Activities” has the meaning set forth in Section 3.6.1(b).

1.189“Substitute Program” has the meaning set forth in Section 3.6.2.

1.190“Substitute Target” has the meaning set forth in Section 3.6.1(a).

1.191“Target” means a protein or polypeptide, in each case that can potentially be recognized by T-cell receptors or NK-cell receptors and chimeric antigen receptors expressed on T-cells or NK-cells.

1.192“Technology Transfer Fee” has the meaning set forth in Section 7.4.

1.193“Term” has the meaning set forth in Section 11.1.

1.194“Terminated Program” means a Collaboration Program for which (a) BMS terminated its rights pursuant to Section 11.2, or (b) this Agreement was terminated pursuant to Section 11.3.

1.195“Termination Notice” has the meaning set forth in Section 11.3.1.

1.196“Territory” means all countries and territories in the world.

1.197“Third Party” means any Person other than BMS, Century and their respective Affiliates.

1.198“Third Party Gatekeeper” has the meaning set forth in Section 3.4.

1.199“Third Party Infringement Claim” has the meaning set forth in Section 9.5.

1.200“Title 11” has the meaning set forth in Section 5.8.1.

1.201“Transferred BMS Materials” has the meaning set forth in Section 4.1.1.

1.202“Transferred Century Materials” has the meaning set forth in Section 4.6.4(a).

1.203“Updated Disclosure Schedule” has the meaning set forth in Section 1.70.

1.204“U.S.” or “United States” means the United States of America and all of its territories and possessions.

1.205“Valid Claim” means (a) a claim of any issued and unexpired Century Patent (but excluding patent applications) whose validity, enforceability, or patentability has not been affected by any of the following: (i) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (ii) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, government authority, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and unappealable or unappealed within the time allowed for appeal; or (b) a claim of a pending Patent application included within Century Patents that was filed and is being prosecuted in good faith and has not been abandoned, finally rejected, or finally disallowed without the possibility of appeal or refiling of the application; provided that such pending application has not been pending for more than seven (7) years from the earliest priority date for such application.

1.206[***].

1.207[***].

1.208“Violation” means that Century or any of its Affiliates, or any of its or their respective officers or directors, or any other Century personnel (or other permitted agents of Century performing activities hereunder, including Third Party subcontractors and their respective officers and directors) has been: (a) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. § 1320a-7(a) (http://oig.hhs.gov/exclusions/authorities.asp); (b) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (http://exclusions.oig.hhs.gov/) or otherwise excluded from contracting with the federal government (see the System for Award Management (formerly known as the Excluded Parties Listing System) at http://sam.gov/portal/public/SAM/); or (c) listed by any U.S. federal agency as being suspended, debarred, excluded or otherwise ineligible to participate in federal procurement or non-procurement programs, including under 21 U.S.C. § 335a (http://www.fda.gov/ora/compliance_ref/debar/) (each of (a), (b) and (c), collectively, the “Exclusions Lists”).

1.209“Working Group” has the meaning set forth in Section 2.4.1.

1.210“Working Group Leader” has the meaning set forth in Section 2.4.2.

ARTICLE 2.

GOVERNANCE

2.1Joint Steering Committee.

2.1.1Composition and Formation of the JSC.  Within [***] after the Effective Date, the Parties shall establish a joint steering committee to oversee the Collaboration Programs and activities under the Research Plans, in each case during the Research Term (the “JSC”).  The JSC shall consist of [***] Century representatives and [***] BMS representatives.  Each Party shall designate its JSC representatives within [***] days after the Effective Date.  A Party may change one or more of its JSC representatives from time to time in its sole discretion, effective upon written notice to the other Party of such change.  A Party’s representatives to the JSC shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Collaboration Programs and the Research Plans, and shall have supervisory responsibilities within such Party’s organization with respect to performance of the Research Plan.  The Alliance

Managers will attend all meetings of the JSC as non-voting observers.  The Parties’ respective Working Group Leaders (as applicable) may also attend all JSC meetings as non-voting observers.

2.1.2Scope of JSC Oversight.  Except as otherwise provided herein, the JSC shall:

(a)oversee the research and development of each Licensed Development Candidate through Proof of Concept;

(b)prioritize Research Plan activities;

(c)oversee and coordinate the activities under the Research Plans and Century Work Plans (including any IND-Enabling Studies);

(d)review and discuss the Collaboration Targets, and discuss any proposed Substitute Targets in accordance with Section 3.6;

(e)develop and approve each Additional Research Plan and Program Budget (and any Research Plan for any Substitute Targets), if any;

(f)at least on a Calendar Quarter basis, review and approve any proposed amendments to the Research Plans, Additional POC Criteria and Century Work Plans, as may be necessary and based on the data obtained during the performance of the Collaboration Programs, subject to the decision-making procedures set forth in Section 2.3.1;

(g)review data generated in the course of each Collaboration Program by the Parties and consider and advise on any technical issues that arise in the course of such Collaboration Program;

(h)review written updates submitted to the JSC pursuant to Section 4.3;

(i)monitor the Parties’ progress under the Research Plans;

(j)perform such other obligations as are necessary for the conduct of the Research Plans and Century Work Plans;

(k)plan and coordinate development activities as needed to facilitate planning for clinical supply; and

(l)oversee the activities of the JMC and each Working Group (including the IP Working Group) and resolve disputes arising at the JMC and at each Working Group (including the IP Working Group).

2.2Joint Manufacturing Committee.

2.2.1Composition and Formation of the JMC.  Within [***] days after the exercise of License Opt-In with respect to a Collaboration Program, the Parties shall establish a joint manufacturing committee to oversee the manufacturing, quality control and process development activities of Century under this Agreement as well as any transfer thereof to BMS (the “JMC”, and along with the JSC, each a “Committee” and collectively the “Committees”).  Unless otherwise agreed by the Parties, the JMC shall consist of an equal number of Century representatives and BMS representatives.  A Party may change one or more of its JMC representatives from time to time in its sole discretion, effective upon written notice to the other Party of such change.  A Party’s representatives to the JMC shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Collaboration Programs and the Research Plans and the Parties’ activities under Section 5.3 and Section 6.4, and shall have supervisory responsibilities within such Party’s organization with respect to performance of the Research Plan and the Parties’ activities under Section 5.3 and Section 6.4.  The Alliance Managers will attend all meetings of the JMC as non-voting observers.  The Parties’ respective Working Group Leaders (as applicable) may also attend all JMC meetings as non-voting observers.

2.2.2Scope of JMC Oversight.  Except as otherwise provided herein, the JMC shall:

(a)oversee Century’s activities under Section 5.3 and Section 6.4;

(b)oversee Century’s process development, quality control and manufacturing activities for each Collaboration Program; and

(c)consider and act upon such other matters as specifically assigned to the JMC under this Agreement or by the JSC.

2.3Committee Operations.

2.3.1Decision Making.  The Parties anticipate that Working Groups will make most day-to-day decisions regarding the Research Plans and Century Work Plans, except for those that are within the purview of the JSC or JMC.  If a Working Group disagrees on any matters within the purview of such Working Group, it will be referred to the Alliance Managers.  If the Alliance Managers do not reach agreement with respect to a matter within [***] Business Days after first attempting to resolve such matter, it will be elevated to the JSC, which shall meet as soon as possible thereafter for discussion and resolution of the matter.  On each Committee, each Party shall have collectively one vote in all decisions within the such Committee’s purview, and each Committee shall make all decisions by unanimous vote, except as set forth below:

2.3.2Elevation to Senior Executives; Final Say.  In the event that the JMC cannot reach a unanimous vote with respect to a decision within its purview, the JMC shall refer such dispute to JSC.  In the event that the JSC cannot reach a unanimous vote with respect to a decision within its purview, the JSC shall refer such dispute to the CEO of Century and the Executive Vice President, Research and Early Development at BMS.  If such senior executives cannot agree on a matter within [***] Business Days after their first discussion regarding such matter, then [***].

2.3.3Exceptions to Final Say.  Notwithstanding Section 2.3.2 to the contrary, the approval of Century’s representatives on the JSC will be required for the following decisions:

(a)setting the Development Candidate Criteria for any Additional Collaboration Program or changing the Development Candidate Criteria or Additional POC Criteria in a Research Plan;

(b)changing any matters in a Research Plan related to Transferred Century Materials or BMS’s confirmatory testing and all activities and timelines in respect thereof; and

(c)approving each Additional Research Plan and Program Budget (and any Research Plan for any Substitute Targets).

2.3.4Committee Authority.  For clarity, no Committee shall have any authority beyond the specific matters set forth in Section 2.1.2 and Section 2.2.2, as applicable, including not having the authority to: (i) obligate BMS to exercise the License Opt-In with respect to any Collaboration Program; (ii) amend this Agreement, waive any breach of either Party under this Agreement, or terminate this Agreement; or (iii) make decisions or take any actions that are inconsistent with the terms of this Agreement.  Each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated to or vested in a Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.

2.3.5Committee Meetings.  After creation, each Committee shall meet at least once every Calendar Quarter until disbanded in accordance with Section 2.5 on a schedule agreed to by the Parties.  Each Committee may meet in person or by means of teleconference, Internet conference, videoconference or other similar communications equipment.  However, at least once each Calendar Year (subject to any then-existing Force Majeure events) such meetings will be conducted in person with the location for such in-person meetings generally alternating between Century’s and BMS’s facilities in the United States, or such other location as the applicable Committee may determine.  Each Party shall bear its own travel, lodging and telecommunication expenses related to participation in and attendance at such meetings by its Committee representatives.

(a)Observers.  Each Party may invite non-voting observers to attend any Committee meeting to the extent such observer’s attendance is necessary for the conduct of such meeting (or portion thereof); provided that any such observers who are not employees of either Party or its Affiliates may only attend with the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.  All such observers shall be bound by confidentiality and non-use obligations similar to those contained in Article 8, or which are otherwise acceptable to both Parties.

(b)Meeting Agenda; Minutes.  Century’s Alliance Manager shall be responsible for preparing and sending meeting agendas at least [***] days in advance of Committee meetings and written draft minutes within [***] days after each Committee meeting and shall provide the draft agenda and minutes to the Alliance Manager for BMS to coordinate review and any revisions by the BMS members of the applicable Committee.  The Parties shall limit the content of such minutes to factual statements regarding the status and results of work under the applicable Committee’s oversight and actions proposed or decisions made by such Committee.  The Parties shall refrain from including any opinions or other extraneous content in such minutes.  Such minutes will be effective only after being approved by both Parties.  Definitive minutes of all Committee meetings will be finalized no later than [***] days after the meeting to which the minutes pertain, it being understood that actionable items approved and directed by each Committee shall commence notwithstanding the form.

2.4Working Group; Working Group Leaders; Alliance Managers.

2.4.1In addition to the IP Working Group, the JSC may establish other joint committees, subcommittees or directed teams (each, a “Working Group”) to oversee particular Century projects or Century activities within the scope of the JSC’s responsibilities, including (a) a Working Group to oversee Century’s activities under any Research Plan and (b) a Working Group to oversee Century’s activities with respect to any IND-Enabling Studies under a Century Work Plan.  Each such Working Group shall be constituted and shall operate in accordance with such standing rules as the Parties may adopt or as the JSC otherwise determines; provided that each Working Group shall have representation from each Party; and provided, further, that any dispute between the representatives of each Party on a Working Group shall be referred to the JSC for resolution in accordance with Section 2.3.1 and the other terms and conditions of this Agreement.  Working Groups may be established on an ad hoc basis for purposes of a specific project, for the term of the JSC or on such other basis as the JSC may determine.  Subject to Section 2.5, each Working Group and its activities shall be subject to the oversight, review and approval of, and shall report to, the JSC.  In no event shall the authority of the Working Group exceed that specified for the JSC in this Article 2. Each Party’s representatives to the Working Group shall be members of such Party’s internal project team having responsibility for aspects of the day-to-day performance of the responsibilities related to such Working Group’s function.

2.4.2IP Working Group.  Within [***] days after the Effective Date, the Parties shall establish a Working Group to provide a forum for the Parties to discuss and coordinate certain of the Parties’ activities under Article 9 with respect to certain Century Patents and the Collaboration Patents (the “IP Working Group”) in accordance with this Agreement.  The IP Working Group shall be comprised of up to two (2) representatives from each Party.  The representatives from each Party shall be patent attorneys registered and in good standing with the U.S. Patent and Trademark Office.  Subject to the immediately preceding sentence, a Party may change one (1) or more of its IP Working Group representatives from time to time in its sole discretion, effective upon written notice to the other Party of such change.  The IP Working Group will hold meetings at such times as it elects to do so, in person or by teleconference or videoconference.  The Alliance Managers may attend all IP Working Group meetings as observers.  The IP Working Group shall support and help facilitate the Parties’ coordination and collaboration as to certain Century Patents and the Collaboration Patents in accordance with this Agreement, including: (a) serving as a forum to discuss the overall patent strategy for Century General Collaboration Patents, including discussing Prosecution strategies with respect to the Century General Collaboration Patents that Century is considering abandoning, consistent with Section 9.3.3; (b) discussing strategy and coordinating with respect to entry into Century Collaboration IP Agreements, Other Collaboration Agreements and Century Other Collaboration Agreements; and

(c) serving as a forum for the Parties’ communications pursuant to Section 9.3.5.  Without limiting the foregoing, the JSC may make further changes to the IP Working Group (including its size, purpose, procedures and scope of responsibilities) on an as-needed basis, so long as the changes are consistent with and do not limit each Party’s rights or responsibilities under Article 9.  The IP Working Group shall be an advisory and consulting body and shall not have the right to make decisions or otherwise limit either Party’s rights or responsibilities under Article 9.

2.4.3BMS and Century shall each appoint one of its representatives to each Working Group who shall serve as the primary point of contact for coordinating the work of such Working Group (each, a “Working Group Leader”).  Each Party shall notify the other within [***] days after the formation of each Working Group of the appointment of its Working Group Leader(s) and thereafter shall notify the other Party in writing prior to changing any such appointment.  Working Groups may coordinate the conduct of activities that are the responsibility of that Working Group, in support of the Collaboration Programs.  Working Groups may also serve as a forum through which the Parties would routinely share operational information regarding performance of the Collaboration Programs, all in accordance with the terms of this Agreement.

2.4.4Within [***] after the Effective Date, each Party shall appoint one of its employees to act as alliance manager for such Party for the Collaboration Programs under this Agreement (each, an “Alliance Manager”).  The Alliance Managers will be the primary point of contact for the Parties regarding the activities contemplated by this Agreement and will facilitate all such activities hereunder.  The Alliance Managers will assist each Committee in performing its oversight responsibilities.  In particular, each Alliance Manager shall (a) attend all meetings of each Working Group as non-voting observers, (b) identify and bring disputes to the attention of the applicable Committee (or the Parties, as applicable) in a timely manner and be the point of first referral in all matters of conflict resolution; (c) provide a single point of communication for seeking consensus both internally within the Parties’ respective organizations and between the Parties regarding issues that arise in the performance of the Collaboration Programs; (d) plan and coordinate cooperative efforts and internal and external communications; and (e) take responsibility for ensuring that governance activities, such as the conduct of Committee meetings and drafting and securing approval of meeting minutes, occur as set forth in this Agreement and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

2.5Discontinuation; Disbandment.  Each of the Committees and any Working Group shall continue to exist until the first to occur of the Parties mutually agreeing to disband the applicable Committee or Working Group, as applicable, or (i) except with respect to the IP Working Group, until three (3) months after the later of the expiration of the Research Term and completion of the Manufacturing Technology Transfer for the last Collaboration Program or (ii) in the case of the IP Working Group, upon the expiration of the Term.  Upon the occurrence of any of the foregoing, as applicable, (a) the JSC, JMC or Working Group, as applicable, shall disband, have no further responsibilities or authority under this Agreement and will be considered dissolved by the Parties, (b) any requirement of Century to provide Know-How or other materials to the JSC, JMC or such Working Group, as applicable, shall be deemed a requirement to provide such Know-How or other materials to BMS, and (c) BMS shall have the right to solely decide, without consultation with Century, all matters that are subject to the review or approval by the

JSC, JMC and such Working Group, subject to the limitations set forth in clauses (i) and (ii) of Section 2.3.2 and Section 2.4.2.

ARTICLE 3.

TARGET NOMINATION

3.1Collaboration Targets.  Subject to Section 3.5 and Section 3.6 and in addition to the Initial Collaboration Targets, BMS has the right to designate up to two (2) Additional Collaboration Targets (each of which may be comprised of one Target (i.e., monospecific) or more than one Target (e.g., bicistronic or multi-specific)) during the Designation Term for a total of four (4) Collaboration Programs.  Unless otherwise mutually agreed to by the Parties, in no case shall there be more than four (4) Collaboration Targets at any given time.

3.2Reserved Targets.  Schedule 3.2 identifies the list of Targets that are reserved for the Additional Collaboration Programs or for Substitute Targets as of the Effective Date (as such list is updated from time to time in accordance with this Section 3.2, the “Reserved List”, and each Target on the Reserved List, a “Reserved Target”).  BMS shall have the right, from time to time during the Designation Term, by providing written notice of the applicable Target to Century, to add potential Collaboration Targets to the Reserved List or replace a Target on the Reserved List; provided that such Target is not an Excluded Target; provided, further, that if, based on [***], Century objects to the addition of such potential Collaboration Target, the Parties shall discuss such objection and [***] in determining whether to add such potential Collaboration Target to the Reserved List.  There shall be no more than [***] Reserved Targets on the Reserved List at any given time. For the avoidance of doubt, each Reserved Target consisting of two or more Targets shall be treated collectively as one Reserved Target for purposes of determining whether the limit on the number of Reserved Targets has been reached. [***].

3.3Excluded Targets.  If not on the Reserved List, then a Target shall be designated as an “Excluded Target” if such Target is (a) listed on Schedule 3.3 or (b) at the time of designation by BMS (either as a Collaboration Target or as a Reserved Target, as applicable) is, and is disclosed to BMS or the Third Party Gatekeeper, as applicable pursuant to Section 3.4, at the time of the designation as being, either (i) subject to an agreement between Century or its Affiliates and a Third Party pursuant to which Century has granted such Third Party exclusive rights with respect to such Target that are inconsistent with the rights that would be granted under this Agreement with respect to such Target (or Century and a Third Party are negotiating a term sheet for such an agreement for a period not to exceed [***] days or have negotiated a term sheet for such an agreement and Century and such Third Party are engaged in bona fide negotiations to enter into a definitive agreement with respect thereto for a period not to exceed [***] or (ii) subject to a bona fide ongoing and active internal Century program to validate such Target or to develop or commercialize an iPSC-derived cellular product candidate or product Directed to such Target.

3.4Third Party Gatekeeper Verification of Excluded Target.  In the event that at the time of request by BMS (a) Century determines that a Target is an Excluded Target, Century shall promptly provide notice to BMS of such determination, or (b) BMS desires not to disclose the identity of the proposed Reserved Target or proposed Additional Collaboration Target that is not a Reserved Target to Century, BMS may provide a written request to Century that a Third Party gatekeeper proposed by BMS and approved by Century, such approval not to be unreasonably withheld, conditioned or delayed (the “Third Party Gatekeeper”), verify that or determine if such Target is an Excluded Target.  Upon such request, (i) Century shall send the Third Party Gatekeeper records and documentation with respect to all Targets that at the time of such request are Excluded Targets, and (ii) the Third Party Gatekeeper shall notify BMS whether such proposed Target is an Excluded Target, in each case without disclosing to BMS, if applicable, the Third Party with which Century is working on the Excluded Target or the nature or details of the internal Century program (and, for clarity, without disclosing whether the determination of the Excluded Target is based on either the foregoing).  If the Third Party Gatekeeper notifies BMS that such proposed Target is an Excluded Target, then such proposed Target shall not be added to the Reserved List or become an Additional Collaboration Target, as applicable.  Nothing in this Agreement shall require Century to directly inform BMS of the identity of any of the Excluded Targets, the indication for which any of the Excluded Targets are being evaluated or developed by Century, any data associated with such Excluded Targets, or the development stage of any of the Excluded Targets.  However, Century shall promptly notify BMS or the Third Party Gatekeeper, as applicable, in writing if an Excluded Target ceases to be an Excluded Target at any time prior to the end of the Designation Term and, if such notice is provided to the Third Party Gatekeeper, the Third Party Gatekeeper shall promptly provide BMS with written notice thereof.

3.5Designation of Additional Collaboration Targets.  At any time during the period beginning on [***] and ending on the expiration of the Designation Term, BMS shall have the right to designate (x) a Reserved Target or (y) any other Target that is not an Excluded Target as one of the two (2) Additional Collaboration Targets; provided that (1) if, based on [***], Century objects to the addition of any such Target that is not a Reserved Target, the Parties shall discuss such objection and [***] in determining whether to designate such Target as an Additional Collaboration Target and (2) if NK cells can be Directed to such Additional Collaboration Target, BMS may not designate such Additional Collaboration Target unless either (A) [***] or (B) [***].  Upon BMS’s request, Century shall use Commercially Reasonable Efforts to [***]. For the avoidance of doubt, each Target or Reserved Target consisting of two or more Targets shall be treated collectively as one Additional Collaboration Target.  Upon such designation, (a) such Target shall be a Collaboration Target hereunder, (b) the Parties shall collaborate on a research program to identify Development Candidates directed to such Additional Collaboration Target for treatment of acute myeloid leukemia, multiple myeloma or solid tumors as described in this Agreement (each such program, an “Additional Collaboration Program”), and (c) within [***] after approval of the Research Plan for each such Additional Collaboration Target pursuant to Section 4.1.1, BMS shall pay Century the Additional Collaboration Target Fee pursuant to Section 7.2.  Upon designation of the First Additional Collaboration Target (i.e., the third (3rd) Collaboration Target), if any, the maximum number of Reserved Targets on the Reserved List shall be reduced to no more than [***] Reserved Targets at any given time thereafter.  Upon such designation of the Second Additional Collaboration Target (i.e., the fourth (4th) Collaboration Target), if any, the maximum number of Reserved Targets on the Reserved List shall be reduced to no more than [***] Reserved Targets at any given time thereafter until one (1) year following such designation.  The Reserved List shall be of no further force or effect from and after the expiration of the Designation Term.

3.6Substitution within a Collaboration Program.

3.6.1Subject to Section 2.3.1, if within [***] after commencement of research and development under a given Research Plan with respect to a given Collaboration Target (after considering the data generated with respect to such Collaboration Target), BMS determines in good faith that research and development for such Collaboration Target is not making satisfactory progress towards the goal of identifying a Development Candidate (whether such determination is based on the Target, the Development Candidates, or otherwise), then BMS may, on written notice to Century, elect to:

(a)replace such existing Collaboration Target and designate an alternative Target or Targets (such alternative Targets or Targets, collectively a “Substitute Target”); provided that (i) as part of such designation, BMS shall specifically identify the Substitute Target as well as the existing Collaboration Target that is being replaced; (ii) if the Substitute Target is a Reserved Target, designation by BMS of such Substitute Target as a Collaboration Target will be automatic (and such Target will be removed from the Reserved List upon approval of the corresponding Research Plan by the JSC), (iii) if the Substitute Target nominated by BMS to be a Collaboration Target is not on the Reserved List, then such Target shall only be added as a Collaboration Target if such Target is not an Excluded Target; provided, that if, based on [***], Century objects to the addition of any such Substitute Target that is not a Reserved Target, the Parties shall discuss such objection and [***] in determining whether to designate such Target as an Additional Collaboration Target and (iv) if NK cells can be Directed to such Additional Collaboration Target, BMS may not designate such Substitute Target unless either (A) [***] or (B) [***].  Upon BMS’s request, Century shall use Commercially Reasonable Efforts [***].  If BMS replaces a given existing Collaboration Target with a Substitute Target, then (A) the activities under the Research Plan for the applicable Collaboration Program with respect to such replaced Collaboration Target shall promptly cease, (B) the Substitute Target (including Derivatives thereof) shall be deemed to be a “Collaboration Target” for purposes of this Agreement, (C) such Substitute Target shall be the subject of a separate Research Plan, Additional POC Criteria and Century Work Plan for the applicable Collaboration Program and (D) the Collaboration Target that was replaced by the Substitute Target shall, from and after the date of such replacement, no longer be considered a Collaboration Target for any purposes of this Agreement; or

(b)request that Century develop another Development Candidate satisfying the Development Candidate Criteria.  Upon Century’s receipt of such notice, the JSC shall promptly amend the applicable Research Plan (including the Program Budget) and, if necessary, the applicable Additional POC Criteria for such Collaboration Program to account for the additional or alternative development activities to be conducted by Century with the objective of developing such Development Candidate to satisfy the Development Candidate Criteria for such Collaboration Program (which Development Candidate Criteria may be amended as part of amending such Research Plan) which, for clarity, may include additional engineering activities, Materials or other modifications to be performed on such Development Candidate (the “Substitute Development Activities”).  Century shall use Commercially Reasonable Efforts to complete the Substitute Development Activities and generate a Development Candidate that meets the Development Candidate Criteria for such Collaboration Program.

3.6.2BMS may exercise its rights to have Century conduct Substitute Development Activities or replace a Collaboration Target with a Substitute Target on one occasion for each Collaboration Program (which occasion, for clarity, may include activities resulting from BMS’s designation of a Substitute Target, Substitute Development Activities or both, and such resulting activities and Substitute Development Activities with respect to a Collaboration Program, collectively a “Substitute Program”).  If Century determines that a Development Candidate resulting from a Substitute Program meets the Development Candidate Criteria for such Collaboration Program, it shall provide the Know-How and Data Package as required by Section 4.6.3(a) and the provisions of Sections 4.6.3(b), 4.6.3(c), and 5.3 shall apply.

3.6.3If BMS exercises its rights under Section 3.6 with respect to a Substitute Program, then once the JSC approves the Research Plan for such Substitute Program, BMS shall reimburse Century for any reasonable and verifiable FTE Costs and Out-of-Pocket Costs incurred by Century prior to the date BMS exercises such rights with respect to such Substitute Program in connection with conducting the activities assigned to Century under the Research Plan for the applicable Collaboration Program in accordance with Program Budget set forth therein [***].  Century shall, within [***] of the exercise of such rights by BMS, send a report and invoice to BMS detailing such FTE Costs and Out-of-Pocket Costs incurred in accordance with GAAP by it in the performance of such activities in accordance with the applicable Research Plan (including the number of hours worked by FTEs and any Out-of-Pocket Costs) and such other documentation as BMS may reasonably request.  Such reports and invoices shall specify in reasonable detail all expenses included in such FTE Costs and Out-of-Pocket Costs.  Payment with respect to such invoices shall be due within [***] after receipt by BMS of such report, invoice and other documentation reasonably requested by BMS; provided, however, that if BMS in good faith disputes any portion of any such invoice, it shall pay the undisputed portion and shall provide Century with notice of the disputed portion and its reasons therefor, and BMS shall not be obligated to pay such disputed portion unless and until such dispute is resolved in favor of Century.

ARTICLE 4.

COLLABORATION PROGRAMS

4.1Overview.

4.1.1General.  Subject to Section 3.6, the Parties shall collaborate in the conduct of research programs, including the Additional Collaboration Programs, to identify Development Candidates directed to up to four Collaboration Targets (each, a “Collaboration Program”).  Each Collaboration Program shall be carried out in accordance with a research plan for such Collaboration Program that details (a) the responsibilities and activities of Century and BMS in carrying out the Collaboration Program for the applicable Collaboration Target, including the activities to determine or achieve the Development Candidate Criteria, (b) projected timelines for completion of such responsibilities and activities, (c) the Development Candidate Criteria for the applicable Collaboration Target, (d) items required to be included in each Data Package, including any requirements with respect to the format, (e) any Materials or research tools to be provided by BMS for use by Century in the Collaboration Program (such materials and tools, together with any analogues, progeny, expression products, mutants, replicates, derivatives, modifications, enhancements and improvements thereof, collectively the “Transferred BMS Materials”) and the Permitted Century Purposes of the Transferred BMS Materials by Century, (f) any Materials, methods or research tools to be provided by Century for use by BMS in the Collaboration Program and the work streams and timeline for BMS’s activities and BMS’s confirmation testing as contemplated by Sections 4.6.3 and 4.6.4 and (g) a budget for such activities assigned to Century in support of the Research Plan, including the estimated number of Century’s FTEs performing such activities (the “Program Budget”) (such research plan for a Collaboration Program, the “Research Plan”).  The research plan for each of the two Initial Collaboration Targets that will be in effect as of the Effective Date have been agreed by the Parties and are attached hereto as Schedule 4.1.1 (each, an “Initial Research Plan” and collectively, the “Initial Research Plans”).  The Parties shall negotiate in good faith to agree to (i) a Century Work Plan for each of the two Initial Collaboration Targets at least [***] prior to anticipated delivery of the Data Package for such Collaboration Program by Century pursuant to Section 4.6.3(a) and (ii) a research plan, Additional POC Criteria and, at BMS’s request, a Century Work Plan for each Additional Collaboration Target within [***] after BMS selects such Additional Collaboration Target (and a research plan, Additional POC Criteria and Century Work Plan for a Substitute Target that subsequently becomes a Collaboration Target pursuant to Section 3.6) (each, an “Additional Research Plan”).  Each such Additional Research Plan, Additional POC Criteria and Century Work Plan with respect to any Additional Collaboration Program is expected to be similar in scope and effort as specified for each of the Research Plans, Additional POC Criteria and Century Work Plans under the Initial Collaboration Programs.  The Initial Research Plan and each Additional Research Plan are each a “Research Plan” and collectively, the “Research Plans”.  The Research Plan(s) shall be updated pursuant to Section 2.1.2(f).

4.1.2Goals and Responsibilities.  The goals of each Research Plan are for the Parties to work together to discover Development Candidates using the Century Platform Technology to offer to BMS for possible further development and commercialization by BMS if BMS exercises its License Opt-In with respect thereto.

4.2Resource Commitment.

4.2.1Each Party shall conduct the activities allocated to such Party in the Research Plan(s) in accordance with the terms of this Agreement.  During the Research Term, Century and BMS shall each commit sufficient resources, staffing, equipment, facilities, materials and other resources to timely perform all the activities allocated to it under the applicable Research Plan; provided that, at a minimum, Century shall commit such number of FTEs as set forth in the applicable Research Plan. Each Party shall be fully responsible for its respective research efforts and shall bear all corresponding costs and expenses; provided that if [***].

4.2.2[***].  Century shall calculate, and maintain records of, actual FTE hours worked in the performance of its activities under each Research Plan and Out-of-Pocket Costs incurred by it in the same manner as used by it for other products that it has developed.  Without limiting the foregoing, Century shall, and shall cause its Affiliates and its and their subcontractors to, keep complete and accurate financial books and records pertaining to its Out-of-Pocket Costs to the extent required to calculate and verify all amounts payable hereunder.  Century shall, and shall cause its Affiliates and its and their subcontractors to, retain such books and records until [***].

4.2.3[***].  Such reports and invoices shall specify in reasonable detail all expenses included in such FTE Costs and Out-of-Pocket Costs during such Calendar Quarter.  Payment with respect to such invoices shall be due within [***] after receipt by BMS of such invoice, report, and other document reasonably requested by BMS; provided, however, that if BMS in good faith disputes any portion of any such invoice, it shall pay the undisputed portion and shall provide Century with notice of the disputed portion and its reasons therefor, and BMS shall not be obligated to pay such disputed portion unless and until such dispute is resolved in favor of Century.

4.2.4Upon BMS’s request, Century shall provide within [***] after such request copies of any invoices or other supporting documentation for any payment to a Third Party.  BMS shall have the right, at reasonable times and upon reasonable prior notice, to audit Century’s records as provided in Section 7.10 to confirm the accuracy of the FTE Costs and Out-of-Pocket Costs.

4.3Reports to JSC.  During the Research Term, the Parties (or a Working Group) shall provide the JSC with a written update summarizing the status of activities under the applicable Research Plan, including the status of research conducted with regard to any Collaboration Targets, in advance of each scheduled JSC meeting, or as more frequently as the JSC may decide.

4.4Records; Sharing of Data.

4.4.1Records.  Each Party shall maintain complete and accurate records of all work conducted pursuant to each Collaboration Program and all results, data and developments made in furtherance thereof, and shall retain such records in accordance with its record retention policy and Law (including, to the extent applicable, GMP, GLP and GCP).  Such records shall be in sufficient detail and in good scientific manner appropriate for accounting, patent and regulatory purposes, including demonstrating Documented Lineage.  During the Research Term, each Party shall provide the other Party (through the appropriate Working Group and in a form acceptable to the JSC) with quarterly written reports of the work performed under such Collaboration Program and the results achieved by such reporting Party and shall also promptly notify the other Party of any significant data, activities or events that occur under the applicable Research Plan.

4.4.2Sharing of Data and Results.  The Parties shall promptly share the data and results from all research performed by or on behalf of either Party under each Research Plan.

4.4.3Collaboration IP.  During the Research Term, each Party shall inform the other Party of any Collaboration IP by providing written notice to the other Party, including in such notice a reasonably detailed description of such Collaboration IP and, if such Collaboration IP is potentially patentable, the identity of each inventor thereof.

4.5Subcontracting.  BMS shall have the right to engage Affiliates or Third Party subcontractors to perform any of its activities under this Agreement.  Century shall have the right to subcontract its activities under a Research Plan or Century Work Plan to any Affiliate or Third Party subcontractor (a) that is set forth on Schedule 4.5, (b) to the extent expressly provided for in such Research Plan or Century Work Plan, (c) to whom the aggregate budgeted payments under the Research Plan or Century Work Plan are [***] or less or (d) approved by the JSC.  Any Affiliate or Third Party subcontractor to be engaged by a Party to perform a Party’s obligations set forth in this Agreement shall meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity.  Any Party engaging an

Affiliate or Third Party subcontractor hereunder shall remain principally responsible and obligated for such activities.

4.6Development Candidate Criteria; Data Package.

4.6.1Development Candidate Criteria.  On a Collaboration Program-by-Collaboration Program basis, the desirable therapeutic attributes and other required criteria for a given Development Candidate with respect to a given Collaboration Target are those criteria set forth in Schedule 4.6.1 and any additional criteria set forth in the applicable Research Plan or otherwise agreed by the JSC (together, “Development Candidate Criteria”).  The applicable Research Plan shall include activities aimed at achieving such Development Candidate Criteria.  The JSC shall have the right to amend the Development Candidate Criteria with respect to such Collaboration Target from time to time.

4.6.2Evaluation Against Development Candidate Criteria.  During the Research Term, Century shall notify BMS of Development Candidates identified by or on behalf of Century or its Affiliates in the course of its ongoing research activities pursuant to such Collaboration Program that Century believes satisfy the Development Candidate Criteria.  Subject to Section 4.6.3(b), Century shall promptly provide BMS and the JSC with a description of any Development Candidates that meet the Development Candidate Criteria for a given Collaboration Program (including material data in connection therewith), which shall be included in the minutes of the next applicable JSC meeting.

4.6.3Data Package; BMS Confirmation Testing to Evaluate Against Development Candidate Criteria.

(a)Within [***] following designation of the first Development Candidate that meets the Development Candidate Criteria for a given Collaboration Program as set forth in Section 4.6.2 (or such earlier time as may be requested by BMS and agreed by Century), Century shall provide to BMS (and/or a Third Party advisor designated by BMS) a Data Package for such Collaboration Program.  Upon receipt of a complete Data Package, BMS (or its designee) shall review such Data Package and the Parties will discuss the Data Package at a JSC meeting to be organized no later than [***] from delivery of such Data Package to BMS to determine whether such Data Package is complete.  BMS (or its designee) shall notify Century, no later than [***] after receiving such Data Package of any (i) information necessary to complete such Data Package in accordance with the applicable Research Plan and Century shall promptly supply such information and records at which point the Data Package shall be deemed complete and (ii) reasonable requests for additional information and records related to such Collaboration Program that is within Century’s (or its Affiliates’) possession or control, and Century shall supply such information and records within [***] thereof.

(b)In addition to the delivery of the Data Package with respect to such Collaboration Target pursuant to Section 4.6.3(a), Century shall provide BMS with reasonable quantities of the applicable Development Candidate and any materials and methods requested by BMS pursuant to Section 4.6.4, in order to enable BMS to conduct its own testing to determine whether or not the applicable Development Candidate satisfies the Development Candidate Criteria.  Upon the earlier of (i) completion of such testing and (ii) [***] days after receipt of the

Transferred Century Materials, the Parties shall discuss in good faith for a period not to exceed [***] days whether or not such Development Candidate satisfies the Development Candidate Criteria.

(c)If, following review of the Data Package pursuant to Section 4.6.3(a) and BMS’s testing and the Parties’ good faith discussion pursuant to Section 4.6.3(b), BMS reasonably determines that Century has not performed all of its obligations under the Research Plan (irrespective of whether BMS validates that such Development Candidate satisfies the Development Candidate Criteria), (i) the applicable License Opt-In Period shall not end until [***] after the later of (A) Century performing such obligations and (B) BMS validating that such Development Candidate satisfies the Development Candidate Criteria, and (ii) even if BMS exercises the applicable License Opt-In (irrespective of whether BMS validates that such Development Candidate satisfies the Development Candidate Criteria), Century shall remain responsible for completing its activities under the applicable Research Plan.

4.6.4Material Transfer.

(a)Transfer.  On a Collaboration Program-by-Collaboration Program basis and to the extent set forth in the applicable Research Plan or otherwise agreed in writing by Century, Century shall transfer Materials for such Collaboration Program to BMS (the “Transferred Century Materials”), for the following uses and purposes (the “Permitted BMS Purposes”): (i) to enable BMS to assist in the conduct of such Collaboration Program and to evaluate, on an ongoing basis, the status and progress of such Collaboration Program against the applicable Research Plan, including to assess scalability on an ongoing basis, (ii) to determine whether a given Development Candidate meets the Development Candidate Criteria as contemplated by Section 4.6.3(b), and (iii) for such other purposes as may be agreed to by the Parties in writing, such agreement not to be unreasonably withheld, conditioned or delayed.  All transfers of such Transferred Century Materials by Century to BMS shall be documented in writing, and shall set forth the type and name of the Transferred Century Materials, the amount of the Transferred Century Materials transferred and the date of the transfer of such Transferred Century Materials.  BMS shall only use the Transferred Century Materials provided pursuant to this Section 4.6.4 for the Permitted BMS Purposes and BMS agrees that such Transferred Century Materials shall be used in compliance with Law and the terms and conditions of this Agreement.

(b)License; Ownership.  At the time Century provides the Transferred Century Materials to BMS as provided herein and to the extent not separately licensed under this Agreement, subject to the terms and conditions of this Agreement, Century shall grant, and hereby grants, to BMS a non-exclusive license under the Patents and Know-How Controlled by Century necessary to use such Transferred Century Materials solely for the Permitted BMS Purposes.  Subject to the immediately following sentence, all Transferred Century Materials delivered by Century to BMS shall remain the sole property of Century, shall only be used by BMS in furtherance of the Permitted BMS Purposes, and, subject to Article 11, shall be returned to Century or destroyed, in Century’s sole discretion, upon the earliest of (a) termination of this Agreement, (b) completion of the Permitted BMS Purposes, or (c) discontinuation of the use of such Transferred Century Materials by BMS.  From and after BMS’s exercise of the License Opt-In with respect to a Collaboration Program, BMS shall have the right to use any Transferred Century Materials transferred to BMS under such Collaboration Program in accordance with the license granted to BMS under Section 5.4.2 (and this Section 4.6.4 shall cease to apply to such Transferred Century Materials).

4.7Compliance Provisions.  With respect to any activities conducted by or on behalf Century under this Agreement, including all activities under the Collaboration Programs, the following shall apply:

4.7.1General.  Century shall ensure that any such activities conducted by or on behalf of it pursuant to this Agreement are conducted in compliance with all Laws (including, to the extent applicable, GCP, GLP and GMP), in good scientific manner and consistent with good business ethics and data integrity, and Century will promptly notify BMS in writing after it becomes aware of any deviations from any of the foregoing.

4.7.2No Use of Debarred Person.  Century hereby certifies that (a) as of the Effective Date, Century has screened itself, its Affiliates and its and their respective officers and directors (and its or their respective consultants and subcontractors and their respective officers and directors) against the Exclusions Lists; and (b) Century, its Affiliates and any Third Party subcontractors performing on Century’s behalf hereunder, has not employed or otherwise used in any capacity, and will not employ or otherwise use in any capacity, the services of any Person, including any employee, officer, director, consultant or subcontractor, (i) who is (or has been) on the Exclusions List, or who is (or has been) in Violation or otherwise debarred under U.S. law (including Section 21 U.S.C. § 335a) or any foreign equivalent thereof or (ii) that is the subject of an FDA debarment investigation or proceeding (or similar proceeding by any Regulatory Authority outside the U.S.), in each case, in performing any portion of the activities hereunder.  If at any point during the Term, Century is, or learns that any of its Affiliates or its or their respective officers or directors, or any Person performing on behalf of Century under this Agreement is in Violation, Century will promptly notify BMS and will prohibit such Person from performing any such activities, function or capacity related to any such activities under this Agreement.

4.7.3Personal Data.  Century shall ensure that all Personal Data is processed in accordance with Laws, including the fair and lawful collection and processing of such Personal Data, the disclosure of such Personal Data to BMS in accordance with this Agreement and the transfer of such Personal Data (including any transfer from inside the EU to outside the EU).  Century shall promptly notify BMS if it becomes aware that any data provided to BMS is inaccurate or has been unlawfully obtained or processed or, where consent to process Personal Data has been provided, consent is withdrawn or Century becomes aware that consent may not be reliable.  “Personal Data” means any information relating to an identified or identifiable individual or otherwise as defined under Laws.

ARTICLE 5.

LICENSE OPT-IN; LICENSES; EXCLUSIVITY; NEGATIVE COVENANTS

5.1License Opt-In.  On a Collaboration Program-by-Collaboration Program basis, BMS, during the License Opt-In Period for such Collaboration Program shall have the sole and exclusive right to elect to exercise its rights to obtain the exclusive license for the applicable Collaboration Target and the associated Development Candidates under such Collaboration Program (each, a “License Opt-In”).  If BMS exercises the License Opt-In with respect to a

Collaboration Program during the applicable License Opt-In Period, then on the date BMS provides written notice to Century that it elects to exercise the applicable License Opt-In, the Development Candidates from such Collaboration Program shall become Licensed Development Candidates under this Agreement and shall be subject to the grant of the license set forth in Section 5.4.2.  Without limiting the license grant in Section 5.4.2, Century shall have no obligation (including under Section 5.3) to deliver to BMS any materials or data that solely relates to any

Licensed Development Candidates for a Collaboration Program that is not a Century-Provided Candidate.

5.2Effect of Not Exercising a License Opt-In. In the event BMS elects not to exercise the License Opt-In during the License Opt-In Period (including by allowing the License Opt-In Period to expire without exercising the License Opt-In), then (a) such Collaboration Program shall no longer be a Collaboration Program under this Agreement, (b) no license will be granted to BMS under Section 5.4.2 in relation to the applicable Collaboration Target and any associated Development Candidate, (c) Century shall be free to Exploit the applicable Development Candidate, if such Development Candidate is not covered or claimed by any Collaboration Patents Controlled by BMS or any of its Affiliates or any BMS Background Patents or BMS Background Know-How, (d) without limiting clause (c) of this Section 5.2, Century shall be free to Exploit the applicable Development Candidate, if such Development Candidate is not covered or claimed by any Collaboration Patents owned solely by BMS or any of its Affiliates or any BMS Background Patents or BMS Background Know-How and either (i) BMS did not terminate such Collaboration Program as a result of safety concerns with respect to such Collaboration Program [***], (e) BMS shall transfer control of the prosecution of any Product Specific Collaboration Patents with respect to such Collaboration Program to Century (that, subject to clause (g) of this Section 5.2, do not have claims that relate to any other Collaboration Program), (f) with respect to each Development Candidate described in clause (d) and at Century’s election, exercisable by written notice within [***] after BMS elects not to exercise the License Opt-In, the Parties will negotiate in good faith (but without any obligation to enter into an agreement) a license or sublicense, as applicable, under all (or, as elected by Century, certain of) BMS Background Patents (solely to the extent owned by BMS or any of its Affiliates) and BMS Background Know-How (but solely to the extent owned by BMS or any of its Affiliates), and BMS’s interest in the Collaboration Patents and Collaboration Know-How that are necessary or reasonably useful to make, have made, use, sell, offer for sale or import any pharmaceutical product containing such Development Candidate; provided that BMS shall have no obligation to negotiate any such license if BMS terminated such Collaboration Program as a result of safety concerns [***].

5.3Technology Transfer.

5.3.1Minimum Viable Process Transfer.  On a Collaboration Program-by-Collaboration Program basis, upon IND Acceptance with respect to a Licensed Development Candidate from the applicable Collaboration Program, on BMS’s request but subject to the final sentence of Section 5.1, Century shall (and shall cause its Affiliates to) cooperate with BMS or its designee (which designee may be an Affiliate or a Third Party) to transfer to BMS (or its designees) the documentation and materials related to the manufacture of the Development Candidates from such Collaboration Program and carry out the activities, in each case as set forth on Schedule 5.3.1 (such transfer, the “Minimum Viable Process Transfer”).  Century shall provide BMS (or its designees) reasonable assistance with respect to development (including regulatory) matters related to the Minimum Viable Process Transfer, including by providing BMS (or its designees) with reasonable access by teleconference or in person (as requested by BMS) to Century personnel (and personnel of its Affiliates and Third Party subcontractors) involved in the development or implementation of the Manufacturing Process to assist BMS (or its designees) with development (including regulatory) matters and answer questions related to the Minimum Viable Process Transfer.  Century represents and warrants that at the time of delivery with respect to any Materials delivered or released by Century to BMS pursuant to this Section 5.3 that such Materials will have been manufactured in accordance with Law and will comply with any other quality requirements set forth in the applicable Research Plan or otherwise agreed by the Parties.

5.3.2Manufacturing Technology Transfer.  On a Collaboration Program-by-Collaboration Program basis, upon BMS’s written request at any time (x) after achievement of Proof of Concept with respect to a Licensed Development Candidate from the applicable Collaboration Program, as determined by BMS in its sole discretion, or (y) subject to payment of the Technology Transfer Fee pursuant to Section 7.4 (but only to the extent required under Section 7.4), prior to achievement of Proof of Concept but after IND Acceptance with respect to a Licensed Development Candidate from the applicable Collaboration Program, Century shall, in each case ((x) and (y)) effect a full transfer to BMS or its designee (which designee may be an Affiliate or a Third Party) of all Century Know-How relating to the Manufacturing Process to enable BMS (or its designees) to Exploit the Licensed Development Candidates and Products from such Collaboration Program and implement the Manufacturing Process at BMS or Third Party facilities designated by BMS (such transfer and implementation, as more fully described in Schedule 5.3.2 and this Section 5.3.2, the “Manufacturing Technology Transfer”).  Century shall provide, and shall use Commercially Reasonable Efforts to cause its Third Party manufacturers to provide (including by using Commercially Reasonable Efforts to negotiate contractual obligations for such Third Party manufacturers to do so under agreements entered into following the Effective Date), all reasonable assistance requested by BMS to enable BMS (or its Affiliate or designated Third Party manufacturer, as applicable) to implement the Manufacturing Process at the facilities designated by BMS.  If requested by BMS, such assistance shall include facilitating BMS (or its designee) entering into agreements with applicable Third Party manufacturers relating to the Licensed Development Candidates and Product(s).  Without limitation to the foregoing, in connection with each Manufacturing Technology Transfer:

(a)Century shall transfer to BMS (i) all data, results and Know-How related to testing and studies of such Licensed Development Candidates and Products (including analytical test results and non-clinical pharmacology and safety data) in the possession or control of Century to the extent such data, results or Know-How are necessary or reasonably useful for the continued Exploitation of Licensed Development Candidates and Products from such Collaboration Program, and (ii) all of its inventory of materials related to such Licensed Development Candidates and Products;

(b)Without limiting Century’s obligation to perform the Manufacturing Technology Transfer for a Collaboration Program, the Parties will, upon License Opt-In with respect to such Collaboration Program, commence discussions regarding, and use good faith efforts to agree prior to completion of the initial dose escalation studies for such Collaboration Program on, a manufacturing technology transfer plan detailing the specific activities for the Manufacturing Technology Transfer, which plan shall be consistent with this Section 5.3.2;

(c)Century shall make available, and shall use Commercially Reasonable Efforts to cause its Third Party manufacturers to make available, to BMS (or its Affiliate or designated Third Party, as applicable) from time to time as BMS may request, all manufacturing-related Century Know-How, information and materials relating to the Manufacturing Process that arise during the Term, and all documentation constituting material support, performance advice, shop practice, standard operating procedures, specifications as to materials to be used and control methods, that are reasonably necessary or useful to enable BMS (or its Affiliate or designated Third Party manufacturer, as applicable) to use and practice the Manufacturing Process;

(d)Century shall cause all appropriate employees and representatives of Century and its Affiliates to meet with, and shall use Commercially Reasonable Efforts to cause all appropriate employees and representatives of its Third Party manufacturers to meet with, employees or representatives of BMS (or its Affiliate or designated Third Party, as applicable) at the applicable manufacturing facility designated by BMS at mutually convenient times to assist with the working up and use of the Manufacturing Process and with the training of the personnel of BMS (or its Affiliate or designated Third Party, as applicable) to the extent reasonably necessary or useful to enable BMS (or its Affiliate or designated Third Party, as applicable) to use and practice the Manufacturing Process and to support and execute the transfer of all applicable analytical methods and the validation thereof (including, all applicable Century Know-How, methods, validation documents and other documentation, materials and sufficient supplies of all primary and other reference standards);

(e)Century shall take such steps, and shall use Commercially Reasonable Efforts to cause its Third Party manufacturers to take such steps, as are reasonably necessary or useful to assist in all reasonable respects BMS (or its Affiliate or designated Third Party, as applicable) in obtaining any necessary licenses, permits or approvals from Regulatory Authorities with respect to the manufacture of the Licensed Development Candidates and Products at the applicable facilities; and

(f)Century shall provide, and shall use Commercially Reasonable Efforts to cause its Third Party manufacturers to provide, such other assistance as BMS (or its Affiliate or designated Third Party, as applicable) may reasonably request to enable BMS (or its Affiliate or designated Third Party, as applicable) to use and practice the Manufacturing Process and otherwise to manufacture Licensed Development Candidates and Products.

In this Section 5.3.2, wherever Century is required to use Commercially Reasonable Efforts to cause its Third Party manufacturers to take an action or otherwise assist, such obligation shall include using Commercially Reasonable Efforts to negotiate contractual obligations for such Third Party manufacturers to do so under agreements entered into following the Effective Date.

Century acknowledges and agrees that Century’s obligations under this Section 5.3.2 are unique and that BMS would not have entered into this Agreement in the absence of such obligations, and that any material breach or threatened material breach of this Section 5.3.2 by Century will result in irreparable injury to BMS for which damages will be not be an adequate remedy.  Accordingly, BMS shall be entitled to specific performance of this Section 5.3.2 in a court of competent jurisdiction.

5.3.3Subsequent Manufacturing Technology Transfer.  Without limiting the foregoing, in the event that Century makes any invention, discovery or improvement in connection with any Collaboration Program that also relates to the manufacture of a Licensed Development Candidate or a Product for which Century has begun or completed a Manufacturing Technology Transfer, Century shall promptly disclose such invention, discovery or improvement to BMS, and shall, at BMS’s request, perform a technology transfer with respect to such invention, discovery, or improvement in the same manner as provided in Section 5.3.2; provided that BMS shall reimburse Century for any incremental FTE Costs and Out-of-Pocket Costs incurred by Century to perform such subsequent technology transfer in respect of Licensed Development Candidates and Products for which Century has begun or completed a Manufacturing Technology Transfer.

5.4License Grants to BMS.

5.4.1Non-Exclusive Research License.  Subject to the terms and conditions of this Agreement, Century hereby grants to BMS a fully-paid, royalty-free, non-exclusive license, with the right to grant sublicenses through multiple tiers (as provided herein) under the Century Patents, Century Know-How and Century’s interest in Collaboration IP solely to the extent necessary for BMS to conduct its obligations and exercise its rights under the applicable Research Plan, including to evaluate whether to exercise its License Opt-In for a given Collaboration Program.  BMS may sublicense the foregoing license solely to its Affiliates and Third Party subcontractors for the sole purpose of conducting BMS’s obligations and exercising its rights under the applicable Research Plan on BMS’s behalf.

5.4.2Exclusive License.  Subject to the terms and conditions of this Agreement, upon exercise of each License Opt-In with respect to a Collaboration Program, Century shall grant, and hereby does grant, BMS an exclusive (even as to Century and its Affiliates), sublicensable (including through multiple tiers) license under the Licensed IP to Exploit Licensed Development Candidates from such Collaboration Program and Products in the Field in the Territory.  For the avoidance of doubt, if BMS exercises its License Opt-In with respect to a Collaboration Program, all Development Candidates Directed to the applicable Collaboration Target that are generated by or on behalf of Century or its Affiliates during the Research Term shall be deemed optioned by BMS and subject to the exclusive license under this Section 5.4.2.

5.4.3Right to Sublicense.  BMS, without the prior consent of Century, may grant sublicenses (including the right to grant further sublicenses through multiple tiers) under the non-exclusive license it receives under Section 5.4.1 and the exclusive license it receives under Section 5.4.2 to any of its Affiliates or any Third Party; provided that the agreement between BMS and any Sublicensee or Settlement Sublicensee shall be consistent with the terms and conditions of this Agreement.  BMS shall remain responsible for its obligations, including payment obligations pursuant to Article 7, under this Agreement that have been delegated, subcontracted or sublicensed to any of its Affiliates, Sublicensees or Third Party subcontractors.

5.4.4Existing License Agreements.  To the extent any rights or technology licensed to Century under the FCDI Agreements are sublicensable or sublicensed to BMS under this Agreement, nothing in this Agreement grants to BMS any rights with respect to such rights or technology that (a) are greater than those granted to Century pursuant to the applicable FCDI

Agreement or (b) require the consent or approval of FCDI unless and until such consent or approval has been obtained.

5.5License Grants to Century.

5.5.1Non-Exclusive Research License.  Subject to the terms and conditions of this Agreement, BMS hereby grants to Century a fully-paid, royalty-free, non-exclusive license, with the right to grant sublicenses through multiple tiers (as provided herein), effective only during the Research Term, under BMS Background Patents, BMS Background Know-How and BMS’s interest in Collaboration IP, solely to the extent necessary for Century to conduct its obligations under the applicable Research Plan or Century Work Plan.  Century may grant sublicenses (with the right to grant further sublicenses) under the foregoing license solely to its Affiliates and permitted Third Party subcontractors solely to conduct such obligations under the applicable Research Plan or Century Work Plan on its behalf.

5.5.2Right to Sublicense.  Century may grant sublicenses (including the right to grant further sublicenses through multiple tiers) under the non-exclusive licenses it receives under Section 5.5.1 to any of its Affiliates or any permitted Third Party subcontractors without the prior written consent of BMS; provided that the agreement between Century and any Affiliate or permitted Third Party subcontractor shall be consistent with the terms and conditions of this Agreement.  Century shall remain responsible for its obligations under this Agreement that have been delegated, subcontracted or sublicensed to any of its Affiliates or permitted Third Party subcontractors.

5.6No Implied Licenses.  Except as specifically set forth in this Agreement, neither Party shall acquire any license, intellectual property interest or other rights, by implication or otherwise, in any Know-How disclosed to it under this Agreement or under any Patents Controlled by the other Party or its Affiliates.

5.7Exclusivity.

5.7.1Reserved Target Exclusivity.  During the Designation Term, Century shall not, and shall cause its respective Affiliates not to, directly or indirectly whether for itself or with, for or on behalf of any Third Party (including the grant of any license or option to any Third Party) (a) work on or with (i) any Reserved Target for any indication, or Exploit an iPSC-derived cellular product candidate or product Directed to such Reserved Target for any indication or (ii) any Target that is a component of a Reserved Target, whether as a standalone Target or combined with one or more other Targets, for the Indication for which such Reserved Target would be evaluated as set forth on the Reserved List or (b) license, authorize, appoint, or otherwise enable any Third Party to perform (including by granting an option, covenant not to sue, or other forbearance) any of the activities under clause (a), in each case ((a) and (b)) only for so long as such Reserved Target remains a Reserved Target.  By way of example, if a Reserved Target is A + B, then  (i) A + B is an exclusive Reserved Target for all indications, (ii) each of A and B alone is an exclusive Reserved Target with respect to the Indication for which such Reserved Target is reserved, (iii) a multi-specific Target that includes A or B is an exclusive Reserved Target with respect to the Indication for which such Reserved Target is reserved even if it also includes C, but (iv) neither A nor B alone is an exclusive Collaboration Target with respect to an indication other than the Indication for which such Reserved Target is reserved.

5.7.2Collaboration Target Exclusivity.  On a Collaboration Program-by Collaboration Program basis, during the Research Term until License Opt-In for such Collaboration Program and for a period of five (5) years following the License Opt-In for such Collaboration Program (each, a “Collaboration Target Exclusivity Period”), Century shall not, and shall cause its respective Affiliates not to, directly or indirectly whether for itself or with, for or on behalf of any Third Party (including the grant of any license or option to any Third Party) (a) engage in any discovery, research, development, manufacturing, or commercialization activities with respect to an iPSC-derived cellular product candidate or product Directed to (i) the Collaboration Target for such Collaboration Program for any indication or (ii) any Target that is a component of a Collaboration Target, whether as a standalone Target or combined with one or more other Targets, for the Indication for which such Collaboration Target is being evaluated (as set forth in the target product profile within the Research Plan for such Collaboration Program), or (b) license, authorize, appoint or otherwise enable any Third Party to perform (including by granting an option, covenant not to sue, or other forbearance) any of the activities under clause (a).  By way of example, if a Collaboration Target is A + B and the Indication for which a Collaboration Target is being evaluated is acute myeloid leukemia, then (i) A + B is an exclusive Collaboration Target for all indications, (ii) each of A and B alone is an exclusive Collaboration Target with respect to acute myeloid leukemia, (iii) a multi-specific Target that includes A or B is an exclusive Collaboration Target with respect to acute myeloid leukemia even if it also includes C, but (iv) neither A nor B alone is an exclusive Collaboration Target with respect to an indication other than acute myeloid leukemia.

5.7.3Acquisition of Distracting Product.  Notwithstanding the provisions of Section 5.7.1 and Section 5.7.2, if Century or any of its Affiliates acquires rights to Exploit a product as the result of a merger, acquisition or combination with or of a Third Party other than a Change of Control of Century (each, an “Acquisition Transaction”) and, on the date of the closing of such Acquisition Transaction, such product is being Exploited and such activities would, but for the provisions of this Section 5.7.3, constitute a breach of Section 5.7.1 or Section 5.7.2 (such product, a “Distracting Product”), Century will, within [***] after the closing of such Acquisition Transaction notify BMS in writing of such acquisition and either:

(a)notify BMS in writing that Century or its Affiliate will use Commercially Reasonable Efforts to promptly, but in any event within [***], divest its rights (which may include an exclusive sublicense) to such Distracting Product, in which case, Century or its Affiliate will divest or exclusively sublicense such Distracting Product; provided, however, that Century shall not grant any rights or access in or to (i) Subject Information or (ii) any Patents of Century or any of its Affiliates (other than Patents owned or controlled by such Third Party or Affiliates of such Third Party as of the date immediately prior to such merger, acquisition or combination) in connection with such Distracting Product; provided, further, that if despite Century’s use of Commercially Reasonable Efforts, such Distracting Product has not been divested within such [***] period, Century shall notify BMS in writing that it is ceasing all such Exploitation with respect to the Distracting Product, in which case, within [***] (or such longer period as may be agreed by the Parties) after the end of such [***] period, Century and its Affiliates will cease all such activities, giving due consideration to ethical concerns and requirements under Law; or

(b)notify BMS in writing that it is ceasing all such Exploitation with respect to the Distracting Product, in which case, within [***] days (or such longer period as may be agreed by the Parties) after BMS’s receipt of such notice, Century and its Affiliates will cease all such activities, giving due consideration to ethical concerns and requirements under Law.

Prior to the time of divestiture pursuant to clause (a) or prior to the termination of activities pursuant to clause (b), as applicable, Century and its Affiliates will segregate activities relating to the Distracting Product from research, development, commercialization or other Exploitation with respect to Development Candidates, Licensed Development Candidates or Products under this Agreement, and shall ensure that (i) no personnel involved in performing any activities with respect to such Distracting Product have access to non-public plans or information relating to the research, development, commercialization or other Exploitation of Development Candidates, Licensed Development Candidates or Products under this Agreement, (ii) no personnel involved in performing development or commercialization activities with respect to Development Candidates, Licensed Development Candidates or Products under this Agreement have access to non-public plans or information relating to the development or commercialization of such Distracting Product, and (iii) Century does grant any rights or access in or to Subject Information or any Patents of Century or any of its Affiliates (other than Patents owned or controlled by such Third Party or Affiliates of such Third Party as of the date immediately prior to such merger, acquisition or combination) with respect to such Distracting Product; provided that the limitations in clauses (i) through (iii) shall not apply to Century’s or its Affiliates rights to Exploit a product acquired as the result of a merger, acquisition or combination with or of a Third Party (other than a Change of Control of Century) that is not a Distracting Product.

5.7.4Change of Control.  If there is a Change of Control of Century, the obligations of Section 5.7.1 and Section 5.7.2 will not apply to, and will not preclude the Acquirer from Exploiting, any program, compound or product of the Acquirer that is being Exploited by the Acquirer prior to the date of such Change of Control that would, but for the provisions of this Section 5.7.4, be subject to Section 5.7.1 or Section 5.7.2 (each, an “Acquirer Program”); provided that (a) Century shall ensure that all activities of such Acquirer with respect to each Acquirer Program (i) do not use and are not based on or incorporate (1) the Century Platform Technology or any Century Know-How or Collaboration Know-How or (2) BMS’s Confidential Information, and (ii) are kept separate from the activities performed under or in connection with this Agreement, (b) the Acquirer shall establish reasonable protections to prevent access and sharing by Acquirer of any Subject Information, and (c) no personnel who were employees or consultants of the Acquired Party working on or performing, or who have worked on or performed, any Collaboration Program, or who have had access to Subject Information, will conduct any activities with respect to an Acquirer Program that would, but for the provisions of this Section 5.7.4, be subject to Section 5.7.1 or Section 5.7.2.  If, as of the date of such Change of Control, the AML Program is a Terminated Program and BMS has not designated the Second Additional Collaboration Target, then the Co-Promote Option for the Second Additional Collaboration Program will expire upon the date of such Change of Control.

5.7.5Acknowledgement.  Each Party acknowledges and agrees that (a) this Section 5.7 has been negotiated by the Parties, (b) the geographical and time limitations on activities set forth in this Section 5.7 are reasonable, valid and necessary in light of the Parties’ circumstances and necessary for the adequate protection of the business of the Products and (c) BMS would not have entered into this Agreement without the protection afforded it by this Section 5.7 and that any material breach or threatened material breach of this Section 5.7 by Century will result in irreparable injury to BMS for which damages will be not be an adequate remedy.  Accordingly, BMS shall be entitled to specific performance of this Section 5.7 in a court of competent jurisdiction.  If, notwithstanding the foregoing, a court of competent jurisdiction determines that the restrictions set forth in this Section 5.7 are too broad or otherwise unreasonable under Law, including with respect to duration, geographic scope or space, the court is hereby requested and authorized by the Parties to revise this Section 5.7 to include the maximum restrictions allowable under Law.

5.8Insolvency.

5.8.1All rights and licenses granted under or pursuant to this Agreement by one Party to the other, but only to the extent they constitute licenses of a right to “intellectual property” as defined in Section 101 of Title 11 of the U.S. Code (“Title 11”), shall be deemed licenses of rights to “intellectual property” for all purposes of Section 365(n) of Title 11 or any analogous provisions in any other country or jurisdiction.  In the event that a case under Title 11 is commenced by or against either Party (the “Bankrupt Party”), the other Party shall retain and may fully exercise all of the rights set forth in Section 365(n) of Title 11 or any analogous provisions in any other country or jurisdiction to the maximum extent permitted thereby, including the right to obtain the intellectual property from another entity.  During the Term, each Party shall create and maintain current copies to the extent practicable of all such intellectual property.  Without limiting the Parties’ rights under Section 365(n) of Title 11, if a case under Title 11 or any analogous provisions in any other country or jurisdiction is commenced by or against the Bankrupt Party, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of such other Party, shall be promptly delivered to such other Party (a) before this Agreement is rejected by or on behalf of the Bankrupt Party, within [***] after such other Party’s written request, unless the Bankrupt Party, or its trustee or receiver, elects within [***] to continue to perform all of its obligations under this Agreement, or (b) after any rejection of this Agreement by or on behalf of the Bankrupt Party, if not previously delivered as provided under clause (a) above.  All rights of the Parties under this Section 5.8.1 and under Section 365(n) of Title 11 are in addition to and not in substitution of any and all other rights, powers, and remedies that each Party may have under this Agreement, Title 11 and any other Law.  Unless and until the Bankrupt Party rejects this Agreement, the Bankrupt Party shall perform this Agreement or provide the intellectual property (including all embodiments of such intellectual property) to the non-Bankrupt Party, and shall not interfere with the rights of the non-Bankrupt Party to such intellectual property, including the right to obtain the intellectual property from another entity.  Without limiting the immediately preceding sentence, the non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.

5.8.2The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by Law and any provisions of applicable contracts with Third Parties, including for purposes of Title 11, (a) the right of access to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, that is necessary or useful for the development, regulatory approval, commercialization, manufacture or other Exploitation of Licensed Development Candidates and Products and (b) the right to contract directly with any Third Party described in (a) in this sentence to complete the contracted work.

5.8.3Any intellectual property provided pursuant to the provisions of this Section 5.8 shall be subject to the licenses set forth elsewhere in this Agreement and the payment of all amounts required under Title 11.

5.8.4In the event that after the Effective Date Century enters into a license agreement with a Third Party with respect to intellectual property that will be sublicensed to BMS hereunder, Century will use commercially reasonable efforts to enable BMS to receive a direct license from any such Third Party in the event that such license agreement between Century and such Third Party is terminated or rejected under Section 365(a) of Title 11 during the Term on account of Century becoming a Bankrupt Party or otherwise.

5.8.5Notwithstanding anything to the contrary in Article 9, in the event that Century is the Bankrupt Party, BMS may take appropriate actions in connection with the prosecution, maintenance and enforcement of any Century Patents licensed to BMS under this Agreement without being required to consult with Century before taking any such actions; provided that such actions are consistent with this Agreement.

ARTICLE 6.

DEVELOPMENT, COMMERCIALIZATION AND MANUFACTURING OF PRODUCTS

6.1Development and Commercialization.

6.1.1General. Following License Opt-In exercise with respect to a Collaboration Program, except for any activities allocated to Century under a Century Work Plan, and subject to the Co-Promote Options, as between the Parties, BMS will have the sole right, directly and through its Affiliates and sublicensees, at its cost and expense, for all development, regulatory, commercialization and any and all other activities related to the applicable Licensed Development Candidates and Products in the Territory and will have the sole decision-making authority with respect thereto.  As between the Parties, BMS will own all clinical data, regulatory applications, INDs and Approvals, including all BLAs, for the Licensed Development Candidates and Products arising from the conduct of such activities by BMS, its Affiliates and sublicensees.  Without limiting the foregoing, as between the Parties, BMS shall have the sole right, at its cost and expense, to conduct or have conducted (a) all pre-clinical development for the Licensed Development Candidates and Products (provided, that Century shall perform its obligations set forth in Section 6.2.1 and in the applicable Century Work Plan with respect to IND-Enabling Studies), and (b) all clinical development and commercialization of Licensed Development Candidates and Products.

6.1.2[***].

6.1.3Development Updates.  No later than June 30 and December 31 of each Calendar Year, BMS shall, at a meeting of the JSC (or if the JSC has been disbanded, then in a meeting with Century), summarize the development of each Product from the Collaboration Programs during the six (6) months ending one (1) month prior to each deadline for providing such report, which reports shall set forth in sufficient detail to allow Century, FCDI (and its licensors) to ascertain progress against the then-current development plan for each Product.

6.2IND-Enabling Studies.

6.2.1General.  Upon BMS’s exercise of a License Opt-In for a Collaboration Program, Century shall conduct any IND-Enabling Studies or other activities for any Licensed Development Candidates from such Collaboration Program set forth in the applicable Century Work Plan or as otherwise required to enable BMS to file an IND with respect to such Collaboration Program. Notwithstanding the specific activities set forth in Schedule 1.47 and irrespective of whether a Century Work Plan has been agreed by the Parties pursuant to Section 4.1.1 for a Collaboration Program, unless otherwise agreed by the Parties, Century shall conduct all IND-Enabling Studies required to file the IND for such Collaboration Program, including any process development activities, all the costs of which shall be deemed Reimbursable Work Plan Expenses. Each Party may propose an amendment to the Century Work Plan by submitting such proposed amendment in writing to the JSC (or a Working Group), for review and approval, subject to the final decision-making process set forth in Section 2.3.1.  Century shall provide BMS (through the appropriate Working Group and in a form acceptable to the JSC) with quarterly written reports of the work performed under each Century Work Plan, the results achieved by Century, all Know-How and other information (including raw data) with respect thereto, and all reports or other deliverables specified under such Century Work Plan and such other reports and data required for BMS to file the IND and shall also promptly notify BMS of any significant data, activities or events that occur under the applicable Century Work Plan.  Century shall promptly share the data and results of all activities performed by or on behalf of Century under each Century Work Plan.

6.2.2Performance; Cost.  Century shall perform any IND-Enabling Studies for which Century is responsible in accordance with the applicable Century Work Plan and BMS’s reasonable instructions.  On a Calendar Quarterly basis, BMS will reimburse Century for the reasonable and verifiable FTE Costs and Out-of-Pocket Costs incurred by Century in accordance with GAAP in connection with conducting the activities assigned to Century under the Century Work Plan in accordance with the budget set forth therein, without any margin or mark-up (collectively, “Reimbursable Work Plan Expenses”).  Century shall, within [***] after the end of each Calendar Quarter for which Century seeks reimbursement for Reimbursable Work Plan Expenses, send a report and invoice to BMS detailing the Reimbursable Work Plan Expenses during such Calendar Quarter (including the number of hours worked by FTEs and any Out-of-Pocket Costs) and shall provide such other documentation as BMS may reasonably request to verify such Reimbursable Work Plan Expenses.  Such reports and invoices shall specify in reasonable detail all expenses included in such FTE Costs and Out-of-Pocket Costs during such Calendar Quarter.  Payment with respect to such invoices shall be due within [***] after receipt by BMS of such report, invoice, and other documentation reasonably requested by BMS; provided, however, that if BMS in good faith disputes any portion of any such invoice, it shall pay the undisputed portion and shall provide Century with notice of the disputed portion and its reasons therefor, and BMS shall not be obligated to pay such disputed portion unless and until such dispute is resolved in favor of Century.

6.3Century Co-Promote Option.

6.3.1Grant of Option.  With respect to each of the AML Program and the Collaboration Program for the Second Additional Collaboration Target (if any), BMS hereby grants to Century the option to, at Century’s cost and expense, to elect to conduct [***] ([***]%) (but no less or more than [***] ([***]%)) of the detailing effort with respect to Products from such Collaboration Program in the United States (each, a “Co-Promote Option”).  BMS will keep Century reasonably informed of the planned Commercialization of such Products, as applicable, in the Field in the Territory, and, no later than [***] months prior to the date that is reasonably expected for the first Approval for the first indication for a Co-Promotion Product from the applicable Collaboration Program in the U.S., provide Century with written notice thereof (each, an “Co-Promotion Option Notice”).  Century may exercise the applicable Co-Promote Option by providing written notice to BMS within [***] following Century’s receipt of the applicable Co-Promotion Option Notice (the “Co-Promote Opt-in Deadline”).  If Century does not exercise such Co-Promote Option prior to the applicable Co-Promote Opt-in Deadline, or in the event of any Change of Control of Century (or any of its controlling Affiliates) prior to Century’s exercise of the applicable Co-Promote Option as provided for in Section 6.3.2, the Co-Promote Option will expire, and Century shall have no further rights with respect to such Co-Promote Option.

6.3.2Option Exercise.  If Century exercises the Co-Promote Option for any Co-Promotion Products, Century and BMS will promptly negotiate in good faith an agreement (the “Co-Promotion Agreement”), which will contain the terms set forth on Schedule 6.3.2 (Co-Promotion Agreement Terms) and other reasonable and customary terms for similar arrangements.  Century shall not perform any promotional activities or otherwise commercialize Co-Promotion Products until the Parties have executed such Co-Promotion Agreement.  Century shall detail the Co-Promotion Products at its sole cost and expense and shall be responsible for all costs and expenses it incurs under or in connection with a Co-Promotion Agreement.

6.4Manufacture.

6.4.1Subject to Century’s right and obligation to manufacture and supply described in Section 6.4.2, and except as otherwise may be agreed by the Parties, following the License Opt-In for a Collaboration Program in accordance with Section 5.3.2, as between the Parties, BMS will have the exclusive right to manufacture (including having an Affiliate or Third Party manufacture on its behalf) all Licensed Development Candidates and Products for such Collaboration Program (including all such manufacturing for use in Clinical Trials, GLP toxicology studies and for commercial sale), including all activities related to developing the process, analytics and formulation for the manufacture of clinical and commercial quantities of

Licensed Development Candidates and Products, the production, manufacture, processing, filling, finishing, packaging, labeling, inspection, receiving, holding and shipping of Licensed Development Candidates and Products, or any raw materials or packaging materials with respect thereto, or any intermediate of any of the foregoing, including process and cost optimization, process qualification and validation, commercial manufacture, stability, in-process and release testing, quality assurance and quality control.  For clarity, Century shall be solely responsible for manufacturing and supplying Development Candidates for the conduct of the Research Plans at its sole cost and expense.

6.4.2Until the later of completion of Proof of Concept and successful Manufacturing Technology Transfer following the License Opt-In for a Collaboration Program in accordance with Section 5.3.2 or as otherwise agreed by the Parties, Century shall have the obligation to, and unless BMS has paid the Technology Transfer Fee Century shall have the right to, manufacture and supply to BMS all supply of Licensed Development Candidates and Products as BMS may request for all development activities with respect to the applicable Collaboration Program (including IND-Enabling Studies) at Century’s actual Manufacturing Costs directly related to such supply without any margin or mark-up.  Within [***] of a request by BMS, the Parties shall mutually agree upon and enter into a clinical supply agreement and quality agreement pursuant to which Century would supply the applicable Licensed Development Candidates and Products to BMS at Century’s actual Manufacturing Costs directly related to such supply without any margin or mark-up, consistent with this Agreement and otherwise consistent with customary and standard terms for a contract manufacturing organization.  BMS shall have the right, at its own cost, to conduct an initial audit prior to execution of any clinical supply agreement and quality agreement, and subsequent audits, of any facility at which the manufacture of Licensed Development Candidates and Products under such agreements will be or is performed and of all suppliers of materials therefor, including any relevant books and records.

6.5Regulatory; Serious Adverse Event Reporting.

6.5.1As between BMS and Century, BMS shall have sole responsibility and decision making authority with respect to regulatory matters for Licensed Development Candidates and Products (including the content of any regulatory filing or dossier, interactions with Regulatory Authorities, pharmacovigilance reporting, labeling, safety and the decision to file or withdraw any IND or Approval (including any MAA) or to cease or suspend any Clinical Trial).  BMS shall have sole responsibility for preparing and submitting all regulatory materials and applications for INDs and Approvals for Products in the Territory, including preparing, submitting and holding all INDs, Clinical Trial agreements (CTAs) and Approvals for Products; provided, that Century shall, at its sole cost and expense, cooperate fully with BMS and provide to BMS all Know-How, documents, reports and records in the possession or control of Century or any of its Affiliates, including any rights of reference, in each case as may be reasonably requested by BMS, and any reports that Century is required to provide under a Research Plan or Century Work Plan in order to prepare or support any regulatory materials for Products in the Field in the Territory (including reasonable assistance in preparing and submitting INDs with respect to Licensed Development Candidates) and interactions with any Regulatory Authority in connection with development or regulatory approval of Products.  As between the Parties, BMS will own all regulatory materials, INDs and Approvals (including MAAs) for Products and all such regulatory materials, INDs and Approvals (including MAAs) shall be submitted in the name of BMS (or its Affiliate, sublicensee or designee, as applicable).

6.5.2Coordination.  On a Collaboration Program-by-Collaboration Program and Major Market-by-Major Market basis, until the date of first Approval in such Major Market for a Product with respect to such Collaboration Program, BMS shall provide Century with reasonable advance notice of any scheduled meeting, conference, discussion or other communication with a Regulatory Authority in such Major Market concerning any material matter relating to a Product within two (2) Business Days after the scheduling of such meeting, including copies of all related documents and other relevant information relating to such meetings, conferences, discussions or other communications.  Century shall have the right to have reasonable representation, not to exceed one (1) employee (unless otherwise agreed by the Parties), present at such meetings, conferences, discussions and other communications.  In addition, with respect to each Product, on a Major Market-by-Major Market basis, until the date of first Approval for a Product in such Major Market with respect to such Collaboration Program, BMS shall promptly provide Century with, as applicable:  (a) copies of all regulatory correspondence to or from the Regulatory Authorities in such Major Market; (b) advance copies of material, non-recurring submissions and filings (e.g., INDs, BLAs, major supplements or amendments to the foregoing, material labeling supplements, Regulatory Authority meeting requests and core data sheets and filings related to new indications and proposed labeling) to the Regulatory Authorities in such Major Market and a reasonable opportunity to comment in advance on such submissions, which comments BMS shall consider in good faith; (c) notices of any revocations of Approvals with respect to any such Product and any Product recalls or withdrawals in such Major Markets; and (d) reasonable responses to inquiries by Century regarding the Approval and other regulatory activities for any Product in such Major Market.

6.5.3Serious Adverse Event Reporting.  Following License Opt-In for a Collaboration Program, as required by Laws, the Parties shall agree upon a pharmacovigilance agreement to govern the sharing and mutual review of material safety information attributable to Licensed Development Candidates and Products for such Collaboration Program.

6.5.4Clinical Safety, Efficacy and Translational Information.  At the same time as the Parties are negotiating the Century Work Plans for the two Initial Collaboration Targets as set forth in Section 4.1.1, the Parties shall negotiate in good faith and enter into a data sharing agreement to govern the sharing and mutual review of material safety, efficacy and translational information attributable to Licensed Development Candidates and Products for all of the Collaboration Programs.

6.6Diligence.  On a Collaboration Program-by-Collaboration Program basis, BMS shall use Commercially Reasonable Efforts to [***].

ARTICLE 7.

PAYMENTS; ROYALTIES AND REPORTS

7.1Upfront Payment.  BMS shall pay Century a one-time, non-refundable, non-creditable payment in the amount of one hundred million Dollars ($100,000,000) within [***] after the Effective Date.

7.2Collaboration Program Selection Fee.  For each Additional Collaboration Program that BMS adds pursuant to Section 3.5, BMS shall pay to Century a non-refundable, non-creditable payment of [***] Dollars ($[***]) within [***] following approval of the Research Plan for the applicable Additional Collaboration Program (each, a “Collaboration Program Selection Fee”).

7.3License Opt-In Exercise Fee.  For each Collaboration Program for which BMS exercises the License Opt-In, BMS shall pay to Century a non-refundable, non-creditable payment of [***] Dollars ($[***]) within [***] following exercise of the applicable License Opt-In (each, a “License Opt-In Exercise Fee”).

7.4Technology Transfer Fee.  For the first (and only the first) Collaboration Program for which BMS requests that Century effect a Manufacturing Technology Transfer prior to achievement of Proof of Concept for a Licensed Development Candidate from such Collaboration Program, BMS shall pay to Century a one-time, non-refundable, non-creditable payment of [***] Dollars ($[***]) within [***] following such request (the “Technology Transfer Fee”).  For the avoidance of doubt, the Technology Transfer Fee shall be payable only once, regardless of the number of Collaboration Programs for which BMS requests that Century effect a Manufacturing Technology Transfer prior to achievement of Proof of Concept for a Licensed Development Candidate from such Collaboration Program, and no Technology Transfer Fee shall be due for either of (i) any Manufacturing Technology Transfer at or after achievement of Proof of Concept for the applicable Collaboration Program or (ii) any Minimum Viable Process Transfer.  If BMS has paid the Technology Transfer Fee with respect to a Collaboration Program, [***].

7.5Milestone Payments.  BMS shall pay to Century the milestone payments set forth in this Section 7.5 within the period of time set forth herein.

7.5.1Event Milestones.  On a Collaboration Program-by-Collaboration Program basis for each Collaboration Program for which BMS has exercised the License Opt-In, BMS shall, in connection with the first occurrence of each milestone event listed below with respect to the first Product directed to the applicable Collaboration Target, pay Century the milestone payments listed below in accordance with the procedure set forth in Section 7.5.3.  Subject to Section 7.9, each such payment shall be non-refundable and non-creditable.

Collaboration Program Milestone	Milestone Payment
[***]	$[***]
[***]	$[***]; provided that [***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
Maximum potential milestone payments per Collaboration Program	$235,000,000

For clarity, the milestone payments listed above shall be made only once for each Collaboration Program (as applicable), upon the first achievement of each relevant milestone by the first Product to achieve such milestone for a particular Collaboration Program (as applicable).  No amounts shall be due for subsequent or repeated achievements, whether for the same or different Product, or whether in respect of different indications.  If a Collaboration Program

Milestone for a Collaboration Program tied to Approval in any jurisdiction is achieved prior to Initiation of a Pivotal Clinical Trial in such Collaboration Program, then the Collaboration Program Milestone tied to Initiation of the first Pivotal Clinical Trial for such Collaboration Program shall be deemed to have been achieved on the same date that such Approval milestone is achieved.

7.5.2Sales Milestones.  BMS shall pay to Century the following one-time sales-based milestone payments on a Product-by-Product basis, with respect to each Product from a Collaboration Program for which BMS has exercised the License Opt-In, based on the total Net Sales of such Product in a given Calendar Year in the Territory by BMS, its Affiliates and Sublicensees.  Subject to Section 7.9, each payment shall be in accordance with the procedure set forth in Section 7.5.3, and shall be non-refundable and non-creditable.

Net Sales Threshold	Sales-Based Milestone
Total annual Net Sales of the Product in the Territory in a single Calendar Year greater than or equal to $[***]	$[***]
Total annual Net Sales of the Product in the Territory in a single Calendar Year greater than or equal to $[***]	$[***]
Total annual Net Sales of the Product in the Territory in a single Calendar Year greater than or equal to $[***]	$[***]
Total annual Net Sales of the Product in the Territory in a single Calendar Year greater than or equal to $[***]	$[***]
Maximum potential sales-based milestone payments for a Product	$500,000,000

For clarity, the milestone payments listed above shall be made only once for each Product upon the first achievement of each relevant milestone by such Product regardless of the number of years in which such Product achieves any particular milestone.

7.5.3Notice of Event Milestone Achievement.  BMS shall notify Century in writing within [***] following the achievement of each milestone event set forth in Section 7.5.1 and within twenty (20) Business Days of the end of the Calendar Year in which any milestone event in Section 7.5.2 is achieved, and BMS shall, (a) with respect to achievement of each milestone event set forth in Section 7.5.1, within [***] following the achievement of each such milestone event, and (b) with respect to achievement of each milestone event set forth in Section 7.5.2, within [***] following the end of the Calendar Year in which such milestone event was achieved, in each case ((a) and (b)), pay Century the appropriate milestone payment.

7.6Royalties.

7.6.1Royalties for Products.

(a)Commencing on the First Commercial Sale of a Product in the Territory, BMS shall pay Century royalties on a Calendar Quarter or Calendar Year basis (as described below) with respect to Net Sales during such Calendar Quarter or Calendar Year, for each Collaboration Program for which BMS has exercised the License Opt-In calculated on a Product-by-Product and country-by-country basis, as set forth in this Section 7.6.

(b)During the applicable Royalty Term in a country in the Territory, on a Product-by-Product basis, BMS shall pay to Century a tiered royalty on annual worldwide Net Sales of such Product on a Calendar Quarter basis based on the following royalty rates:

Portion of Total Annual Net Sales of Such Product	Royalty Rate
Up to and equal to $[***];	[***]%
Greater than $[***] and less than or equal to $[***];	[***]%
Greater than $[***] and less than or equal to $[***];	[***]%
Greater than $[***].	[***]%

By way of example, if the annual worldwide Net Sales of a particular Product in the Territory in a particular Calendar Year are $[***], the amount of royalties payable hereunder for such Product shall be calculated as follows (subject to any applicable reductions under this Article 7): ([***]% x $[***]) + ([***]% x $[***]) + ([***]% x $[***]) + ([***]% x $[***]) = $[***].

7.6.2Royalty Term.  BMS’s royalty payment obligation shall expire, on a Product-by-Product and country-by-country basis, on the later of: (i) twelve (12) years after the First Commercial Sale of the Product in such country; (ii) the date on which there is no longer a Valid Claim within the Century Patents or the jointly-owned Product Specific Collaboration Patent that Covers the sale of such Product in such country; or (iii) the date on which any applicable regulatory, pediatric, orphan drug or data exclusivity expires in such country (such period, the “Royalty Term”); [***].  BMS shall have no obligation to pay any royalty with respect to Net Sales of any Product in any country (or jurisdiction) in the Territory after the Royalty Term for such Product in such country (or jurisdiction) has expired (including for sales of any such Product in such country (or jurisdiction) held in inventory (determined in accordance with GAAP) to the extent such sales do not result in Net Sales prior to the date of expiration of the applicable Royalty Term in accordance with GAAP) and from and after the expiration of such Royalty Term in such country (or jurisdiction), Net Sales of such Product in such country (or jurisdiction) shall be excluded for purposes of calculating the Net Sales thresholds and ceilings set forth in Section 7.5.2 and Section 7.6.1.

7.6.3Royalty Reduction Due to Biosimilar Competition.  If during any Calendar Quarter during the Royalty Term for a Product there are one (1) or more Biosimilar Products being sold in a country with respect to such Product, then the royalty rates otherwise payable under this Agreement with respect to such Product in such country for such Calendar Quarter shall be reduced as follows but in no event shall the effective royalty rate be reduced to less than [***]% of Net Sales of such Product in such country; provided that BMS may deduct from royalties due in subsequent Calendar Quarters any amount that it was not able to deduct as a result of this sentence (provided that royalties in such subsequent Calendar Quarters shall not be less than [***]% of Net Sales of such Product in such country):

(a)By [***] percent ([***]%), in the event that in any Calendar Quarter such Biosimilar Product(s), by unit equivalent volume in such country, exceed a [***] percent ([***]%) share of the market;

(b)by [***] percent ([***]%), in the event that in any Calendar Quarter such Biosimilar Product(s), by unit equivalent volume in such country, exceed a [***] percent ([***]%) share of the market; or

(c)by [***] percent ([***]%), in the event that in any Calendar Quarter such Biosimilar Product(s), by unit equivalent volume in such country, exceed a [***] ([***]%) share of the market.

Market share shall be based on the aggregate market in such country of such Product and the Biosimilar Product(s) (based on the number of units of such Product and such Biosimilar Product(s) in the aggregate sold in such country, as reported by a well-known reporting service agreed between the Parties acting reasonably (e.g., IMS International)).

7.6.4Royalty Reductions Due to Licenses Required by Governments.  If a court or governmental agency of competent jurisdiction exercises march-in rights or otherwise requires BMS or any of its Affiliates or its or their sublicensees to grant a compulsory license to a Third Party permitting such Third Party to make and sell a Product in a country (or jurisdiction) in the Territory, then upon the commercial launch of the first product licensed pursuant to such compulsory license in such country (or jurisdiction), the royalty rates for such Product set forth in Section 7.6.1 shall be reduced by [***] percent ([***]%) thereafter with respect to such country (or jurisdiction).

7.6.5Offset for Third Party Payments.

(a)Subject to Section 7.6.5(b), BMS may deduct from the royalties otherwise owed to Century pursuant to Section 7.6.1 (as adjusted by the other provisions of Section 7.6), [***] percent ([***]%) of (i) all Third Party license payments, milestone payments, royalties and other payments owed by BMS or its Affiliates under any Collaboration Target Agreement (including any agreement entered into in settlement of a Third Party’s Claim pursuant to Section 9.5) in each case, after the application of any stacking provision in any such agreement but excluding any Collaboration Target Agreement that grants rights with respect to BMS Background Patents or BMS Background Know-How covering a chimeric antigen receptor or an engineered T-cell receptor or any other molecule used in a Collaboration Program for the purposes of binding to, inhibiting, modulating or otherwise interacting with a Collaboration Target (which exclusion also applies to any agreement entered into in settlement of a Third Party’s Claim pursuant to Section 9.5 with respect to such BMS Background Patents or BMS Background Know-How), (ii) all Third Party license payments, milestone payments, royalties and other payments owed by BMS or its Affiliates under any Other Collaboration Agreements in each case, after the application of any stacking provision in any such agreement and (iii) any Out-of-Pocket Costs incurred in connection with (including any damages or awards owed in connection with a judgment with respect to) a Third Party Infringement Claim pursuant to Section 9.5 other than Third Party Infringement Claims with respect to BMS Background Patents or BMS Background Know-How covering a chimeric antigen receptor or an engineered T-cell receptor or any other molecule used in a Collaboration Program for the purposes of binding to, inhibiting, modulating or otherwise interacting with a Collaboration Target; provided that if any such judgment or agreement is required in connection with a breach of the Agreement by Century, the foregoing [***] percent ([***]%) limitation will not apply, and BMS shall have the right to deduct [***] percent ([***]%) of such payments.

(b)BMS may deduct from the royalties otherwise owed to Century pursuant to Section 7.6.1 (as adjusted by the other provisions of Section 7.6) (i) [***] percent ([***]%) of all Third Party license payments, milestone payments, royalties and other payments owed by BMS or its Affiliates under Other Century Collaboration IP Agreements (including any agreement entered into in settlement of a Third Party’s Claim solely directed to the practice of Century General Collaboration IP or Century Platform Technology Collaboration IP pursuant to Section 9.5), (ii) [***] percent ([***]%) of all Third Party license payments, milestone payments, royalties and other payments owed by BMS or its Affiliates under any Other Platform Agreement (including any agreement entered into in settlement of a Third Party’s Claim solely directed to the practice of the Century Platform Technology pursuant to Section 9.5), and (iii) [***] percent ([***]%) of any money damages for which Century is found liable in any arbitration pursuant to Section 13.5.2 with respect to any uncured material breach of this Agreement by Century.

(c)If after application of this Section 7.6.5 and Section 9.5, except as set forth in Section 7.6.5(b)(ii)-(iii), royalties payable to Century for any given Calendar Quarter would be less than [***] percent ([***]%) of the royalties payable to Century without application of such Sections, then the royalty payment to Century for such Calendar Quarter will be [***] percent ([***]%) of the royalties payable to Century without application of such Sections, and BMS may deduct from royalties due in subsequent Calendar Quarters any amount that it was not able to deduct as a result of this Section 7.6.5(c) (provided that in each case royalties in subsequent Calendar Quarters shall not be less than [***] percent ([***]%) of the royalties payable to Century without application of this Section 7.6.5 and Section 9.5).

7.6.6Reports; Payment of Royalty.

(a)During the Royalty Term, BMS shall within [***] after the end of each Calendar Quarter furnish to Century a written report for such Calendar Quarter showing (i) for each of the Major Markets, on a Product-by-Product basis, the Net Sales and royalties due during such Calendar Quarter, and (ii) for all other sales outside of the Major Markets, on a Product-by-Product basis, the Net Sales and royalties due during such Calendar Quarter.

(b)BMS shall pay all royalties due under Section 7.6.1(b) within [***] after the end of each Calendar Quarter.

7.7Other Invoiced Amounts.  For all amounts for which a Party (the “Owing Party”) is obligated to reimburse or pay the other Party (the “Owed Party”) pursuant to this Agreement for which no specific provision is made hereunder for such payment, the Owed Party shall send to the

Owing Party an invoice for such amount within forty-five (45) days after the Owed Party’s determination that such amount is payable by the Owing Party, which invoice shall include a reference to the section of this Agreement under which the Owed Party is requesting reimbursement or payment and be accompanied by reasonable documentation of the incurrence or accrual of the costs to be reimbursed.  Payment with respect to each such invoice shall be due within [***] after receipt by the Owing Party of such invoice and such reasonable documentation and shall be made in accordance with Section 7.12; provided, however, that if the Owing Party in good faith disputes any portion of any such invoice, it shall pay the undisputed portion and shall provide the Owed Party with written notice of the disputed portion and its reasons therefor, and the Owing Party shall not be obligated to pay such disputed portion unless and until such dispute is resolved in favor of the Owed Party.  The Parties shall use good faith efforts to resolve any such disputes promptly.

7.8Payment Date.  Any undisputed payments that are not paid within [***] of the date such amount is due shall bear interest at an annual rate equal to the lesser of (a) the “prime rate” as reported by The Wall Street Journal, plus one percent (1%), or (b) the highest rate permitted by Law, in each case calculated on the number of days such payment is delinquent, compounded monthly; except that, with respect to any disputed payments, no interest payment will be due on the disputed amount until such dispute is resolved in favor of the Owed Party and the interest that will be payable thereon will be based on the finally-resolved amount of such payment, calculated from the original date on which the disputed payment was due through the date on which payment is actually made.

7.9Right to Offset.  Notwithstanding anything to the contrary in this Agreement, each Party shall have the right to offset any amount owed by the other Party to such first Party under or in connection with this Agreement against any payments owed by such first Party to such other Party under this Agreement.  Such offsets shall be in addition to any other rights or remedies available under this Agreement and applicable Law.

7.10Audits.

7.10.1Audit Team.  Either Party may, upon such Party’s request and at such Party’s expense (except as provided for herein), cause an internationally recognized independent accounting firm selected by such Party (except one to whom the audited Party has a reasonable objection) (the “Audit Team”) to audit, during ordinary business hours, the books and records of the other Party and its Affiliates and the correctness of any payment made or required to be made, and any report underlying any such payment (or lack thereof), pursuant to the terms of this Agreement.  Prior to commencing its work pursuant to this Agreement, the Audit Team will enter into an appropriate confidentiality agreement with the audited Party obligating the Audit Team to be bound by obligations of confidentiality and restrictions on use of the audited Party’s Confidential Information that are no less restrictive than the obligations set forth in Article 8.

7.10.2Limitations.  (a) Each Party and each of its Affiliates may be audited only once per Calendar Year, (b) no books and records for any given Calendar Year may be audited more than once, but a Party’s and its Affiliates’ books and records shall still be made available if such records impact another Calendar Year being audited, and (c) the auditing Party shall only be entitled to audit books and records of the other Party from the three (3) Calendar Years prior to the Calendar Year in which the audit request is made.

7.10.3Audit Notice.  In order to initiate an audit for a particular Calendar Year, a Party must provide written notice of such audit to the other Party.  The auditing Party shall provide the other Party with notice of one (1) or more proposed dates of the audit not less than [***] prior to the first proposed date.  The audited Party shall, and shall ensure that its Affiliates, reasonably accommodate the scheduling of such audit.  The audited Party shall, and shall ensure that its Affiliates, provide the Audit Team(s) with full access to the applicable books and records and otherwise reasonably cooperate with such audit.

7.10.4Payments.  The Audit Team shall disclose only whether the reports are correct or not, and the specific details concerning any discrepancies.  No other information shall be shared.  The cost of each audit shall be borne by the auditing Party unless an audit reveals an underpayment, if Century is the auditing Party, or overpayment, if BMS is the auditing Party, of more than the greater of [***] percent ([***]%) from the reported amounts or [***] Dollars ($[***]), in which case the audited Party shall bear the cost of such audit.  Unless disputed pursuant to Section 7.10.5, if such audit concludes that (x) additional amounts were owed by one Party to the other Party, the owing Party shall pay the additional amounts (and, if such additional amounts are owed due to an error in an invoice or report provided by such owing Party, with interest thereon as provided in Section 7.8) or (y) excess payments were made by one Party to the other Party, the overpaid Party shall reimburse such excess payments (and, if such excess payments were made due to an error in an invoice or report provided by such overpaid Party, with interest thereon as provided in Section 7.8), in either case ((x) or (y)), within [***] after the date on which such audit is completed by the auditing Party.

7.10.5Audit Disputes.  In the event of a dispute with respect to any audit under Section 7.10, Century and BMS shall work in good faith to resolve such dispute.  If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***], the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Audit Arbitrator”).  The decision of the Audit Arbitrator shall be final and the costs of such resolution as well as the initial audit shall be borne between the Parties in such manner as the Audit Arbitrator shall determine.  If such decision concludes that (a) additional amounts were owed by one Party to the other Party, the owing Party shall pay the additional amounts (and, if such additional amounts are owed due to an error in an invoice or report provided by such owing Party, with interest thereon as provided in Section 7.8) or (b) excess payments were made by one Party to the other Party, the overpaid Party shall reimburse such excess payments (and, if such excess payments were made due to an error in an invoice or report provided by such overpaid Party, with interest thereon as provided in Section 7.8), in either case ((a) or (b)), within [***] after such decision and in accordance with such decision.

7.11Tax Matters.

7.11.1Withholding Taxes.

(a)Century will pay any and all taxes levied on it on account of all payments it receives under this Agreement.  BMS shall be entitled to deduct and withhold from any amounts payable under this Agreement such taxes as are required to be deducted or withheld therefrom under any provision of Law.  BMS shall: (i) deduct those taxes from such payment, (ii) timely remit the taxes to the proper taxing authority, and (iii) send evidence of the obligation, together with proof of tax payment, to Century on a timely basis following that tax payment.  BMS agrees to cooperate with Century in claiming refunds or exemptions from, or reductions in, such deductions or withholdings under any Law or treaty to ensure that any amounts required to be withheld pursuant to this Section 7.11 are reduced to the fullest extent permitted by Law.  In addition, the Parties shall cooperate to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement, as applicable.

(b)If as a result of a Change of Control or reorganization of BMS (such as an inversion or re-domestication transaction) or BMS assigning this Agreement, BMS is required to deduct or withhold any tax on any payment to Century which tax did not apply or would not have applied in the absence of such Change of Control, reorganization or assignment, then BMS shall pay Century such additional amount or amounts as is necessary to ensure that the net amount actually received by Century will equal the full amount Century would have received had no such deduction or withholding been required (including, without limitation, such deductions and withholdings applicable to additional sums payable under this Section 7.11.1(b)).

7.11.2Tax Documentation.  Each Party has provided a properly completed and duly executed IRS Form W-9 or applicable Form W-8 to the other Party.  Each Party shall provide to the other Party, at the time or times reasonably requested by such other Party, or as required by Law, such properly completed and duly executed documentation (for example, IRS Forms W-8 or W-9) as will permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for taxes, and the applicable payment shall be made without (or at a reduced rate of) withholding to the extent permitted by such documentation, as reasonably determined by BMS.

7.11.3German Exemption Certificate.  If at any time the Licensed IP includes any intellectual property that is registered in a German public book or register, Century shall obtain and provide BMS with a valid certificate issued by the applicable German tax authorities establishing Century’s exemption from German withholding tax (a “German Exemption Certificate”).  Such intellectual property should be considered registered as soon as the application is filed (even if it is not yet granted) and IP should be considered registered in Germany if it has been filed with the German or EU office (in the case of patents, the German Patent and Trademark Office (Deutsches Patent- und Markenamt) or the European Patent and Trademark Office under the European Patent Convention).  If any payment is due to Century hereunder, after June 30, 2022 with respect to such Licensed IP after and at the time such payment is to be made, BMS is not in possession of a valid and effective German Exemption Certificate, BMS shall inform Century and Century may elect to either have (a) BMS delay making such payment until such time as BMS receives such a German Exemption Certificate or (b) BMS withhold such amounts from such payment as determined by BMS.  If BMS withholds any amount under (b) above, BMS shall remit such withheld amount to the applicable German tax authorities and provide BMS with reasonable evidence of such payment.

7.12Payment Method and Exchange Rate.  BMS shall pay all amounts due hereunder in United States dollars by electronic funds transfer of immediately available funds to the bank account Century designates in writing from time to time.  Conversion of sales recorded in local currencies to United States dollars shall be performed in a manner consistent with BMS’s normal practices used to prepare its audited financial statements for internal and external reporting purposes.

ARTICLE 8.

CONFIDENTIALITY AND PUBLICATION

8.1Confidential Information.  “Confidential Information” means any data, information or material disclosed by one Party (the “Disclosing Party”) in writing, visually, orally or in electronic medium to the other Party (the “Receiving Party”) under this Agreement.  Notwithstanding the foregoing, (a) except as set forth in clauses (b) and (c), Confidential Information constituting the terms of this Agreement and jointly-owned Collaboration Know-How shall be deemed to be the Confidential Information of both Parties (and both Parties shall be deemed to be the Receiving Party and the Disclosing Party with respect thereto), (b) prior to exercise of a License Opt-In by BMS with respect to a Collaboration Program, until the expiration of the License Opt-In Period for such Collaboration Program, for purposes of disclosure under this ARTICLE 8, all Century Know-How and Collaboration Know-How that specifically relates to a Development Candidate, Cell Bank, or Collaboration Target from a Collaboration Program (which, for the avoidance of doubt, does not include any Know-How specifically related to the Century Platform Technology) shall be deemed to be [***], and (c) notwithstanding clause (a) or clause (b), upon exercise of a License Opt-In by BMS with respect to a Collaboration Program, for purposes of disclosure under this ARTICLE 8, all Century Know-How and Collaboration Know-How that specifically relate to a Product arising from such Collaboration Program or a Licensed Development Candidate (which, for the avoidance of doubt, shall not include any Know-How specifically related to the Century Platform Technology) shall be deemed to be [***].

8.2Nondisclosure Obligation.  Subject to Section 8.3 and Section 8.4, unless the Disclosing Party provides prior written consent in its sole discretion, the Receiving Party shall maintain in confidence all Confidential Information of the Disclosing Party, shall not disclose such Confidential Information to any Third Party and shall not use such Confidential Information for any purpose except to exercise such Party’s rights or fulfill its obligations under this Agreement.  The Receiving Party may disclose or otherwise provide access to the Disclosing Party’s Confidential Information to its and its Affiliates’ respective officers, directors, employees, agents, consultants, permitted (sub)licensees, and Third Party subcontractors (“Agents”) as necessary in connection with the exercise of its rights or performance of its obligations under this Agreement; provided that such individuals are subject to obligations of confidentiality and non-use that are consistent with the terms of this Agreement.  The Receiving Party shall be responsible for and liable under this Agreement with respect to any breach of its confidentiality and non-use obligations caused by its Agents.

8.3Exceptions.  Each Party’s confidentiality and non-use obligations under this Agreement shall not apply to any portion of the Confidential Information of the Disclosing Party that the Receiving Party can demonstrate with competent written proof:

8.3.1is known by the Receiving Party at the time of its receipt, without obligation of confidentiality or non-use, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s written records;

8.3.2is in the public domain before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party or with the consent of the Disclosing Party;

8.3.3is subsequently disclosed to the Receiving Party, without obligation of confidentiality or non-use, by a Third Party who may lawfully do so and who is not under an obligation of confidentiality to the Disclosing Party; or

8.3.4is developed by the Receiving Party independently of Confidential Information received from the Disclosing Party and without the aid, application or use of the Disclosing Party’s Confidential Information;

provided, however, that the exceptions set forth in Section 8.3.1 and Section 8.3.4 shall not apply to (a) any Collaboration Know-How within the Collaboration IP assigned to BMS under Section 9.2.4 in the case of Century as the Receiving Party, (b) the terms of the Agreement, (c) jointly-owned Collaboration Know-How, (d) in the case of Century as the Receiving Party, until the expiration of the License Opt-In Period for such Collaboration Program, for purposes of disclosure under this ARTICLE 8, all Century Know-How and Collaboration Know-How that specifically relates to a Development Candidate, Licensed Development Candidate, Cell Bank, or Collaboration Target from a Collaboration Program (which, for the avoidance of doubt, does not include any Know-How specifically related to the Century Platform Technology), and (e) in the case of Century as the Receiving Party, upon exercise of a License Opt-In by BMS with respect to a Collaboration Program, for purposes of disclosure under this ARTICLE 8, all Century Know-How and Collaboration Know-How that specifically relate to a Product arising from such Collaboration Program or a Licensed Development Candidate (which, for the avoidance of doubt, shall not include any Know-How specifically related to the Century Platform Technology).

Specific aspects or details of Confidential Information shall not be deemed to be generally available to the public or otherwise part of the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information that is generally available to the public or otherwise part of the public domain or in the possession of the Receiving Party.  Further, any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

8.4Permitted Disclosure.  Nothing in this Article 8 shall restrict the Receiving Party from disclosing Confidential Information of the Disclosing Party to the extent that such disclosure:

8.4.1is made to governmental or other regulatory agencies in order to obtain patents addressed in this Agreement or to gain or maintain authorizations to conduct Clinical Trials or to market Products; provided that such disclosure is limited to the extent reasonably necessary to obtain such patents or authorizations and the Receiving Party takes reasonable measures to obtain confidential treatment from regulatory agencies for such information;

8.4.2in the case of BMS as the Receiving Party, is made to BMS’s Affiliates, potential and actual sublicensees, employees, officers, directors, agents, consultants or other Third Parties for purposes BMS reasonably deems necessary or advisable for the exploitation of its rights or fulfillment of its obligations under this Agreement; provided that all such recipients agree to be bound by, or are otherwise bound by, confidentiality and non-use obligations that are no less stringent than those confidentiality and non-use provisions contained in this Agreement and obligations of invention assignment sufficient for BMS to obtain rights from such personnel to meet its obligations to Century under this Agreement; or

8.4.3is required to comply with Law, valid order of a court of competent jurisdiction, or other judicial or administrative process of governmental authority or agency; provided that the Receiving Party shall (a) promptly inform the Disclosing Party of the disclosure that is being sought in order to provide the Disclosing Party, where possible, an opportunity to challenge, limit or receive confidential treatment for the required disclosure, (b) upon request, reasonably cooperate with any efforts by the Disclosing Party to challenge, limit or receive confidential treatment for, the required disclosure, and (c) only disclose the minimum Confidential Information necessary to comply, as determined by the Receiving Party’s legal counsel.

8.5Publicity.  Promptly following the Effective Date, Century may issue a public announcement of the execution of this Agreement in the form of the press release attached hereto as Exhibit A and on such date and time as may be agreed by the Parties.  Any other proposed publication, news release or other public announcement by a Party relating to this Agreement, the terms and conditions set forth herein, or to the performance hereunder that would disclose information other than that already expressly in the public domain prior to such publication, news release or other public announcement, shall only be made with the prior written consent of the other Party in its sole discretion, except for any such disclosure that is, in the opinion of the Disclosing Party’s counsel, required by Law or the rules of a stock exchange on which the securities of the Disclosing Party are listed (or to which an application for listing has been submitted).  In the event a Party is, in the opinion of its counsel, required by Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [***] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon, and the Disclosing Party shall consider such comments in good faith.  Notwithstanding the foregoing, BMS and its Affiliates and its and their sublicensees shall have the right to publicly disclose research, development and commercial information (including with respect to regulatory matters) regarding any Licensed Development Candidates and Products; provided that such disclosure is subject to the provisions of this Article 8 with respect to Century’s Confidential Information.  Neither Party shall be required to seek the permission of the other Party to disclose any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party, in accordance with this

Section 8.5; provided that such information remains accurate as of such time and the frequency and form of such disclosure are reasonable.

8.6Publications.

8.6.1BMS shall have the right to publish manuscripts, abstracts, presentations or other articles in scientific journals or at scientific conferences relating to any Collaboration Target, Licensed Development Candidate or Product without obtaining the prior written consent of Century; provided, however, that, until the date of first Approval for a Product in any Major Market, Century shall have the right to review and comment upon each such manuscript, abstract, presentation or other article regarding a Licensed Development Candidate or Product, and BMS shall consider such comments in good faith.  Century may not publish manuscripts, abstracts, presentations or other articles in scientific journals or at scientific conferences relating to any (a) [***], (b) Licensed Development Candidate or (c) Product (each, a “Publication”), in each case ((a) through (c)), without the prior written consent of BMS in its sole discretion unless (i) such [***], Licensed Development Candidate or Product is a part of a Terminated Program or (ii) in the case of Publications described in clause (a) of this Section 8.6.1, (1) subject to compliance with [***] or (2) subject to compliance with [***].  In the event that either Party desires to make a Publication pursuant to this Section 8.6.1 for which the other Party has the right to comment, such Party shall provide a copy of the proposed Publication (including abstracts, or presentation to a journal, editor, meeting, seminar or other Third Party) to the other Party for comment at least forty-five (45) [***] to prevent either the endangerment of applications for the protection of property rights by premature publications detrimental to their novelty or the disclosure of Confidential Information.  If, during the [***] specified above the non-publishing Party notifies the other Party that a proposed Publication contains patentable subject matter that requires protection, the non-publishing Party may by written notice delay submission or presentation of the Publication for a period of time not to exceed [***] from the date of such written notice to seek appropriate patent protection for any subject matter in such Publication that it reasonably believes may be patentable.  In the event of concern over whether maintaining a trade secret would be a priority, the Parties shall meet to discuss in good faith the content of the proposed Publication as it relates to such trade secret, including whether the publishing or presenting Party should abandon such proposed Publication in order to maintain the disclosed information as a trade secret.  The publishing Party shall delete from the proposed Publication prior to submission all Confidential Information of the non-publishing Party that the non-publishing Party identifies in good faith and requests to be deleted.

8.6.2[***] no consent shall be needed for [***], (ii) subject to compliance with Section 5.7.3 (including, for the avoidance of doubt, the restrictions therein on personnel and the granting of rights or access to Subject Information and Patents of Century or any of its Affiliates), Publications in respect of a Distracting Product and submitted for publication or presented prior to the date on which Century divested such Distracting Product or was required to cease all activities with respect thereto as contemplated by Section 5.7.3 or (iii) subject to compliance with Section 5.7.4 (including, for the avoidance of doubt, the restrictions therein on personnel and the sharing or use of Subject Information, Century Platform Technology, Century Know-How or Collaboration Know-How), Publications in respect of any Acquirer Program.  For clarity, this Section 8.6.2 applies to manuscripts, abstracts, presentations or other articles in scientific journals or at scientific conferences related to [***].

8.7Effect of Change of Control Transaction of Century.  In the event that Century undergoes a Change of Control with an Acquirer, then:

8.7.1the Material, Know-How, Patents or intellectual property owned or controlled (other than pursuant to an Agreement with Century entered into prior to such Change of Control) by such Acquirer prior to such Change of Control (“Acquirer Technology”) shall not be deemed “Controlled” by Century or its Affiliates and shall be excluded from, and shall not be used or incorporated into, the Licensed IP; and

8.7.2intellectual property that, following such Change of Control, is (a) created, conceived, developed, made or otherwise acquired or controlled by the Acquirer without use of any Know-How of Century or any Acquired Party, including any Century Platform Technology, Century Know-How or BMS’s Confidential Information (including any data, results, or other Know-How from, or that is, was, or will be used in conducting, the Collaboration Programs) (collectively, the “Subject Information”), (b) without the use of personnel working on or performing, or who have worked on or performed, any Collaboration Program or who have had access to Subject Information (collectively, “Subject Personnel”) and (c) has been held subject to reasonable protections established to prevent access and sharing between Subject Personnel and Acquirer’s personnel working on such other intellectual property (such intellectual property that satisfies all of the foregoing clauses (a)-(c), the “Segregated Technology”) shall not be deemed “Controlled” by Century or its Affiliates and shall be excluded from, and shall not be used or incorporated into, the Licensed IP; and

8.7.3notwithstanding the foregoing, any Acquirer Technology or Segregated Technology that is used in or incorporated into any Licensed Development Candidates or Products or that would be infringed by the Exploitation of thereof shall be included within the Licensed IP.

8.7.4As used herein, “Acquirer” means the Third Party involved in the Change of Control transaction, and any Affiliate of such Third Party that is not an Acquired Party; and “Acquired Party” means the Party that was the subject of such Change of Control transaction, together with any entity that was its Affiliate immediately prior to the effective date of the Change of Control transaction, and any of their successors.

ARTICLE 9.

INTELLECTUAL PROPERTY

9.1Background IP.  As between the Parties, each Party will retain all right, title and interest in and to all Patents and Know-How owned or Controlled by such Party that are not Collaboration IP, except, in each case, to the extent that any such rights are expressly licensed by one Party to the other Party under this Agreement.

9.2Ownership of Collaboration IP.

9.2.1Inventions.  Ownership of Know-How and Patents shall be determined by inventorship.  For purposes of determining inventorship of Collaboration IP and any other Patents or Know-How discovered, developed, made, generated or invented by or on behalf of either Party or both Parties under or in connection with this Agreement, inventorship of Patents and Know-How will be determined in accordance with United States patent laws (regardless of where the applicable activities occurred).  In the case of unpatentable Know-How, discovery, development, making, generation and inventorship will be determined under such U.S. patent law principles by treating such Know-How as if it were patentable.

9.2.2Jointly-Owned Collaboration IP.  Subject to Section 9.2.4, Century and BMS shall each own an undivided one-half right, title and interest in and to any Collaboration IP that is invented jointly by or on behalf of Century and BMS.  Except to the extent that Century’s interests in the Collaboration IP are exclusively licensed to BMS under this Agreement or as may otherwise be expressly set forth herein, including in the case of Century its exclusivity obligations hereunder, each Party may Exploit, license or sublicense (with the right to further sublicense) the jointly-owned Collaboration IP without the consent of, or a duty of accounting to, the other Party.  BMS hereby assigns to Century (a) an undivided one-half interest in, to and under any jointly-owned Collaboration IP, and (b) Century hereby assigns to BMS an undivided one-half interest in, to and under any jointly-owned Collaboration IP.

9.2.3Other Collaboration IP.  [***]

9.2.4Century Platform Technology Collaboration IP.  All Century Platform Technology Collaboration IP shall be [***].

9.2.5[***] Ex-US Product Specific Patents. [***].

9.2.6Cooperation.  Each Party shall cooperate with the other Party to effect the foregoing provisions of this Section 9.2, including by executing such documents as such other Party may reasonably request.

9.3Filing, Prosecution and Maintenance of Patents.

9.3.1Product Specific Collaboration Patents.  As between the Parties, BMS shall have the first right (other than with respect to Canada, in which case BMS shall have the sole right), at its cost and expense, using counsel mutually agreed by the Parties (provided that Century may not unreasonably withhold, condition or delay its agreement), for the filing, prosecution (including any reissue, reexaminations, post-grant proceedings, requests for patent term extensions, supplementary protection certificates, interferences, derivation proceedings, and defense of invalidation or opposition proceedings or other challenges to validity and enforceability in the local patent office of competent jurisdiction including the United States Patent and Trademark Office and the European Patent Office), and maintenance (“Prosecution”, with the term “Prosecute” having the corresponding meaning) of (a) in the case of the AML Program and a Development Candidate, Licensed Development Candidate or Product from the AML Program that incorporates a Binder or any other technology specific to the AML Target claimed by a Century Patent, the Century Patent claiming such Binder or technology and (b) in the case of any Collaboration Program, each Collaboration Patent (other than a Century General Collaboration Patent or a Patent within the Century Platform Technology Collaboration IP) that claims a Cell Bank, Development Candidate, Licensed Development Candidate or Product from such Collaboration Program (each, a “Product Specific Collaboration Patent”).  However, if BMS desires not to Prosecute any Product Specific Collaboration Patent, it shall notify Century to that effect.  In such event, if Century desires to pursue such Prosecution, then Century shall have the right (but not the obligation) to Prosecute in any country (other than Canada), such Product Specific Collaboration Patent at Century’s sole cost and expense and sole discretion.  Notwithstanding the foregoing, if any Product Specific Collaboration Patent ceases to be within the Licensed IP because a Collaboration Program becomes a Terminated Program, then thereafter Century shall have the right (but not the obligation), at is sole cost and expense, to Prosecute such Product Specific Collaboration Patent.

9.3.2BMS Patents.  As between the Parties, BMS shall have the sole right, at its cost and expense, using counsel of BMS’s choice, to Prosecute all BMS Background Patents and all Collaboration Patents solely owned by BMS.

9.3.3Century Patents.  As between the Parties, Century shall have the sole right, at its cost and expense, using counsel of Century’s choice, to Prosecute all Century Patents that are not Product Specific Collaboration Patents or Jointly-Owned Other Collaboration Patents, except that if Century desires not to Prosecute any Century General Collaboration Patents, it shall notify the IP Working Group, and the IP Working Group shall discuss Prosecution strategy with respect to such Century General Collaboration Patents and Century shall consider in good faith whether to grant BMS the right (but not the obligation), at BMS’s sole cost and expense and sole discretion, to Prosecute such Century General Collaboration Patents.

9.3.4Jointly-Owned Other Collaboration Patents.  As between the Parties, BMS shall have the first right (other than with respect to Canada, in which case BMS shall have the sole right), but not the obligation, to Prosecute all jointly-owned Collaboration Patents (other than the Product Specific Collaboration Patents, which are, for clarity, subject to Section 9.3.1) from such Collaboration Program (each, a “Jointly-Owned Other Collaboration Patent”), using counsel mutually agreed by the Parties (provided that Century may not unreasonably withhold, condition or delay its Agreement), with each Party bearing fifty percent (50%) of the reasonable, documented out-of-pocket costs and expenses incurred in connection with the Prosecution of such Jointly-Owned Other Collaboration Patents, including the costs of legal counsel incurred with respect thereto.  However, if BMS desires not to Prosecute any Jointly-Owned Other Collaboration Patent, it shall notify Century to that effect.  In such event, if Century desires to pursue such Prosecution, then Century shall have the right (but not the obligation) to Prosecute in any country (other than Canada), such Jointly-Owned Other Collaboration Patents with each Party bearing fifty percent (50%) of the reasonable, documented out-of-pocket costs and expenses incurred in connection with the Prosecution of such Jointly-Owned Other Collaboration Patents.

9.3.5Cooperation.  Within the IP Working Group, each Party shall use reasonable efforts to facilitate discussions between itself and the other Party with a view to enabling such other Party to exercise its rights under Section 9.3.1 and Section 9.3.4.  Each Party shall keep the other Party informed as to material developments with respect to its Prosecution of patents pursuant to its rights under Section 9.3.1 and Section 9.3.4 including by providing copies of all substantive office actions, examination reports, communications or any other substantive documents to or from any patent office, including notice of all interferences, reissues, re-examinations, inter partes reviews, post grant proceedings, oppositions or requests for patent term extensions.  Each Party shall consult with the other Party in connection with such Prosecution under Section 9.3.1 and Section 9.3.4, including the filing strategy and prosecution.  In connection with the Prosecution of Patents under Section 9.3.1 or 9.3.4, each Party shall have a reasonable opportunity to review, prior to filing, the draft text of each such Patent application, and the draft text of the proposed response to each office action or substantive prosecution document (after the initial application is filed) for each such Patent; provided, however, that such Party does so consistent with any applicable filing deadlines.  Each Party and its legal counsel shall consult with respect thereto, and each Party’s reasonable comments will be taken into account when finalizing any such documents; provided that such comments are provided in a timely manner.  Each Party shall, as requested by the prosecuting Party or its legal counsel, cooperate in Prosecuting such Patent, including executing all necessary paperwork.  The prosecuting Party and its legal counsel shall keep each Party advised of the status of each such Patent, and shall promptly give notice to each Party of the grant, lapse, revocation, surrender, invalidation, or abandonment of any such Patent.

9.3.6Certain Actions.  All interferences, derivation proceedings, post-grant reviews, inter partes reviews, ex parte reviews, supplemental examinations, oppositions, appeals or petitions to any Board of Appeals in the patent office, the Patent Trial and Appeal Board, reissue proceedings and re-examination proceedings with respect to a Patent shall be considered Prosecution matters and shall be handled in accordance with this Section 9.3.  For clarity, all defense of invalidation or opposition proceedings or other challenges to validity and enforceability or appeals for any patent office decisions, in each case, in any court of competent jurisdiction or before any supra-national, federal, national, regional, state, provincial and local governmental body of competent jurisdiction (excluding any patent office) shall be considered matters of enforcement and defense and shall be handled in accordance with Section 9.4.

9.4Enforcement and Defense.

9.4.1Each Party shall give the other Party written notice of any actual or threatened infringement of any Century Patents or Collaboration Patents by an unlicensed Third Party through the making, having made, using, selling, offering for sale or importing of any product that is within the scope of license held by BMS (or would be within the scope of such license if such product were a Product hereunder) or any alleged or threatened assertion of non-infringement, invalidity or unenforceability of any Patent for which the other Party would have rights under this Section 9.4, including all defense of invalidation or opposition proceedings or other challenges to validity and enforceability or appeals for any patent office decisions, in each case, in any court of competent jurisdiction or before any supra-national, federal, national, regional, state, provincial and local governmental body of competent jurisdiction (excluding any patent office) (a “Product Infringement”), within [***] after such Party has knowledge of such Product Infringement and will share with the other Party information reasonably available to it related thereto.

9.4.2BMS and Century shall thereafter consult and cooperate to determine a course of action, including the commencement of legal action by either or both BMS and Century, to terminate any such Product Infringement.  However, unless the Parties otherwise agree, upon License Opt-In on a Collaboration Program-by-Collaboration Program basis, BMS, upon notice to Century, shall have the first right to initiate and prosecute such legal action at its expense and in the name of Century or BMS, or to control the defense of any declaratory judgment action relating to such Product Infringement; provided, however, that if such Product Infringement is with respect to a Century Platform Patent, Century Platform Technology Collaboration IP or Century General

Collaboration Patent, BMS may not control such legal action or defense without the prior consent of Century in its sole discretion (however, upon License Opt-In with respect to such Collaboration Program, Century shall not unreasonably withhold, condition or delay such consent if the only Valid Claim relevant to the Product Infringement is within a Century Platform Patent, Century Platform Technology Collaboration IP or Century General Collaboration Patent).  If BMS does not wish to prosecute or control such legal action or defend such Product Infringement, or wishes to cease controlling such legal action or defending such Product Infringement, it shall notify Century to that effect.  In such event, if Century desires to control such legal action or defend such Product Infringement, excluding any Product Infringement with respect to any Collaboration Patent solely owned by BMS, then Century shall have the right (but not the obligation) to do so with the prior written consent of BMS.  The controlling Party shall bear all costs of the enforcement or defense of a Product Infringement (other than with respect to Century Platform Patents, which costs shall be borne [***]% by Century) and all recoveries would be treated in accordance with Section 9.4.5. The controlling Party shall also control settlement of such claim; provided, however, that no settlement shall be entered into without the prior consent of the other Party if such settlement would adversely affect the rights and benefits of, or impose or adversely affect any obligations on, the other Party, such consent not to be unreasonably withheld, delayed or conditioned; provided, further, that the foregoing limitation shall not be deemed to require the consent of Century in connection with a settlement of any action that grants a sublicense to a Settlement Sublicensee or that would or may result in reduced payments hereunder.

9.4.3In connection with any action under this Section 9.4, BMS and Century will reasonably cooperate and will provide each other with any information or assistance that either may reasonably request.  Each Party shall keep the other informed of developments in any such action or proceeding, including, to the extent permissible by Law, consulting on any settlement, the status of any settlement negotiations and the terms of any offer related thereto.  Without limiting Section 9.4.4, each Party shall have the right to be represented by counsel of its own choice at its own expense for any action set forth in this Section 9.4.

9.4.4If a Party has the right to bring an enforcement action under a Collaboration Patent under Section 9.4, but is unable to do so solely in its own name, the other Party will, at the request of the enforcing Party, join such action as a party and will reasonably cooperate and cause its Affiliates to reasonably cooperate to execute all documents necessary for the enforcing Party to initiate litigation to prosecute and maintain such action.

9.4.5Any recovery obtained by either or both BMS and Century in connection with or as a result of any action contemplated by this Section 9.4, whether by settlement or otherwise, shall be shared in order as follows:

(a)The Party that initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

(b)The other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

(c)The Party controlling such action at the time of settlement or other final disposition shall retain any remainder, provided that such remainder shall be deemed Net

Sales and, if retained by BMS, subject to the royalty payments to Century under Section 7.6; provided that any such remainder shall not be considered for purposes of determining whether any milestones are payable pursuant to Section 7.5.2 or for determining the Net Sales thresholds and ceilings set forth in Section 7.6.1.

9.5Defense Against Claims of Infringement of Third Party Patents.  If a Third Party asserts that a Patent or other right owned or otherwise controlled by it is or has been infringed by the manufacture, use, sale, offer for sale, import or other Exploitation of a Cell Bank, Licensed Development Candidate or Product (“Third Party Infringement Claim”), the Party first obtaining knowledge of such a claim shall promptly provide the other Party written notice of such claim along with the related facts in reasonable detail.  In such event, without limiting the right of the Party against whom a Third Party Infringement Claim is filed to seek indemnification for such Third Party Infringement Claim covered pursuant to Article 12, unless the Parties otherwise agree, as between the Parties, notwithstanding any right of the Indemnifying Party to control as set forth in Section 12.3 (other than Century’s right to control Claims of infringement arising from practice of the Century Platform Technology, the Century Platform Technology Collaboration IP or the Century General Collaboration IP, provided that BMS shall have the right (but not the obligation) to control such Claims if Century does not desire to control such Claims), BMS shall have the first right, but not the obligation, at its expense, to control the defense of such claim with respect to such Cell Bank, Licensed Development Candidate or Product.  If BMS does not wish to defend such claim, or wishes to cease defending such claim, it shall notify Century of such decision at least [***] before any deadline for any action or filing that is required in order to preserve any rights.  Thereafter, without limiting the right of the Party against whom a Third Party Infringement Claim is filed to seek indemnification for such Third Party Infringement Claim covered pursuant to Article 12, and notwithstanding any right of the Indemnifying Party to control as set forth in Section 12.3  (other than Century’s right to control Claims of infringement arising from practice of the Century Platform Technology, the Century Platform Technology Collaboration IP or the Century General Collaboration IP, provided that BMS shall have the right (but not the obligation) to control such Claims if Century does not desire to control such Claims), Century shall have the right, but not the obligation, at its expense, to control the defense of such claim.  The non-defending Party shall cooperate with the defending Party, at the defending Party’s reasonable request and expense, and shall have the right to be represented separately by counsel of its own choice, but at its own expense.  The defending Party shall also control settlement of such claim; provided, however, that no settlement shall be entered into without the prior consent of the other Party if such settlement would adversely affect the rights and benefits of, or impose or adversely affect any obligations on, the other Party, such consent not to be unreasonably withheld, delayed or conditioned; provided, further, that the foregoing limitation shall not be deemed to require the consent of Century in connection with a settlement of any action that grants a sublicense to a Settlement Sublicensee.

9.6JRA Exception.  Notwithstanding anything to the contrary in this Agreement, each Party, including both Parties, will have the right to invoke the America Invents Act Joint Research Agreement exception codified at 35 U.S.C. § 102(c) (the “JRA Exception”) when exercising its rights under this Agreement, but only with prior written consent of the other Party in its sole discretion.  In the event that a Party intends to invoke the JRA Exception, once agreed to by the other Party if required by the preceding sentence, it will notify the other Party and the other Party will cooperate and coordinate its activities with such Party with respect to any filings or other activities in support thereof.  The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined 35 U.S.C. § 100(h).

9.7Trademarks.  BMS and its Affiliates shall have the sole right to use any trademark it owns or controls for Products in the Territory at its sole discretion.  BMS shall have the sole right to determine, develop, prosecute, enforce and defend one (1) or more Product trademark(s) for use by BMS and its Affiliates and its or their sublicensees in the Territory to Exploit Products in the Field in the Territory.  As between the Parties, BMS and its Affiliates shall own all rights to such Product trademarks and all goodwill associated therewith, and the rights to any internet domain names incorporating the applicable Product trademarks or any variation or part of such Product trademarks used as its URL address or any part of such address, throughout the Territory.  Century shall not, and shall not permit its Affiliates to, (a) use in their respective businesses, any trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Product trademarks, or (b) do any act which endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to the Product trademarks.

9.8Third Party IP.

9.8.1Future Platform Agreements.  Subject to Section 9.5, Section 9.8.5 and the remainder of this Section 9.8.1, as between the Parties, Century or its Affiliate will have the first right and responsibility to enter into a license or other agreement with a Third Party after the Effective Date pursuant to which Century or its Affiliate would acquire a license or other right under Know-How or Patent(s) that (a) relate to the Century Platform Technology, (b) are not specific to one (1) or more Licensed Development Candidates, Products or any Collaboration Target and (c) are necessary or reasonably useful to Exploit one (1) or more Development Candidates directed to a Collaboration Target or to perform any activities under a Research Plan (such license or other agreement, a “Century Platform Agreement”), and Century shall ensure that (x) the terms of such license are consistent with this Agreement and (y) as applicable to the applicable Collaboration Program (including Development Candidates), Licensed Development Candidates and Products are no less favorable than the terms applicable to other programs and products under such license agreement.  Century will promptly provide BMS with notice and a copy of each Century Platform Agreement entered into by Century or any of its Affiliates.  If Century does not enter into a license or other agreement that would otherwise constitute a Century Platform Agreement that BMS determines is necessary to control the defense of a Third Party Infringement Claim pursuant to Section 9.5 or otherwise necessary to Exploit Licensed Development Candidates or Products, BMS shall have the right, but not the obligation, to enter into such license or other agreement with such Third Party (an “Other Platform Agreement”).

9.8.2Century General Collaboration IP and Century Platform Technology Collaboration IP.  Subject to Section 9.5, Section 9.8.5 and the remainder of this Section 9.8.2, as between the Parties, Century or its Affiliate will have the first right and responsibility to enter into a license or other agreement with a Third Party after the Effective Date pursuant to which Century or its Affiliate would acquire a license or other right under Know-How or Patent(s) that (a) relate to the Century General Collaboration IP or the Century Platform Technology Collaboration IP (or any improvement thereto), (b) are not specific to one (1) or more Licensed Development Candidates, Products or any Collaboration Target and (c) are necessary or reasonably useful to Exploit one (1) or more Development Candidates directed to a Collaboration Target or to perform any activities under a Research Plan (such license or other agreement, a “Century Collaboration IP Agreement”), and Century shall ensure that (x) the terms of such license are consistent with this Agreement, including by coordinating with the IP Working Group to discuss the terms and strategy with respect to entering into the Century Collaboration IP Agreement, and (y) as applicable to the applicable Collaboration Program (including Development Candidates), Licensed Development Candidates and Products are no less favorable than the terms applicable to other programs and products under such license agreement.  Century will promptly provide BMS with notice and a copy of each Century Collaboration IP Agreement entered into by Century or any of its Affiliates.  If Century does not enter into a license or other agreement that would otherwise constitute a Century Collaboration IP Agreement that BMS determines is necessary to control the defense of a Third Party Infringement Claim pursuant to Section 9.5 or otherwise necessary to Exploit Licensed Development Candidates or Products, BMS shall have the right, but not the obligation, to enter into such license or other agreement with such Third Party (an “Other Century Collaboration IP Agreement”).

9.8.3Collaboration Target Agreements.  As between the Parties, BMS and its Affiliates will have the sole right to enter into a license or other agreement with a Third Party after the Effective Date, other than Century Platform Agreements, Other Platform Agreements, Century Collaboration IP Agreements and Other Century Collaboration IP Agreements, pursuant to which BMS or its Affiliate would acquire a license or other right under Know-How or Patent(s) that are specific to one (1) or more Licensed Development Candidates, Products or Collaboration Targets, including in connection with settlement of a Third Party Infringement Claim pursuant to Section 9.5 (a “Collaboration Target Agreement”).

9.8.4Other Agreements.  As between the Parties, BMS and its Affiliates will have the first right to enter into a license or other agreement with a Third Party after the Effective Date, other than Century Platform Agreements, Other Platform Agreements, Century Collaboration IP Agreements, Other Century Collaboration IP Agreements and Collaboration Target Agreements, pursuant to which BMS or its Affiliate would acquire a license or other right under Know-How or Patent(s) that are necessary or useful for the development, manufacture, commercialization, or other Exploitation of any Licensed Development Candidate or Products (an “Other Collaboration Agreement”).  However, prior to BMS entering into negotiations with a Third Party for an Other Collaboration Agreement, BMS and Century shall coordinate and discuss such potential Other Collaboration Agreement through the IP Working Group.  BMS will promptly provide Century with notice and a copy of each Other Collaboration Agreement entered into by BMS or any of its Affiliates.  If BMS does not enter into a license or other agreement that would otherwise constitute an Other Collaboration Agreement, Century shall have the right, but not the obligation, to enter into such license or other agreement with such Third Party (a “Century Other Collaboration Agreement”); however, prior to Century entering into a Century Other Collaboration Agreement, Century and BMS shall coordinate and discuss the proposed terms of such Century Other Collaboration Agreement through the IP Working Group and discuss whether BMS would like to obtain rights under such potential Century Other Collaboration Agreement through the license grants from Century under Section 5.4.1 and Section 5.4.2.  If BMS would like to obtain such rights, BMS will be responsible for [***] percent ([***]%) of the license payments, milestone payments, royalties and other payments owed by Century or its Affiliates that are directly attributable to the Exploitation of any Licensed Development Candidate or Product under such Century Other Collaboration Agreement as described in the terms presented to the IP Working

Group by Century, and Century shall include rights under such Century Other Collaboration Agreement under the license grants in Section 5.4.1 and Section 5.4.2.  If BMS does not wish to obtain such rights, then (i) Century shall be solely responsible for all license payments, milestone payments, royalties and other payments owed by Century or its Affiliates under such Century Other Collaboration Agreement, (ii) BMS will not obtain any rights under the license grants from Century in Section 5.4.1 and Section 5.4.2 under such Century Other Collaboration Agreement, and (iii) such Century Other Collaboration Agreement shall expressly exclude Licensed Development Candidates and Products.  Century will promptly provide BMS with notice and a copy of each Century Other Collaboration Agreement entered into by Century or any of its Affiliates.

9.8.5Financials under Third Party Agreements.  Century shall be solely responsible for any upfront, milestone, royalty and other payments owed to Third Parties under or in connection with the Century Platform Agreements, the Century Collaboration IP Agreements and the Existing License Agreements.  Subject to Section 7.6.5 and, in the case of Other Platform Agreements, Article 12, BMS shall be solely responsible for all payments under any Collaboration Target Agreements, Other Platform Agreements, Other Century Collaboration IP Agreements and Other Collaboration Agreements.

9.8.6Maintenance of Century Third Party Agreements.  Century shall not, and shall cause its Affiliates not to, enter into any subsequent agreement or understanding with any Third Party to a Century Platform Agreement, Century Collaboration IP Agreement or Existing License Agreement that modifies, amends or terminates any such Century Platform Agreement, Century Collaboration IP Agreement or Existing License Agreement, or waives any right or obligation thereunder, in each case, in any manner that would adversely affect in any respect BMS’s rights or interests under this Agreement or would impose any obligation on BMS, in each case, without BMS’s prior written consent in its sole discretion.  Century shall not, and shall cause its Affiliates not to, commit any acts or permit the occurrence of any omissions that would cause breach or termination of any of its Century Platform Agreements, Century Collaboration IP Agreement or Existing License Agreements where such breach or termination would adversely affect in any respect BMS’s rights or interests under this Agreement or impose any obligation on BMS.

ARTICLE 10.

REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1Representations and Warranties of Each Party.  Each Party represents and warrants to the other Party that as of the Effective Date that:

10.1.1It has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder, including the right to grant the licenses granted by it hereunder;

10.1.2It has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and this Agreement has been duly executed by it and is legally binding upon it, enforceable against such Party in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity; and

10.1.3The execution and delivery by such Party of this Agreement does not conflict with the terms of any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any Law, and it is not a party to any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement.

10.2Century Representation and Warranties.  Century represents and warrants to BMS that  (a) except as set forth in Schedule 10.2 attached hereto (the “Initial Disclosure Schedule”) as of the Effective Date, and, (b) with respect to each Collaboration Program and associated Licensed Development Candidates and Products, except as set forth in the Initial Disclosure Schedule or, subject to Section 10.4, the Updated Disclosure Schedule, on the date of delivery of a Data Package for such Collaboration Target:

10.2.1Sufficient Rights.  It has the full right, power and authority to grant the rights and licenses granted under this Agreement.  Except with respect to the Existing License Agreements set forth on Schedule 10.2.13, Century is the sole and exclusive owner of all Licensed IP.  All Century Patents existing as of such date (the “Existing Patents”) are listed on Schedule 10.2.1 (as such schedule shall be supplemented, as appropriate, upon delivery of the applicable Data Package).  All Existing Patents that are issued patents are, and all Existing Patents that are patent applications, upon issuance, will be, to Century’s Knowledge, not invalid and not unenforceable, in whole or in part.  The Existing Patents constitute all Patents owned or Controlled by Century that would be infringed by the manufacture (as currently conducted), use or sale of Licensed Development Candidates or Products (but for the license granted by Century to BMS under Section 5.4).  To Century’s Knowledge, the claims included in any issued Century Patent are valid and in full force and effect as of such date.  All fees required to maintain such issued Century Patents have been paid.

10.2.2Proceedings.  There are no claims, litigations, suits, actions, disputes, arbitrations or legal, administrative or other proceedings or governmental investigations pending or, to Century’s Knowledge, threatened against Century, nor is Century a party to any judgment or settlement, in each case that would be reasonably expected to adversely affect or restrict the ability of Century to consummate the transactions contemplated under this Agreement or to perform its obligations under this Agreement, or that would be reasonably expected to adversely affect the Century Patents and Century Know-How or Century’s Control thereof.

10.2.3Inventors.  No person, other than former or current employees or consultants of Century who are obligated in writing to assign his/her inventions to Century, respectively, is an inventor of any of the inventions claimed in the Existing Patents.  All inventors of any inventions included within the Existing Patents have assigned or have a contractual obligation to assign their entire right, title and interest in and to such inventions and the corresponding Patent rights to Century, as the case may be.  No present or former employee or consultant of Century owns or has any proprietary, financial or other interest, direct or indirect, in the Century Patents.  There are no claims that have been asserted in writing challenging the inventorship of the Century Patents.

10.2.4Due Diligence.  All information provided by Century to BMS for due diligence purposes in relation to this Agreement is, to Century’s Knowledge, accurate in all material respects, and Century has not failed to disclose (or cause to be disclosed) any material information or data that could reasonably be expected to cause the information and data that has been disclosed to be misleading in any material respect.

10.2.5Infringement.  It has not received notice from any Third Party nor is there any legal, governmental or administrative proceeding pending or, to Century’s Knowledge, threatened against Century alleging that the Exploitation of Development Candidates or Products pursuant to this Agreement or the use of the Licensed IP as permitted to be used under this Agreement infringes any intellectual property of any Third Party.  To Century’s Knowledge, the practice of the Century Know-How as contemplated under this Agreement does not misappropriate any Know-How of any Third Party.

10.2.6Century Platform Technology Infringement.  [***].

10.2.7Encumbrances.  Century has not used, and will not use, any Know-How in a Collaboration Program that is encumbered by any contractual right of, or obligation to, a Third Party that conflicts or interferes with any of the rights or licenses granted or to be granted to BMS hereunder.

10.2.8No Government Funding.  No funding, facilities or personnel of any governmental authority or any public or private educational or research institutions were used to develop or create any Licensed IP, and neither Century nor any of its Affiliates has entered into a government funding relationship that would result in rights to the Licensed Development Candidates or Products residing in the U.S. Government, the National Institutes of Health, the National Institute on Drug Abuse, or other agency or Third Party, and the licenses granted hereunder are not subject to overriding obligations to the U.S. Government as set forth in Public Law 96-517 (35 U.S.C. §§ 200-204), or any similar obligations under the Laws of any other country in the Territory.

10.2.9Third Parties.  Century has not granted, and during the Term Century will not grant, any right or license to any Third Party relating to any of the intellectual property rights of Century or any of its Affiliates, that conflicts with or limits the scope of the rights or licenses granted, or to be granted, to BMS hereunder.  Neither Century nor any of its Affiliates has issued a claim against a Third Party alleging that a Third Party is infringing or has infringed or misappropriated any Licensed IP, and, to Century’s Knowledge, no Licensed IP is being infringed or misappropriated by any Third Party.

10.2.10   Patent Proceedings.  None of the Century Patents are subject to any pending reissues, reexaminations, post-grant proceedings, requests for patent term extensions, supplementary protection certificates, interferences, derivation proceedings, or defense of invalidation or opposition proceedings or other challenges to validity or enforceability.

10.2.11   Liens.  Neither Century nor any of its Affiliates has granted any liens or security interests on the Century Patents or Century Know-How, and the Century Patents and Century Know-How is free and clear of any mortgage, pledge, claim, security interest, covenant, easement, encumbrance, lien or charge of any kind, except, in each case, with respect to licenses, covenants not to sue, immunities from suit, standstills, releases and options that would not, in the aggregate, fundamentally frustrate the purposes of this Agreement.

10.2.12   Payment Obligations.  Except as described in the Century Third Party Agreements previously provided to BMS, Century and its Affiliates are not subject to any payment obligations to any Third Party as a result of the execution or performance of this Agreement.

10.2.13   Upstream Agreements.  All of the Existing License Agreements, and, as of the applicable date that BMS exercises the License Opt-In for a Collaboration Program, all Century Platform Agreements, are listed on Schedule 10.2.13 (as such schedule shall be supplemented, as appropriate, in connection with the delivery of the applicable Data Package), and (a) the licenses granted to Century or its Affiliates in the Century Third Party Agreements are in full force and effect and, by their terms, are sublicenseable to BMS as contemplated by this Agreement, (b) to Century’s Knowledge, there are no challenges to or violation of the rights granted to Century or its Affiliates thereunder by any Third Party, (c) Century or its Affiliate, if applicable, is not in breach under any of the Century Third Party Agreements that would reasonably be expected to give the counterparty to any such Century Third Party Agreement the right to terminate or otherwise alter (in any way materially adverse to BMS) Century’s or its Affiliates’ rights or obligations under the Century Third Party Agreement, nor, to Century’s Knowledge, is any counterparty thereto in breach of any Century Third Party Agreement, (d) neither Century nor any of its Affiliates has received any written notice of breach under any of the Century Third Party Agreements from the counterparty thereto, (e) to Century’s Knowledge, no facts or circumstances exist that would reasonably be expected to give rise to any such challenge, violation or breach and (f) the execution and performance of this Agreement does not constitute a material breach of any such Century Third Party Agreement.

During the period from the Effective Date or date of delivery of a Data Package for a Collaboration Program, as applicable, until the later of (a) the date BMS exercises the applicable License Opt-In and (b) the expiration of the applicable License Opt-In Period, Century shall promptly notify BMS in writing if any of the representations and warranties set forth in this Section 10.2 are no longer true and correct and shall update the Initial Disclosure Schedule or the Updated Disclosure Schedule, as applicable, and Schedules 10.2.1 and Section 10.2.13 as necessary.

10.3Additional Representations and Warranties of Century as of the License Opt-In.  Century additionally represents and warrants to BMS, except, subject to Section 10.4, as set forth in the Updated Disclosure Schedule for a Collaboration Program:

10.3.1Century and its Affiliates have conducted, and its and their respective subcontractors and consultants have conducted, all development under the applicable Research Plan and Century Work Plan, including any and all activities related to the Development Candidates, Licensed Development Candidates and Products, in accordance with all Law, in each case in all material respects.

10.3.2As of the applicable date that BMS exercises the License Opt-In for a Collaboration Program, Century has made available to BMS all Century Know-How regarding the safety or efficacy of any Development Candidate or Licensed Development Candidate in its possession or control that are the subject of such Collaboration Program.

10.3.3Each applicable Data Package is complete and correct in all material respects.

10.3.4(a) Century has screened itself, its Affiliates and its and their respective officers and directors (and its and their respective consultants and subcontractors and their respective officers and directors) against the Exclusions Lists and none of the foregoing Persons are on the Exclusions List; and (b) Century, its Affiliates and any Third Party subcontractors performing on Century’s behalf hereunder are not, and each of them have not employed or otherwise used in any capacity in performing any portion of the activities hereunder, the services of any Person, including any employee, officer, director, consultant or subcontractor, who is (or with respect to clause (i), has been), (i) on the Exclusions List or in Violation or otherwise debarred under U.S. law (including Section 21 U.S.C. §335a) or any foreign equivalent thereof or (ii) the subject of an FDA debarment investigation or proceeding (or similar proceeding by any Regulatory Authority outside the U.S.).

During the period from the date of delivery of a Data Package for a Collaboration Program, as applicable, until the later of (a) the date BMS exercises the applicable License Opt-In and (b) the expiration of the applicable License Opt-In Period, Century shall promptly notify BMS in writing if any of the representations and warranties set forth in this Section 10.3 are no longer true and correct and shall update the Updated Disclosure Schedule to reflect any such changes.

10.4Updated Disclosure Schedule.  The Parties agree that any disclosure made by Century pursuant to an Updated Disclosure Schedule shall not be deemed to amend or supplement the Initial Disclosure Schedule or any earlier Updated Disclosure Schedule for any purpose hereunder, including for purposes of the indemnification provisions under Section 12.1.  For the avoidance of doubt, an exception made by Century in the Updated Disclosure Schedule shall not cure a deficiency in the Initial Disclosure Schedule or any prior Updated Disclosure Schedule.  Century acknowledges and agrees that any disclosure made in an Updated Disclosure Schedule cannot cure a breach of any covenant or obligation of Century hereunder, including Section 10.5, and no disclosure made in any Updated Disclosure Schedule that relates to or reflects any such breach by Century shall be deemed to qualify any representation or warranty hereunder.

10.5Additional Covenants of Century.  From and after the Effective Date:

10.5.1Century (a) shall not, and shall cause its Affiliates not to, misappropriate any Know-How of a Third Party, and (b) shall [***] disclose to BMS all of its Knowledge concerning (i) any issued Patent that it believes may be asserted to be infringed, (ii) any Patent application that it believes may be asserted to be infringed if such application were to issue as a published Patent and (iii) any other intellectual property rights of a Third Party that it believes may be asserted to be infringed, in each case of clause (a) or (b) in connection with the development or manufacture of the Development Candidates or Licensed Development Candidates;

10.5.2Century shall not, and shall cause its Affiliates not to, subject to Section 9.8.1, enter into any agreement, whether written or oral, with respect to, any of the Development

Candidates, Licensed Development Candidates or Products that is inconsistent with or otherwise diminishes the rights and licenses granted to BMS and its Affiliates hereunder or otherwise assign, transfer, license, convey or otherwise encumber (including by granting any covenant not to sue with respect to) any of the Development Candidates, Licensed Development Candidates or Products;

10.5.3Century shall not, and shall cause its Affiliates not to, use any funds from the federal government of the United States or any agency thereof to fund, directly or indirectly, any activities with respect to Development Candidates, Licensed Development Candidates or Products hereunder, in whole or in part;

10.5.4Century shall not, and shall cause its Affiliates not to, knowingly use any Know-How or regulatory documentation that is not Controlled by Century in connection with the conduct of the applicable Research Plan, Century Work Plan or any of its other activities under this Agreement;

10.5.5Century shall, and shall cause its Affiliates to, maintain the Patents within the Licensed IP (or, with respect to any Licensed IP in-licensed by Century or any of its Affiliates pursuant to a Century Third Party Agreement, its rights and interest therein), free of any encumbrance, lien or claim of ownership by any Third Party in all material respects;

10.5.6Century shall not, and shall cause its Affiliates not to, (a) commit any acts or permit the occurrence of any omissions that would cause any material breach or termination of any Century Third Party Agreement or (b) amend or otherwise modify or permit to be amended or modified, any Century Third Party Agreement in a manner that would adversely affect, or would reasonably be expected to adversely affect, the rights licensed by Century to BMS under this Agreement;

10.5.7Century shall, and shall cause its Affiliates to, ensure that the Exploitation of each of the Development Candidates and Products will not be subject to any other license or agreement to which Century or any of its Affiliates is a party, except to the extent permitted under Section 9.8.1 with respect to the Century Third Party Agreements and Section 9.8.2 with respect to Century Collaboration IP Agreements;

10.5.8Each Data Package delivered by Century hereunder shall be complete and correct in all material respects; and

10.5.9To the extent necessary or reasonably useful for BMS to Exploit Development Candidates, Licensed Development Candidates and Products, on BMS’s request, Century shall use good faith efforts to [***] such that the licenses granted to Century or its Affiliates [***] to BMS to Exploit Development Candidates, Licensed Development Candidates and Products.  For the avoidance of doubt, if Century does not [***] as described in the foregoing sentence, and BMS or any of its Affiliates [***].

10.6Covenants of BMS.  From and after the Effective Date and notwithstanding the rights granted under Section 5.4.2, BMS shall not, and shall cause its Affiliates and Sublicensees not to, [***].

10.7Warranty Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY PATENTS, KNOW-HOW, LICENSES, TECHNOLOGY, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

ARTICLE 11.

TERM AND TERMINATION

11.1Term and Expiration.  The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless terminated earlier pursuant to this Article 11, shall expire on a Product-by-Product basis upon the expiration of all payment obligations under Article 7.  After expiration of the Royalty Term for a Product in a country, all licenses granted by Century to BMS under this Agreement for such Product in such country shall be deemed to be fully paid-up, royalty-free, perpetual and irrevocable licenses.  For clarity, upon the expiration of the Term for a Product, the grants in Section 5.4.2 shall become fully-paid, royalty-free, perpetual and irrevocable in their entirety with respect to such Product.

11.2Termination by BMS.  BMS shall have the right, in its sole discretion, to terminate (a) this Agreement in its entirety, or (b) this Agreement on a Collaboration Program-by-Collaboration Program basis, in each case of (a) or (b), without cause at any time during the Term, by giving Century [***] prior written notice.  In such event, Century shall use reasonable efforts to wind down its efforts under the applicable Collaboration Program (if applicable) and BMS shall remain responsible for all obligations incurred pursuant to Article 7 prior to the effective date of such termination.

11.3Termination for Cause.

11.3.1If either Party (the “Breaching Party”) materially breaches any of its material obligations under this Agreement, in addition to any other right and remedy the other Party (the “Non-Breaching Party”) may have, the Non-Breaching Party may terminate this Agreement by providing [***] (the “Notice Period”) prior written notice (the “Termination Notice”) to the Breaching Party and specifying the breach and its claim of right to terminate; provided that (a) the termination shall not become effective at the end of the Notice Period if the Breaching Party cures the breach specified in the Termination Notice during the Notice Period (or, if such breach cannot be cured within the Notice Period, if the Breaching Party commences actions to cure such breach within the Notice Period and thereafter diligently continues such actions), and (b) if the Breaching Party initiates a dispute resolution procedure under Section 13.5 as permitted under this Agreement during the Notice Period to dispute the existence of the breach for which termination is being sought and is pursuing such procedure in good faith, the cure period set forth in this Section 11.3.1 shall be tolled and the termination shall become effective only if the final resolution of the dispute through such dispute resolution procedure determines that such breach exists and such breach then remains uncured for [***] after such determination (or, if the breach cannot be cured within such [***] period, if the Breaching Party commences actions to cure such breach within such period and thereafter diligently continues such actions).

11.3.2Notwithstanding Section 11.3.1, if the breach and failure to cure contemplated by Section 11.3.1 is with respect to BMS’s breach of its diligence obligations set forth in Section 6.6 with respect to one (1) or more (but not all) Collaboration Programs, Century shall not have the right to terminate this Agreement in its entirety, but shall have the right to terminate this Agreement solely with respect to the Collaboration Program(s) to which such breach and failure to cure applies.

11.3.3Each Party acknowledges and agrees that termination pursuant to this Section 11.3 shall be a remedy of last resort and may be invoked only in the case where the breach cannot be reasonably remedied by the payment of money damages.

11.4Termination for Bankruptcy.  Either Party may terminate this Agreement, if, at any time, the other Party shall file in any court or agency pursuant to any Law, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, or if the other Party proposes a written agreement of composition or extension of substantially all of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within [***] after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment of substantially all of its assets for the benefit of creditors.

11.5Consequences of Termination.

11.5.1In the event BMS terminates this Agreement or a Collaboration Program under Section 11.2 at will or Century terminates this Agreement under Section 11.3 for BMS’s uncured material breach (in the event the termination is only effective for a particular Collaboration Program, then the following shall apply solely with respect to such Collaboration Program, as the case may be):

(a)Within [***] after the effective date of termination, BMS shall pay all undisputed amounts payable to Century hereunder that have accrued but have not been paid as of the effective date of termination with respect to each Terminated Program and Products with respect to such Terminated Program.

(b)If this Agreement is terminated in its entirety or with respect to a Collaboration Program, then each such terminated Collaboration Program shall cease to be a Collaboration Program and shall thereafter be deemed a Terminated Program under this Agreement.

(c)No later than [***] after the effective date of termination, each Receiving Party shall return to the Disclosing Party or destroy all of the Disclosing Party’s Confidential Information (including all copies thereof) that are in such Party’s possession; provided, however, that the Receiving Party may retain one archival copy of the Disclosing Party’s Confidential Information in its confidential files solely for purposes of identifying its continuing obligations under this Agreement with respect thereto.

(d)Century shall be free to Exploit the Terminated Program without payment of any kind to BMS, if (i) no Licensed Development Candidate or Product from such

Terminated Program incorporates or is covered or claimed by any Collaboration IP controlled by BMS or any of its Affiliates or BMS Background Patents or BMS Background Know-How, (ii) Initiation of a Pivotal Clinical Trial for a Product from such Terminated Program has not occurred, and (iii) either (A) BMS did not terminate such Terminated Program as a result of safety concerns with respect to such Terminated Program [***] (each Licensed Development Candidate or Product from such Collaboration Program that satisfies clauses (i) through (iii) a “Reverted Product”) [***].

(e)For each Reverted Product:

(i)BMS shall provide to Century all data and information generated under such Terminated Program during the Term necessary or reasonably useful for Exploitation of such Reverted Product and assign (or, if applicable, cause its Affiliate to assign) to Century all of BMS’s (and such Affiliate’s) entire right, title and interest in and to all such data and information.

(ii)To the extent requested by Century, BMS shall transfer to Century all Approvals for the Reverted Products as well as all associated regulatory files.  BMS shall also transfer to Century control of the global safety database and all of BMS’s files related thereto, along with access to, and the right to receive directly from the source, all source materials relating thereto that are not otherwise available to the public.  Each Party shall cooperate with the other Party to provide all reasonable assistance and take all actions reasonably requested by the other Party that are necessary or desirable to enable the other Party to comply with any Law in effecting the transfers pursuant to this Section 11.5.1(e)(ii) including 21 C.F.R. Part 314.72.

(iii)At Century’s request, BMS shall sell to Century such portion of BMS’s inventory of the Reverted Product at a price equal to one hundred percent (100%) of BMS’s Manufacturing Costs.

(f)If the Terminated Program involves a Licensed Development Candidate or Product that incorporates or is covered or claimed by any Collaboration IP controlled by BMS or any of its Affiliates or BMS Background Patents or BMS Background Know-How, then at Century’s election, exercisable by written notice within [***] after the effective date of termination by BMS Section 11.2 at will or Century under Section 11.3, the Parties will negotiate in good faith (but without any obligation to enter into an agreement) a license or sublicense (including financial terms reflecting the net present value of such a (sub)license and other reasonable and customary terms), as applicable, under all (or, as elected by Century, certain of) BMS Background Patents (solely to the extent owned by BMS or any of its Affiliates) and BMS Background Know-How (but solely to the extent owned by BMS or any of its Affiliates), and BMS’s interest in the Collaboration Patents and Collaboration Know-How that are necessary or reasonably useful to make, have made, use, sell, offer for sale or import any pharmaceutical product containing such Development Candidate.

11.6[***]

11.6.1[***];

11.6.2[***];

11.6.3[***];

11.6.4[***];

11.6.5[***]; and

11.6.6for clarity, all other rights of BMS under this Agreement shall survive.

11.7Effect of Expiration or Termination Generally; Survival.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.  Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including the obligation to pay amounts earned under this Agreement prior to such expiration or termination.  Termination of this Agreement is without prejudice to any of the other rights and remedies conferred on the non-breaching Party by this Agreement or under law or equity, including with respect to payment of any amounts by the non-breaching Party to the breaching Party after termination by the non-breaching Party pursuant to this Article 11.  The provisions set forth in Sections 4.2.2, 4.2.3 (for final accounting), 4.2.4 (for the time period set forth in the last sentence of Section 4.2.2), 4.7.3, 5.2, 5.4.2 through 5.4.4 (only in the event of the expiration of this Agreement) 5.6, 5.8, the first two sentences of 6.1.1 (only in the event of the expiration of this Agreement), 6.2.2 (the third through fifth sentences only for final accounting), 6.5.1 (only in the event of the expiration of this Agreement), 7.7 through 7.12 (for final accounting), 8.1 through 8.5, 9.1 through 9.2, 9.6, 10.7, 11.5, 11.7, 13.2 through 13.7, and 13.9 through 13.15 and Articles 1 (to the extent required to give effect to the provisions set forth in this Section 11.7) and 12 (other than Section 12.5) shall survive any expiration or termination of this Agreement or, with respect to a particular Collaboration Program, termination of such Collaboration Program, for the time periods set forth therein and if no time period is specified, then indefinitely.

ARTICLE 12.

INDEMNIFICATION

12.1Indemnification by BMS.  BMS shall indemnify, defend and hold harmless Century and its Affiliates, and its and their respective directors, officers, employees, agents, successors and assigns (collectively, the “Century Indemnitees”), from and against any and all Damages arising out of any Claim to the extent arising out of or relating to:

(a)the gross negligence or willful misconduct of BMS or its Affiliates or its or their respective directors, officers, employees or agents, in connection with BMS’s performance of its obligations under this Agreement;

(b)any breach by BMS of any of its representations and warranties or covenants, agreements or obligations under this Agreement; or

(c)the Exploitation of a Product by BMS or any of its Affiliates in the Territory;

in each case of (a)-(c), provided, however, that such indemnity shall not apply to those Damages (x) for which Century has (or would have if the Century Indemnitee were a BMS Indemnitee) an indemnification obligation pursuant to Sections 12.2(a) through 12.2(f), as to which Damages each Party shall indemnify the Century Indemnitees or the BMS Indemnitees, as applicable, to the extent of its respective liability for such Damages or (y) arising from the negligence on the part of any Century Indemnitee under this Agreement.

12.2Indemnification by Century.  Century shall indemnify, defend and hold harmless BMS, its Affiliates and its and their respective directors, officers, employees, agents, successors and assigns (collectively, the “BMS Indemnitees”), from and against any and all Damages arising out of any Claim to the extent arising out of or relating to:

(a)the gross negligence or willful misconduct of Century or its Affiliates or its or their respective directors, officers, employees or agents, in connection with Century’s performance of its obligations under this Agreement;

(b)any breach by Century of any of its representations and warranties or covenants, agreements or obligations under this Agreement;

(c)the performance by or on behalf of Century of its activities under any Research Plan, Century Work Plan or manufacturing under this Agreement;

(d)the misappropriation by Century or its Affiliates of any Third Party Know-How;

(e)infringement of Patents of a Third Party arising from the practice of the Century Platform Technology; or

(f)the Exploitation of a Product from a Terminated Program by Century or any of its Affiliates;

in each case of (a)-(f), provided, however, that such indemnity shall not apply to those Damages (x) for which BMS has (or would have if the BMS Indemnitee were a Century Indemnitee) an indemnification obligation pursuant to Section 12.1(a) or Section 12.1(b), as to which Damages each Party shall indemnify the Century Indemnitees or the BMS Indemnitees, as applicable, to the extent of its respective liability for such Damages or (y) arising from the negligence on the part of any BMS Indemnitee under this Agreement.

12.3Procedure.  In order for a Party claiming indemnity under this Article 12 (the “Indemnified Party”) to be entitled to any indemnification provided for under this Article 12, the Indemnified Party shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) within [***] after learning of the Claim for which indemnity is being sought (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a Claim shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure or delay to give such notice).  Subject to Section 9.5, if the Indemnifying Party is not contesting the indemnity obligation, the Indemnified Party shall permit the Indemnifying Party to control and assume the defense of any litigation relating to such claim and disposition of any such Claim unless the

Indemnifying Party is also a party (or likely to be named a party) to the proceeding in which such claim is made and the Indemnified Party gives notice to the Indemnifying Party that it may have defenses to such claim or proceeding that are in conflict with the interests of the Indemnifying Party, in which case the Indemnifying Party shall not be so entitled to assume the defense of the case.  If the Indemnifying Party does assume the defense of any Claim, it (a) shall act diligently and in good faith with respect to all matters relating to the settlement or disposition of any Claim as the settlement or disposition relates to the Persons being indemnified under this Article 12, (b) shall cause such defense to be conducted by counsel reasonably acceptable to the Indemnified Party, (c) shall keep the Indemnified Party reasonably advised of the status of such Claim and the defense thereof and shall consider recommendations made by the Indemnified Party with respect thereto and (d) shall not settle or otherwise resolve any Claim without prior notice to the Indemnified Party and the consent of the Indemnified Party in its sole discretion if such settlement (i) involves anything other than the payment of money by the Indemnifying Party, (ii) will result in the Indemnified Party (or other Century Indemnitees or BMS Indemnitees, as applicable) becoming subject to injunctive or other similar type of relief, (iii) requires an admission by the Indemnified Party (or other Century Indemnitees or BMS Indemnitees, as applicable) or (iv) if Century is the Indemnifying Party, adversely affect the rights or licenses granted to BMS (or its Affiliate) under this Agreement.  The Indemnified Party shall reasonably cooperate with the Indemnifying Party in its defense of any claim for which the Indemnifying Party has assumed the defense in accordance with this Section 12.3, and, subject to Section 9.5, shall have the right (at its own expense, unless (x) the employment thereof has been specifically authorized in writing by the Indemnifying Party in writing or (y) the interests of the applicable Indemnified Party and the Indemnifying Party with respect to such Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under Law, ethical rules or equitable principles) to be present in person or through counsel at all legal proceedings giving rise to the right of indemnification.  Subject to Section 9.5, so long as the Indemnifying Party is diligently defending the Claim in good faith, the Indemnified Party shall not settle any such Claim without the prior written consent of the Indemnifying Party in its sole discretion.  If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against and consent to the entry of any judgment or enter into any settlement with respect to the Claim subject to the consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed), and (b) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Article 12.  If the Parties cannot agree as to the application of Section 12.1 or Section 12.2, as applicable, to any claim, pending resolution of the dispute pursuant to Section 13.5, subject to Section 9.5, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 12.1 or Section 12.2, as applicable, upon resolution of the underlying claim.  In each case, subject to Section 9.5, the Indemnified Party shall reasonably cooperate with the Indemnifying Party, and shall make available to the Indemnifying Party all pertinent information under the control of the Indemnified Party, which information shall be subject to Article 8.

12.4LIMITATION OF LIABILITY.  EXCEPT FOR (A) A BREACH BY CENTURY OF ITS OBLIGATIONS UNDER SECTION 5.7; (B) A BREACH BY EITHER PARTY OF ARTICLE 8; (C) DAMAGES THAT ARE DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LIABLE PARTY (INCLUDING GROSS NEGLIGENCE OR WILLFUL BREACH WITH RESPECT TO THE MAKING OF A PARTY’S

REPRESENTATIONS AND WARRANTIES IN ARTICLE 10), OR (D) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 12, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, OR ANY CLAIMS FOR LOST PROFITS, SALES, REVENUES OR OPPORTUNITIES, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (OR THE EXERCISE OF ITS RIGHTS HEREUNDER) UNDER ANY THEORY OF LIABILITY, AND REGARDLESS OF ANY NOTICE OR KNOWLEDGE OF THE POSSIBILITY OF SUCH DAMAGES.

12.5Insurance.  Each Party shall have and maintain such type and amounts of insurance covering its activities hereunder as is reasonable under the circumstances, including insurance as is: (a) normal and customary in the research-based pharmaceutical industry generally for parties similarly situated; and (b) otherwise required by Law.  Each of the foregoing policies of Century shall be primary to any liability insurance carried by BMS, which BMS insurance shall be excess and non-contributory for claims and losses arising out of the performance of the Agreement.  In the case of BMS (but not Century), all of such insurance coverage may be maintained through a self-insurance plan.  Certificates evidencing at least the above-required insurance coverage shall be submitted by each Party within [***] after the Effective Date and prior to each renewal or replacement period and shall bear a certification that the coverage specified therein will not be canceled or terminated without at least [***] prior written notice to the other Party.  Such policies shall remain in effect throughout the Term and shall not be canceled without the prior authorization of the other Party.  Maintenance of such insurance coverage shall not relieve a Party of any responsibility under this Agreement for damages in excess of insurance limits or otherwise.

ARTICLE 13.

MISCELLANEOUS

13.1Force Majeure.  Neither Party shall be held liable to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, sabotage, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, epidemics, pandemics, fire, floods, earthquake, or other acts of God, or acts, omissions or delays in acting by any governmental authority, and that is not caused by the gross negligence or intentional misconduct of such Party (each such event or cause referred to as “Force Majeure”).  The affected Party shall notify the other Party in writing of such Force Majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such Force Majeure circumstances and resume performance of its obligations under this Agreement.  If circumstances constituting Force Majeure exist for more than [***], the Parties shall meet to discuss and agree upon a resolution to the problem, if practicable.  The foregoing notwithstanding, nothing herein shall require a Party to settle on terms unsatisfactory to such Party any strike, lock-out or other labor difficulty, or any investigation or proceeding by any public authority, or any litigation by any Third Party.

13.2Assignment.  Except as provided in this Section 13.2, neither Party may assign or otherwise transfer this Agreement or any right or obligation hereunder, without the prior written consent of the other Party in its sole discretion.  Notwithstanding the foregoing, (a) either Party may, without the consent of the other Party, assign this Agreement to: (i) an Affiliate of such Party; or (ii) its successor in interest in connection with a Change of Control; (b) BMS may, without the consent of Century, (i) perform any or all of its obligations under this Agreement through any of its Affiliates or sublicensees or distributors, (ii) exercise any or all of its rights under this Agreement through any of its Affiliates or sublicensees and (iii) assign this Agreement or any of its rights or obligations hereunder in whole or in part in connection with a sale, disposition or other transfer of the assets relating to a Product or a Collaboration Program, and (c) Century may, with the prior written consent of BMS (such consent not to be unreasonably withheld, conditioned or delayed), assign this Agreement in connection with a sale, disposition or other transfer of the assets relating to the Collaboration Programs after the later of completion of the last Century Work Plan and successful completion of the last Manufacturing Technology Transfer with respect to the Collaboration Programs; provided, however, that in the case of assignment (A) to an Affiliate, or (B) to a Third Party other than a company similarly situated to the assigning Party, the assigning Party shall, notwithstanding such assignment, remain responsible for the performance of such Affiliate or such Third Party, as applicable, under this Agreement.  Any attempted assignment not in accordance with this Section 13.2 shall be null and void and of no legal effect.  The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

13.3Notices.  All notices that are required or permitted hereunder shall be in writing and sufficient if (a) delivered personally, (b) sent by internationally recognized express courier or (c) sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Century, to:	Century Therapeutics, Inc. 3675 Market Street Philadelphia, PA 19104 Attention: Legal
With a copy to (and which shall not constitute notice to Century):	Troutman Pepper Hamilton Sanders LLP 3000 Two Logan Square Eighteenth and Arch Streets Philadelphia, PA 19103 Attention: Rachael Bushey and Timothy Atkins
If to BMS, to:	Bristol-Myers Squibb Company Route 206 and Province Line Road Princeton, NJ 08543-4000 Attention: Executive Vice President, Corporate Strategy and Business Development

With a copy to:	Bristol-Myers Squibb Company Route 206 and Province Line Road Princeton, NJ 08543-4000 Attention: SVP & Associate General Counsel, Transactions

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such notice shall be deemed to have been given: (i) when delivered, if personally delivered on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (ii) on the Business Day of scheduled delivery, if sent by internationally recognized express courier; or (iii) on the earlier of actual receipt or the fifth Business Day following the date of mailing, if sent by mail in accordance with clause (c).

13.4Governing Law; Jurisdiction; Service

13.4.1Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction; provided that all questions concerning (a) inventorship and ownership of Patents under this Agreement shall be determined in accordance with Section 9.2 and (b) the construction or effect of Patents shall be determined in accordance with the laws of the country or other jurisdiction in which the particular Patent has been filed or granted, as the case may be.  The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

13.4.2Jurisdiction.  Subject to Section 5.3.2, Section 5.7.5, Section 11.7, Section 13.5 and Section 13.13, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts.  The Parties irrevocably and unconditionally waive their right to a jury trial.

13.4.3Venue.  The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of New York and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

13.4.4Service.  Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 13.3 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

13.5Dispute Resolution.

13.5.1Disputes.  [***], the Parties shall negotiate in good faith and use reasonable efforts to amicably settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof that is outside the scope of authority of the JSC, and except for any Excluded Claims (each, a “Dispute”).  Either Party shall have the right to refer any Dispute to the CEO of Century and the Executive Vice President, Research and Early Development of BMS (or their respective designees) who shall attempt in good faith to resolve such Dispute over a period of [***], and if the Parties are thereafter unable to resolve such Dispute, either Party may, at its sole discretion, seek resolution of such matter in accordance with Section 13.5.2.

13.5.2Arbitration.

(a)Generally.  If the Parties do not fully settle any Dispute within [***] of referring such matter to the executive officers pursuant to Section 13.5.1, then the Dispute shall be resolved through arbitration pursuant to this Section 13.5.2, the results of which shall be binding upon the Parties.

(b)Arbitration Procedure.  Any arbitration pursuant to this Section 13.5.2 will be held in New York, New York, United States unless another location is mutually agreed by the Parties.  The arbitration will be conducted under the auspices of the American Arbitration Association (“AAA”) by a panel of three (3) arbitrators pursuant to AAA’s Commercial Arbitration Rules then in effect.  The award of the arbitrators shall be the sole and exclusive remedy of the Parties, except for those remedies that are set forth in this Agreement or that apply to a Party by operation of the applicable provisions of this Agreement, and the Parties hereby expressly agree to waive the right to appeal from the decisions of the arbitrators, and there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrators.  Judgment on the award rendered by the arbitrators may be enforced in any court having competent jurisdiction thereof.

(c)Arbitration Costs.  Each Party shall bear its own attorneys’ fees, costs and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator; provided, however, that the arbitrators, in their award, shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, transcripts, photocopy charges and travel expenses) or the fees and costs of the arbitrators.

(d)Confidentiality.  All proceedings and decisions of the arbitrators shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 8.

(e)Award; Cumulative Remedies.  Notwithstanding the provisions of Sections 13.5.2(a) and 13.5.2(b), either Party may bring an action in any court having jurisdiction to enforce an award rendered pursuant to Sections 13.5.2(a) and 13.5.2(b).  The Parties further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Law.

(f)Pending Final Resolution.  Until final resolution of the Dispute in accordance with this Agreement, (i) this Agreement will remain in full force and effect; and (ii) the time periods for cure as to any termination will be tolled.  The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if a final determination is made in accordance with this Agreement that such payments are not due.

(g)Injunctive Relief.  Either Party may apply to the arbitrators or, for good cause, to the AAA for the appointment of an emergency arbitrator pursuant to the AAA’s Commercial Arbitration Rules then in effect, for consideration of interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of such Party pending the arbitration award.

(h)As used in this Section 13.5, the term “Excluded Claim” means a dispute, controversy or claim between the Parties to the extent it concerns (i) the scope, validity, enforceability, inventorship or infringement of Patents; or (ii) compliance by the Parties with any Laws governing antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

13.6Entire Agreement; Amendments.  This Agreement, together with the Exhibits and Schedules hereto, constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersedes and cancels all previous express or implied agreements, and understandings, negotiations, writings and commitments, either oral or written, in respect of the subject matter hereof; provided that all information for which either Party had non-disclosure and non-use obligations pursuant to that certain Confidentiality Agreement between Century and BMS dated March 4, 2019, as amended February 28, 2021 (the “Pre-Existing CDA”) shall be considered Confidential Information under this Agreement and such obligated Party shall, except as otherwise set forth in Section 8.1, be considered the Receiving Party under this Agreement with respect to such Confidential Information, and any inventions (if any) made by the Parties in the course of evaluating or discussing the collaboration hereunder prior to the Effective Date (including in the course of generating the Initial Research Plans) shall be deemed inventions arising from the conduct of the applicable Initial Research Plan.  The Exhibits and Schedules to this Agreement are incorporated herein by reference and are part of this Agreement.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties.

13.7Independent Contractors.  It is expressly agreed that Century and BMS shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency, and neither Party will treat the relationship between the Parties as a partnership, joint venture or other entity for any purposes.  Neither Century nor BMS shall have the authority to make any statements, representations or commitments of any kind on behalf of, or otherwise bind or obligate the other Party, without the prior written consent of such other Party in its sole discretion.

13.8Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as are reasonably necessary to carry out the purposes and intent of this Agreement.

13.9Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.  To the fullest extent permitted by applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.

13.10Waiver.  No waiver or release of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by the waiving Party.  The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation.  Waiver of any provision hereunder or of any breach of any provision hereof shall not be deemed to be a continuing waiver or a waiver of any other breach of such provision (or any other provision) on such occasion or any succeeding occasion.

13.11Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

13.12Interpretation.  The captions to the Articles and Sections of this Agreement are included only for convenience of reference and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.  Any reference in this Agreement to an Article, Section, subsection, clause, Exhibit or Schedule shall be deemed to be a reference to an Article, Section, subsection, clause, Exhibit or Schedule, of or to, as the case may be, this Agreement, unless otherwise indicated.  In this Agreement, unless the context requires otherwise, (a) the words “including,” “include,” “includes,” “such as” and “e.g.” shall be deemed to be followed by the phrase “without limitation” or like expression, whether or not followed by the same; (b) references to the singular shall include the plural and vice versa; (c) references to masculine, feminine and neuter pronouns and expressions shall be interchangeable; (d) the words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (e) the word “or” is used in the inclusive sense that is typically associated with the phrase “and/or”, unless the context is clear that only one of the options described may apply; (f) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (g) all references to “dollars” or “$” herein shall mean Dollars; (h) the phrases “non-refundable, non-creditable” or “non-refundable and non-creditable” shall not prohibit, limit or restrict either Party’s right to obtain damages in connection with a breach of this Agreement; (i) all references to “costs” or “expenses” individually shall mean “costs and expenses” and (j) a capitalized term not defined herein but reflecting a different part of speech from that of a capitalized term which is defined herein shall be interpreted in a correlative manner.

13.13Non-Solicitation.  During the period beginning on the Effective Date and ending one (1) year after the completion of successful Manufacturing Technology Transfer for the last Collaboration Program hereunder, each Party shall not, except with the express written permission of the other Party, directly or indirectly (a) solicit or entice, directly or indirectly, any employee of the other Party to this Agreement with whom it comes into contact as a result of the activities governed by this Agreement to be employed or contracted by it or any other Person, or (b) approach any such employee for such purpose, or authorize or approve the taking of such action by any other person.  The foregoing will not prevent a Party from employing any such employee who contacts such Party on his or her own initiative without any direct or indirect solicitation by or encouragement from such Party.  General advertising not directed at any specific employee will not be deemed a solicitation and hiring of employees solicited in this manner will not be a breach of this Agreement.  The Parties acknowledge that damages for any actual or anticipated breach of this provision may be difficult or impossible to measure and therefore agree that in addition to any other legal or equitable rights, that the non-breaching Party shall be entitled to seek temporary or permanent injunctive relief to enforce the terms hereof, all without notice or bond.

13.14Counterparts.  The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.15No Third Party Beneficiaries.  The Parties agree that no provision of this Agreement shall be for the benefit of, or shall be enforceable by any Third Party, including any creditor of either Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Research Collaboration and License Agreement to be executed by their duly authorized representatives as of the Effective Date.

BRISTOL-MYERS SQUIBB COMPANY		CENTURY THERAPEUTICS, INC.

By:	/s/ Elizabeth Mily	By:	/s/ Osvaldo Flores, Ph.D.

Name:	Elizabeth Mily	Name:	Osvaldo Flores, Ph.D.

Title:	Executive Vice President, Strategy and Business Development	Title:	President and Chief Executive Officer